SECOND AMENDED AND RESTATED
LOAN AND SERVICING AGREEMENT
Dated as of November 15, 2013
among
DT WAREHOUSE II, LLC,
as Borrower
DT CREDIT COMPANY, LLC,
as Servicer
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Paying Agent and Securities Intermediary
and
SANTANDER CONSUMER USA INC.,
as Lender and Backup Servicer

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

ii

EXHIBITS AND SCHEDULES
EXHIBIT A        Credit and Collection Policy
EXHIBIT B        Form of Borrowing Request
EXHIBIT C        Form of Monthly Report
EXHIBIT D        Form of Contract
EXHIBIT E        List of Offices of Borrower where Records are Kept
EXHIBIT F        List of Lock-Boxes, Lock-Box Processors; Depository Accounts; and
            Depository Account Banks
EXHIBIT G        List of Closing Documents
EXHIBIT H        Form of Prepayment Notice
EXHIBIT I        Form of Notice of Exclusive Control
EXHIBIT J        Form of Note
EXHIBIT K        Form of Borrowing Base Certificate
EXHIBIT L        Master Agency Agreement
EXHIBIT M        Form of Residual Asset Conveyance Agreement
EXHIBIT N        Form of Distribution Conveyance Agreement
EXHIBIT O        [Reserved]
SCHEDULE I        [Reserved]
SCHEDULE II    Notice Addresses
SCHEDULE III    Approved Sub-servicers
SCHEDULE IV    Contract Debtor Documents

SECOND AMENDED AND RESTATED
LOAN AND SERVICING AGREEMENT
This SECOND AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT, dated as of November 15, 2013 is among DT WAREHOUSE II, LLC, a Delaware limited liability company, as Borrower, DT CREDIT COMPANY, an Arizona limited liability company, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Paying Agent and Securities Intermediary, and SANTANDER CONSUMER USA INC., as Lender and Backup Servicer. Capitalized terms used herein shall have the meanings specified in Section 1.01.
PRELIMINARY STATEMENTS
WHEREAS, the Borrower, the Servicer, the Lender, the Backup Servicer, the Securities Intermediary and the Paying Agent entered into that certain Amended and Restated Loan and Servicing Agreement dated as of December 31, 2012, as amended by that certain Amendment No. 1, dated February 14, 2013 (collectively, as amended “Loan and Servicing Agreement”);
WHEREAS, on May 9, 2011 the Revolving Loan Commitment Termination Date occurred and on December 28, 2011 the Demand Note Guaranty (defined below) was terminated and released;
WHEREAS, as provided herein, the parties hereto have agreed to amend and restate the Loan and Servicing Agreement as described below;
NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Accepted Servicing Practices” means, with respect to any Contract, the servicing practices of the Servicer described in the Credit and Collection Policy.
“Account Bank” means each of the Depository Account Bank and the Securities Intermediary.
“Accounting Period” means a calendar month.
“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period.
“Advance Rate (Revolving Loans)” means 70.0%.

“Advance Rate (Term Loans)” means prior to and including the date which is the last calendar day of the month in which the Term Loan Commitment Termination Date occurs, (a) with respect to (or in reference to) any GFC Indirect Contract, the lesser of (i) 95% of the outstanding advance for such GFC Indirect Contract and (ii) 75% of the aggregate principal balance for the Contracts underlying such GFC Indirect Contract, (b) with respect to any Eligible Contract other than a GFC Indirect Contract or GFC Eligible Contract, 75.0%, (c) with respect to any GFC Eligible Contract, the lesser of 75.0% of the Purchase Percentage for such GFC Eligible Contract and 75.0%, and (d) on the Maturity Date, 0.0%.
For purposes of this definition of “Advance Rate (Term Loans)”, the term “Purchase Percentage” means, with respect to any GFC Eligible Contract, the percentage equivalent of a fraction equal to (a) the numerator of which equals the purchase price paid for such GFC Eligible Contract and (b) the denominator of which equals the Principal Balance of such GFC Eligible Contract at the time of acquisition.
“Adverse Claim” means a Lien other than any Permitted Lien.
“Affected Party” means SCUSA, individually and in its capacity as the Lender and the parent company that controls SCUSA.
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 30% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Aggregate Commitment” means, at any time, the sum of the Commitment (Revolving Loans) and Commitment (Term Loans).
“Agreement” means this Loan and Servicing Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Alternative Rate” means, with respect to a Revolving Loan on any day, an interest rate per annum equal to the Adjusted LIBO Rate; provided, however, during the occurrence and continuance of a LIBOR Disruption Event, the Alternative Rate shall be an interest rate per annum equal to the Base Rate.
“Amount Financed” means, with respect to a Contract, the aggregate amount originally advanced under such Contract toward the purchase price of the Financed Vehicle and any related costs (exclusive of any Optional Contract Debtor Insurance).
“Annual Percentage Rate” or “APR” means, with respect to a Contract, the annual percentage rate of finance charges stated in such Contract.

“Approved Indebtedness” means any Indebtedness of DTAC and/or DTAG that satisfies all of the following criteria:
(i)    such Indebtedness is subordinated in right of payment to all senior secured Indebtedness of DTAC and/or DTAG and, if such Indebtedness is secured Indebtedness, the Liens securing such Indebtedness are subordinated to the Liens securing all senior secured Indebtedness of DTAC and/or DTAG; and
(ii)    such Indebtedness has a scheduled maturity date no earlier than 18 months following the Term Loan Commitment Termination Date (as set forth in clause (i) of the definition thereof).
“Approved Sub-servicer” means each Person (i) appointed by the Servicer pursuant to Section 6.01(g) to perform certain of the obligations of the Servicer hereunder, (ii) approved by the Borrower, the Servicer and the Lender and (iii) identified on Schedule III hereto, as such, Schedule III may be amended from time to time with the consent of the Borrower, the Servicer and the Lender.
“Available Cash” means, with respect to the DT Entities On A Consolidated Basis at any date, the sum of (i) all cash on the consolidated balance sheets of the DT Entities On A Consolidated Basis on such date and (ii) all Cash Equivalents then held by the Servicer.
“Available Collateral” means, with respect to a Term Borrowing Base Deficiency, Contracts or Residual Interests owned by DTAC and not otherwise restricted from transfer.
“Available Liquidity” means, with respect to the DT Entities On A Consolidated Basis at any date, the aggregate for such date of (i) all cash of the DT Entities On A Consolidated Basis, (ii) all Cash Equivalents then held by the DT Entities On A Consolidated Basis, (iii) the unused portion of borrowing availability as of such date under the Inventory Facility, (iv) the unused portion of borrowing availability as of such date under each Warehouse Facility reviewed and approved by the Lender (such approval not to be unreasonably withheld or delayed), (v) the unused portion of borrowing availability as of such date under any other asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Lender (such approval not to be unreasonably withheld or delayed), (vi) the unused portion of the amount available to be borrowed as of such date under this Agreement, and (vii) an amount (without duplication) which would be the unused portion of borrowing availability as of such date under any asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Lender (such approval not to be unreasonably withheld or delayed) if all unencumbered Contracts or Contracts which are available to be released and transferred to the applicable borrower as collateral thereunder (without causing an event of default under any applicable facility) were released and so transferred.
“Backup Servicer” means Santander Consumer USA Inc., in its capacity as Backup Servicer pursuant hereto, or such other Person as may be approved by the Lender.

“Backup Servicing Fee” means, for any Accounting Period, the fees set forth in Section 6.10 hereof.
“Banco Santander” means Banco Santander, S.A., acting through its New York Branch.
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.
“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of: (A) the Prime Rate, and (B) the Federal Funds Rate plus 0.50%.
“Base Revolving Loan Amount” means, at any time prior to the Revolving Loan Commitment Termination Date, $100,000,000 and on and after the Revolving Loan Commitment Termination Date, zero.
“Borrower” means DT Warehouse II, LLC, a Delaware limited liability company, in its capacity as Borrower hereunder, together with its successors and permitted assigns.
“Borrower Information” has the meaning specified in Section 10.11(b) hereof.
“Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement or any other Facility Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the repayment of the Outstanding Revolving Loan Amount and/or Outstanding Term Loan Amount, as applicable, and the payment of Interest, Fees and all other amounts due or to become due from the Borrower under the Facility Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).
“Borrower Representatives” has the meaning specified in Section 10.11(a) hereof.
“Borrowing” means a borrowing of Loans under this Agreement.
“Borrowing Base (Revolving Loans)” means zero.
“Borrowing Base Surplus” means, at any time (i) the excess, if any, of (A) the sum of the Borrowing Base (Term Loans), and the Borrowing Base (Revolving Loans) over (B) the Outstanding Loan Amount, less (ii) all accrued and unpaid Interest and Fees at the time of such distribution, less (iii) any other Borrower Obligations are then due and payable at the time of such distribution.

“Borrowing Base (Term Loans)” means the excess of:
(i)    the product of (a) the applicable Advance Rate (Term Loans) and (b) the sum of (1) the aggregate Principal Balance of all Residual Eligible Contracts, and (2) the aggregate Principal Balance of all Eligible Contracts owned by the Borrower; over
(ii)    the excess of (a) the Residual Debt over (b) the sum of (1) any pledged cash with respect to any of the foregoing Residual Debt and (2) all cash and Cash Equivalents in the Collection Account and all other cash and Cash Equivalents of the Borrower to the extent pledged to secure the Borrower Obligations.
“Borrowing Base Certificate” means the certificate and accompanying computer file (in a format acceptable to the Lender) prepared by the Borrower substantially in the form of Exhibit K attached hereto.
“Borrowing Date” has the meaning specified in Section 2.03(a)(i).
“Borrowing Request” has the meaning specified in Section 2.03(a)(i).
“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York, Minneapolis, Minnesota and, if the term “Business Day” is used in connection with the LIBO Rate, any day on which dealings are carried on in the London interbank market.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capitalized Lease” means a lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capital Lease Obligations.
“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s or R-1 (mid) or the equivalent thereof by DBRS and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or DBRS or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) investments in money market or common trust funds having a rating from each of DBRS, Moody’s and S&P in the highest investment category for short-term unsecured debt obligations or certificates of deposit granted thereby.
“Certificate of Title” means with respect to each Financed Vehicle, the certificate of title (or other evidence of ownership) issued by the department of motor vehicles, or other appropriate governmental body, of the state in which the Financed Vehicle is to be registered showing the Contract Debtor as owner, with a notation of the Originator’s, DTCS’s or GFC Lending, LLC’s first lien or such other status indicated thereon which is necessary to perfect the Originator’s, DTCS’s or GFC Lending, LLC’s security interest in the Financed Vehicle as a first priority security interest, and showing no other actual or possible lien interest in the Financed Vehicle.
“Change of Control” means any of the following: (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock or membership interests of either Parent Company at any time, if after giving effect to such acquisition, Ernest C. Garcia II or an entity or trust affiliated with such individual, collectively, shall own less than 50% of the voting stock and membership interest of each Parent Company or ceases to have the right to elect a majority of the board of directors of either Parent Company; (b) any transaction or series of transactions whereby any Person or Persons acting in concert (other than the Lender and/or its Affiliates) acquire the right, by contract or otherwise, to direct the management and activities of any DT Entity or its Subsidiaries; or (c) the Originator shall cease to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.
“Charged-Off Contract” means a Contract with respect to which any of the following shall have occurred: (i) all, or any part in excess of 10%, of any Scheduled Payment is one hundred and twenty (120) or more delinquent on the last day of a calendar month; (ii) the related Financed Vehicle has been surrendered or repossessed and the redemption period granted the Contract Debtor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed; (iii) which has been settled for less than the Principal Balance; (iv) which has been liquidated by the Servicer through the sale of the Financed Vehicle; (v) for which proceeds have been received which in the Servicer’s reasonable judgment, constitute the final amounts recoverable in respect of such Contract; or (vi) which has been charged-off (or should have been charged-off) in accordance with the Credit and Collection Policy.
“Charged-Off Losses Ratio” means, with respect to any Accounting Period with respect to the Managed Portfolio Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of the Managed Portfolio Contracts which became Charged-Off

Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any such Managed Portfolio Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Managed Portfolio Contracts as of the end of such Accounting Period.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning set forth in Section 2.15.
“Collateral Default Option” has the meaning specified in Section 5.01(q).
“Collection Account” has the meaning set forth in Section 2.20.
“Collections” means, all Contract Collections and all Residual Collections.
“Commitment (Revolving Loans)” means zero.
“Commitment (Revolving Loans) Increase” has the meaning specified in Section 2.04(b).
“Commitment (Term Loans)” means $50,000,000 as such amount in this clause (ii) may be reduced or increased pursuant to Section 2.04.
“Commonly Controlled Entity” means a Person under “common control” (as defined in Section 4001(a)(14) of ERISA) with any DT Entity or their Affiliates.
“Continued Errors” has the meaning specified in Section 6.14.
“Contract” means a retail installment or conditional sale contract, with any Modifications, originated by DriveTime at any time pursuant to which a Contract Debtor has (i) purchased a new or used Motor Vehicle, (ii) granted a security interest in the Motor Vehicle to secure the Contract Debtor’s payment obligations, and (iii) agreed to pay the unpaid purchase price and a finance charge in periodic installments no less frequently than monthly.
“Contract Collateral” has the meaning specified in Section 2.15(a)(i)(J) hereof.
“Contract Collections” means, (i) with respect to any Contract, any and all cash collections and other cash proceeds of such Contract, all Scheduled Payments or other payments or distributions of principal, interest, finance charges, fees, late charges or other amounts collected in respect of such Contract, all Insurance Proceeds, all payments from Contract Rights Payors, all Net Liquidation Proceeds, any Purchase Amounts paid by the Originator to the Borrower in connection with a repurchase of Contracts pursuant to the terms of the Purchase Agreement and any other amounts received by or on behalf of any DT Entity in respect of such Contract and (ii) all Hedge Receipts.
“Contract Debtor” means, with respect to a Contract, the Person that has executed the Contract as a purchaser, and any guarantor, co-signer or other Person obligated to make payments under the Contract.

“Contract Debtor Documents” means, with respect to a Contract, those documents that are identified on Schedule IV attached hereto and made a part hereof.
“Contract Debtor Information” has the meaning specified in Section 10.11(c) hereof.
“Contract Delivery Documents” means, with respect to a Contract, the original Certificate of Title (or, to the extent provided in Section 2.03 of the Custodial Agreement, evidence of application for a Certificate of Title) and the original executed Contract with original Contract Debtor signatures.
“Contract Disposition Transaction” means (i) any sale of Contracts in connection with a Securitization Transaction, a whole loan sale transaction or any other similar transaction or (ii) the distribution of cash or property in respect of the membership interests of the Borrower of Collateral.
“Contract Rights” means, with respect to a Contract, all rights and interests of the Originator (at the time they arise, and before giving effect to any transfer or conveyance under the Purchase Agreement) or the Borrower (after giving effect to the transfers thereunder) in or with respect to (i) such Contract, (ii) the related Financed Vehicle, including any repossessed Financed Vehicle, and in and to any other collateral securing such Contract, including any security deposit; (iii) any Optional Contract Debtor Insurance and any other policies of fire, theft or comprehensive insurance, collision insurance, public liability insurance or property damage insurance maintained with respect to the Financed Vehicle, the Contract, or the Contract Debtor; (iv) all Contract Collections with respect to such Contract, and (v) the originals of all Records relating to the Contracts, including, but not limited to, Contract Debtor Documents, financial statements of Contract Debtors, and all payment reports or records relating to the Contracts.
“Contract Rights Payors” means Persons, other than Contract Debtors, against whom Contract Rights may be asserted.
“Contract Selection Methodology” has the meaning set forth in the Purchase Agreement.
“Contractual Obligation” means as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
“Control Agreement” means an agreement among the Borrower, the Servicer, the Lender and an Account Bank, in such form as the Lender may approve, which provides for the Lender to have “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any account identified therein. The Master Agency Agreement shall be a Control Agreement for purposes of this Agreement.
“Cram Down Loss” means, with respect to a Contract, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on a Contract or otherwise modifying or restructuring Scheduled Payments to be made under such Contract, an amount equal to such reduction in Principal Balance of such Contract or the reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.
“Credit and Collection Policy” means, (i) if DTCC or any Affiliate thereof is the Servicer, the underwriting guidelines and credit and collection policies and practices of the Originator as in effect on the date hereof, a copy of which attached as Exhibit A hereto, as modified from time to time in accordance with the terms of Section 5.03(c) or (ii) if DTCC or any Affiliate thereof is not the Servicer, the customary collection policies and practices of the successor Servicer.
“Cumulative Custodial Report” has the meaning set forth in the Custodial Agreement.
“Cumulative Quarterly Measurement Period” means, for the DT Entities On A Consolidated Basis as of any Quarterly Measurement Date, the period from the beginning of the fiscal year of the Parent Companies and their consolidated Subsidiaries through and including such Quarterly Measurement Date.
“Custodial Agreement” means the Custodial Agreement, dated as of May 10, 2010, among the Borrower, the Servicer, the Custodian and the Lender, as the same shall be modified and supplemented and in effect from time to time.
“Custodial Fees” means, for any Accounting Period, the fees set forth in Section 7 of the Custodial Agreement.
“Custodian” means Wells Fargo Bank, National Association, its successors and permitted assigns under the Custodial Agreement.
“DBRS” means DBRS, Inc.
“Dealer” means a merchant in the business of selling Motor Vehicles to the public in the retail market.
“Debt Rating” means, with respect to any Person at any time, the then current rating by DBRS, S&P or Moody’s of such Person’s long-term public senior unsecured non-credit enhanced debt.
“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States or any State of the United States from time to time in effect affecting the rights of creditors generally.
“Delinquency Measurement Contract” means, as of any date of determination, a Contract, other than a Charged-Off Contract, as to which all or any portion of any Scheduled Payment in excess of 10.00% of such Scheduled Payment is due and unpaid for more than 60 days but less than 121 days.

“Delinquency Measurement Ratio” means, as of any Measurement Date, with respect to the Managed Portfolio Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of all of the Managed Portfolio Contracts which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Managed Portfolio Contracts as of such Measurement Date.
“Demand Note” means that certain Second Amended and Restated Demand Note dated as of the date hereof executed by DTAC in favor of the Borrower, which note has been pledged and assigned to the Lender for the benefit of the Secured Parties pursuant to this Agreement, as such note may be amended, restated, supplemented or otherwise modified from time to time.
“Demand Note Guaranty” means that certain Guaranty, dated as of May 10, 2010, of Ernest C. Garcia II and Verde Investments, Inc. in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.
“Depository Account” means each depositary account, concentration account or other similar account into which Contract Collections are collected or deposited including, for clarity, any non-affiliated payment processing location.
“Depository Account Bank” means a financial institution at which a Depository Account is maintained.
“Distribution Conditions” means, with respect to any such Contract Disposition Transaction pursuant to clause (ii) of the definition thereof, (i) the aggregate Principal Balances of all Pledged Contracts to be distributed shall not exceed the Borrowing Base Surplus, and (ii) such Contract Disposition Transaction shall be made in furtherance of the Borrower’s corporate purpose.
“Distribution Conveyance Agreement” means, with respect to a securitization, a Distribution Conveyance Agreement, in form of Exhibit N hereto, by and among a Financing SPC engaged in a Securitization Transaction, the Originator, Borrower and Lender, together with a standing resolution adopted by the managers or board of directors of the Financing SPC, each to the effect that any amounts received as distributions on with respect to the applicable residual certificates for such Securitization Transaction should be distributed directly to the Collection Account for application in accordance with Section 2.08.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“DriveTime” means the DTAC and its consolidated Affiliates.
“DT Entities On A Consolidated Basis” means, subject to Section 1.04 hereof, with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for the Parent Companies and their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, determined in accordance with GAAP.
“DT Entity” means, individually, DTAC, DTAG, DTCC, DTCS and DTSFC; “DT Entities” means such Persons collectively.

“DTAC” means DT Acceptance Corporation, an Arizona corporation, together with its successors.
“DTAG” means DriveTime Automotive Group, Inc., a Delaware corporation, together with its successors.
“DTCC” means DT Credit Company, LLC, an Arizona limited liability company, together with its successors.
“DTCS” means DriveTime Car Sales Company, LLC, an Arizona limited liability company, together with its successors.
“DTSFC” means DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, together with its successors.
“Due Date” means, with respect to a Contract, the day of the month on which a Scheduled Payment is due on the Contract, exclusive of any days of grace.
“Eligible Account” means either (a) a segregated account or accounts maintained with an institution whose deposits are insured by the Federal Deposit Insurance Corporation, the unsecured and uncollateralized long-term debt obligations of which institution shall be rated “AA” or higher by DBRS and S&P and “Aa2” or higher by Moody’s and the short-term debt obligations of which have the highest short term rating by each of the Rating Agencies, and which is (i) a federal savings and loan association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any State, (iii) a national banking association duly organized, validly existing and in good standing under the federal banking laws or (iv) a subsidiary of a bank holding company or (b) a segregated trust account or accounts maintained with the trust department of a federal or State chartered depository institution acceptable to the Agent, having capital and surplus of not less than $100,000,000, acting in its fiduciary capacity.
“Eligible Contract” means, at any time, a Pledged Contract which, on any date, if pledged to a Residual Warehouse Facility, would be eligible to be included in the borrowing base of such Residual Warehouse Facility; provided, however, any Contract acquired by GFC Lending, LLC may be an Eligible Contract if it is eligible to be included in the borrowing base of, or otherwise advanced against under, a Residual Warehouse Facility or Securitization Transaction, but for the fact it was acquired by GFC Lending, LLC.
“Eligible Hedge Counterparty” means any bank, broker/dealer, insurance company or derivative product company reasonably acceptable to the Lender and, if rated by DBRS, AA or, if not rated by DBRS, rated at least the equivalent by S&P or Moody’s.
“Enforceability Exceptions” means exceptions to the enforceability of an obligation arising under (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, regardless of whether considered in a proceeding at equity or at law.

“Entitlement Order” has the meaning set forth in Section 2.20(f).
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.
“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.
“Errors” has the meaning specified in Section 6.14.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Event of Bankruptcy” means, with respect to any Person:
(i)    such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or
(ii)    a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.
“Event of Termination” has the meaning assigned to that term in Section 7.01.

“Exception” has the meaning set forth in the Custodial Agreement.
“Exception Report” has the meaning set forth in the Custodial Agreement.
“Excess Spread Ratio” means, on any date of determination, a percentage (which may be a negative percentage) computed as follows: (a) the product of (i) 12 and (ii) a fraction, the numerator of which is the aggregate Finance Charge Collections for Revolving Loans during the immediately preceding Accounting Period and the denominator of which is the Outstanding Revolving Loan Amount at such time, minus (b) the Servicer Fee Rate paid with respect to Revolving Loans, minus (c) the weighted average Interest Rate for Revolving Loans for the immediately preceding Accounting Period.
“Facility Availability” means the sum of the Facility Availability (Revolving Loans) and the Facility Availability (Term Loans).
“Facility Availability (Revolving Loans)” means zero.
“Facility Documents” means collectively, this Agreement, the Notes, the Purchase Agreement, the Custodial Agreement, the Performance Guaranty, the Demand Note, the Fee Letter, the Intercreditor Agreements, the Demand Note Guaranty, each Control Agreement, the Fee Letter and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.
“Facility Limit (Term Loans)” means at any time the Commitment (Term Loans).
“Facility Limit (Revolving Loans)” means at any time, the Commitment (Revolving Loans), adjusted as necessary to give effect to any increase or reduction by the Borrower pursuant to Section 2.03.
“Federal Funds Rate” means, with respect to the Lender for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means the Third Amended and Restated Fee Letter dated as of the date hereof between the Lender and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.
“Fees” means amounts owed by the Borrower hereunder pursuant to Sections 2.11, 2.12, 2.13, 2.14, 8.01 and 10.9.
“Final Collection Date” means the later to occur of the Final Collection Date (Revolving Loans) and Final Collection Date (Term Loans).

“Final Collection Date (Revolving Loans)” means the date on or following the Revolving Loan Commitment Termination Date on which the Outstanding Revolving Loan Amount has been reduced to zero and all other Borrower Obligations with respect to the Revolving Loans have been paid in full
“Final Collection Date (Term Loans)” means, the date on or following the Term Loan Commitment Termination Date on which the Outstanding Term Loan Amount has been reduced to zero and all other Borrower Obligations with respect to the Term Loans have been paid in full.
“Financed Vehicle” means the new or used Motor Vehicle purchased by a Contract Debtor pursuant to a Contract.
“Finance Charge Collections” means, for any Accounting Period, the aggregate amount of Contract Collections (other than Principal Collections) received during such Accounting Period, including, without limitation, (i) all amounts paid by or on behalf of Contract Debtors with respect to interest, finance charges and any other amounts due under the Pledged Contracts (other than with respect to the unpaid principal balance thereof) and (ii) Net Liquidation Proceeds.
“Financing SPC” means any bankruptcy remote special purpose or limited purpose entity established or used initially by any DT Entity or any of its Subsidiaries for the purpose of engaging in a securitization or warehousing of receivables or other financial assets.
“Foreclosure Event” means the occurrence of any of the following events:
(i)    the occurrence of an Event of Termination pursuant to clause (a), (b), (c) or (g) of Section 7.01;
(ii)    the delivery of a Termination Notice to the Servicer as a result of the occurrence of (A) a Servicer Default of the type described in any of clause (a), (c) or (d) of the definition thereof or (B) a Servicer Default of the type described in clause (b) of the definition thereof if such Servicer Default occurred as a result of the failure of the Servicer to perform or observe any material term, covenant or agreement set forth in any of Sections 5.04(a) through (h) or Sections 5.06(a) through (d) of this Agreement (except that the materiality standard in this clause (ii) shall not apply to any term, covenant or agreement set forth in any of Sections 5.04(a) through (h) or Sections 5.06(a) through (d) of this Agreement that is qualified by a materiality standard or by reference to the existence or absence of a Material Adverse Change by its terms);
(iii)     the occurrence of a Level Two Trigger Event pursuant to clause (d) or (e) of the definition thereof;
(iv)    any creditor of a DT Entity that is party to an Intercreditor Agreement (other than a creditor in its capacity as a lender under the Inventory Facility) takes any action against its collateral;
(v)    any Person party to an Intercreditor Agreement (other than the Lender) shall breach any of its obligations thereunder; or

(vi)    the occurrence of a Event of Termination pursuant to Section 7.01(n); provided, that such Event of Termination shall remain unremedied for ten (10) days after the Lender gives written notice of its intent to declare a Foreclosure Event pursuant to this clause (vi).
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.
“GFC Contract” means any motor vehicle retail installment or conditional sale contract originated or acquired by GFC Lending, LLC.
“GFC Eligible Contract” means any GFC Contract which is an Eligible Contract.
“GFC Indirect Contract” means any agreement between GFC Lending, LLC and a dealer in respect of financing motor vehicle retail installment or conditional sale contracts originated by such dealer. Lender and Borrower hereby acknowledge and agree that, as of the date hereof, GFC Indirect Contracts are Residual Eligible Contracts but are not Eligible Contracts (accordingly GFC Indirect Contracts are only eligible to be included in the Borrowing Base (Term Loans) if pledged to a Residual Warehouse Facility or Securitization Transaction and not if they are directly owned by the Borrower). The Lender and Borrower further agree, upon request of the Borrower, to work in good faith to amend this Agreement to make GFC Indirect Contracts eligible to be pledged directly hereunder (and included in the Borrowing Base (Term Loans)) and to provide for the collateral protection Lender reasonable requires in connection with such pledges.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower, any of its Subsidiaries or any of its properties.
“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.
“Guarantee” means, as to any Person, any obligation of such person directly or indirectly guaranteeing any Indebtedness of any other Person in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable about of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Hedge Provider” means an Eligible Hedge Counterparty that has entered into one or more Interest Rate Hedge Agreements with the Borrower.

“Hedge Receipts” means all amounts payable to the Borrower under an Interest Rate Hedge Agreement.
“Incipient Event of Termination” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination.
“Incipient Servicer Default” means any event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default.
“Incremental Term Loans” has the meaning specified in Section 2.04(b).
“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) accrued obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; and (h) any other obligation of such Person evidenced by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP.
“Indemnified Amount” has the meaning set forth in Section 8.01.
“Indemnified Party” has the meaning set forth in Section 8.01.
“Independent Director” means, with respect to a subject Person, a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) a direct, indirect or beneficial stockholder, employee, director, member, manager, partner, officer, affiliate or associate of any Originator, the Borrower, the Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of such subject Person); (ii) a customer or supplier of any Originator, the Borrower, the Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of such subject Person); or (iii) any member of the immediate family of a person described in (i) or (ii).
“Insurance Proceeds” means with respect to each Contract, proceeds of the Optional Contract Debtor Insurance.
“Intangible Assets” means the amount (to the extent reflected in determining consolidated equity) of (i) all investments in Subsidiaries of DTAC other than consolidated Subsidiaries and (ii)

all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.
“Intercreditor Agreement” means each of (i) that certain Intercreditor Agreement dated as of May 10, 2010 among the Lender, SCUSA and Manheim Automotive Financial Services, Inc., as amended, restated, supplemented or otherwise modified from time to time and (ii) that certain Intercreditor Agreement dated as of May 10, 2010 among the Lender, the Subordinated Lenders, the Servicer and the Borrower, as amended, restated, supplemented or otherwise modified from time to time, and “Intercreditor Agreements” means the foregoing collectively.
“Interest” means, for any Loan and any Interest Period, the sum for each day during such Interest Period of the following:
IR x PA/CB
where:
IR    =    the Interest Rate for such Loan for such day.

PA
=    (i) in the case of the Revolving Loans, the greater of (a) the Principal Amount of the Revolving Loans on such day and (b) the Base Revolving Loan Amount on such day and (ii) in the case of the Term Loans, the Principal Amount of the Term Loans on such day.

CB	= (i) in the case of a Loan, the Interest Rate for which is based on the Base Rate, 365 and (ii) in the case of any other Loan, 360.
“Interest Period” means, for any Settlement Date, the period from and including the Settlement Date preceding such Settlement Date to, but excluding, such Settlement Date (or in the case of the initial Interest Period, the period from and including the date hereof to, but excluding, the Settlement Date in May 2010).
“Interest Rate” means,
(i) with respect to any Term Loan on any day, the “Term Loan Rate” set forth in the Fee Letter; and
(ii) with respect to any Revolving Loan (A) on any day prior to the Revolving Loan Commitment Termination Date, the Alternative Rate plus the “Applicable Margin” set forth in the Fee Letter and (B) on any day on or after the Revolving Loan Commitment Termination Date, the Alternative Rate plus the “Applicable Margin” set forth in the Fee Letter.
“Interest Rate Hedge Agreement” any interest rate swap agreement, interest rate cap, collar or other arrangement between the Borrower and a Hedge Provider, consisting of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in substantially such form as the Lender shall have approved, each “Confirmation” thereunder confirming the terms of each transaction thereunder and any credit support annex and schedule thereto.

“Inventory Facility” means the Fourth Amended and Restated Loan and Security Agreement, dated as of October 28, 2011, by and among DTAG, DTSFC, DTCS, DriveTime Ohio Company, LLC, an Arizona limited liability company, Wells Fargo Bank, N.A., a national banking association, as the lead lender and as the agent for the lenders, SCUSA and Manheim Automotive Financial Services, Inc, as amended, restated, supplemented or otherwise modified from time to time.
“IRS” means the Internal Revenue Service of the United States of America.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Lender” means SCUSA.
“Lender Representatives” has the meaning specified in Section 10.11(b).
“Level Two Trigger Event” means, as of any date of determination, the occurrence of any of the following:
(a)    (i) prior to December 31, 2013, the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) shall exceed 12.50% on two or more consecutive Measurement Dates, and (ii) thereafter, the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) shall, on two or more consecutive Measurement Dates, exceed the greater of 8.00% and lowest of the delinquency ratios for Managed Contracts (however so defined under each Residual Warehouse Facility) under any Residual Warehouse Facility which would result in an event of Termination; or
(b)    the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) shall exceed 3.50% on two or more consecutive Measurement Dates; or
(c)    Raymond C. Fidel ceases to be employed by DTAG in his current capacity (or a more senior capacity) for any reason and Ernest C. Garcia II ceases to be Chairman of the Board of DTAC, unless a satisfactory replacement for Raymond C. Fidel and/or Ernest C. Garcia II is approved by the Lender in its reasonable discretion; or
(d)    a determination in good faith by the Lender that any DT Entity, the Borrower or Ernest C. Garcia II has engaged in fraud, malfeasance or intentional or willful misconduct in connection with the transactions contemplated by the Facility Documents; or
(e)    the occurrence of an Event of Bankruptcy with respect to Ernest C. Garcia II at any time that the Demand Note Guaranty is in effect; or
(f)    [Reserved]; or
(g)    the Rolling Average Extension Rate shall exceed 5.00%.

“Leverage Ratio” means, on any Quarterly Measurement Date, the ratio computed by dividing (a) the total assets of the DT Entities On A Consolidated Basis as of such date, determined in accordance with GAAP by (b) Net Worth (Adjusted) on such date.

    “LIBO Rate” means, for any Loan (or portion thereof) for any Interest Period, the rate determined by the Lender by reference to page “US0001M <INDEX>“ in the Bloomberg Financial Markets system as the composite offered rate for London interbank deposits for a one-month period, or if that rate does not appear on that display page, the rate per annum shown on Reuters Screen LIBOR01 (or any successor page as the composite offered rate for London interbank deposits for a one-month period), as shown under the heading “USD” at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Interest Period are offered by Banco Santander in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period.
“LIBO Rate Reserve Percentage” means, for any Interest Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.
“LIBOR Disruption Event” means, with respect to any Interest Period, any of the following: (a) a determination by Banco Santander that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain Loans during such Interest Period, (b) the failure of the source listed in the definition of “LIBO Rate” to publish a London interbank offered rate as of 11:00 a.m. on the second Business Day prior to the first day of such Interest Period, (c) a determination by Banco Santander that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to such Person of making, funding or maintaining its Loans for such Interest Period or (d) the inability of Banco Santander, because of market events not under the control of Banco Santander, to obtain United States dollars in the London interbank market to make, fund or maintain its Loans for such Interest Period.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, charge or other security agreement or preferential arrangement of any kind or nature whatsoever that is intended as security.

“Liquidation Fee” means for any Interest Period of any Loan (i) the amount, if any, by which the additional Interest which would have accrued during such Interest Period on the reductions of the Principal Amount of such Loan relating to such Interest Period had a reduction of the Principal Amount not occurred, exceeds (ii) the income, if any, received by the Lender from the investment of the proceeds of such reductions of Principal Amount. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.
“Loan” means a Term Loan or a Revolving Loan.
“Lock-Box” means any post office box maintained by the Originator, the Servicer or a Lockbox Bank, in each case, for the purpose of receiving payments on Pledged Contracts or other Contract Collections.
“Lock-Box Processor” means any of the Persons identified as a Lock-Box Processor on Exhibit F and any other Person that may from time to time perform lock-box services with respect to one or more Lock-Boxes.
“Managed Portfolio Contracts” means Contracts, serviced by Servicer, which were originated or purchased by any of the DT Entities, including but not limited to the Pledged Contracts and those contracts which have been subsequently sold to a third party, with the servicing retained by Servicer and with a residual interest in the installment contracts held by any of the DT Entities.
“Master Agency Agreement” means that certain Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement, dated as of December 16, 2005 among DTCC, DTCS, Royal Bank of Scotland (successor-in-interest to Greenwich Capital Financial Products, Inc.), Wells Fargo Bank, National Association and Wilmington Trust Company, in its capacity as owner trustee of certain “Current Trusts” identified therein, as amended, modified or supplemented from time to time, together with any acknowledgement and agreement.
“Master Custodial Report” has the meaning set forth in the Custodial Agreement.
“Material Adverse Change” means a material adverse change in (a) the property, business, operations, financial condition or prospects of any Transaction Party or any Affiliate thereof, (b) the ability of any Transaction Party to perform in all material respects its obligations under any of the Facility Documents to which it is a party, (c) the legality, validity or enforceability in all material respects of any of the Facility Documents, (d) the rights and remedies of the Lender under any of the Facility Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, or (f) any Secured Party’s interest in the Collateral generally or in any material portion of the Collateral.
“Maturity Date” means (a) with respect to the Revolving Loans, the first anniversary of the Revolving Loan Commitment Termination Date and (b) with respect to the Term Loans, the first anniversary of the Term Loan Commitment Termination Date.

“Measurement Date” means, with respect to any Accounting Period, the nearest Sunday to the last day of such Accounting Period.
“Modification” shall mean, with respect to a Contract, any amendment or agreement modifying such Contract made in accordance with Accepted Servicing Practices.
“Monthly Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Lender and the Paying Agent pursuant to Section 5.05(g) including as exhibits each monthly report issued during that month with respect to each Warehouse Facility or Securitization Transaction pledged hereunder.
“Monthly Reporting Date” means the second Business Day prior to each Settlement Date.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Motor Vehicle” means a passenger motor vehicle, van, or light duty truck which is not manufactured for a particular commercial purpose and which can be registered for use on public highways, and is not a vehicle that is titled outside the United States or has been previously titled outside the United States.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Equity” means the excess of the book value of the assets of the DT Entities On A Consolidated Basis over the book value of the liabilities of the DT Entities On A Consolidated Basis, in each case determined in accordance with GAAP.
“Net Income” means, for any period for the DT Entities On A Consolidated Basis, the net income (or loss) of the DT Entities On A Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than the DT Entities On A Consolidated Basis) in which any other Person (other than the DT Entities On A Consolidated Basis) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the DT Entities On A Consolidated Basis by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any DT Entity or that Person’s assets are acquired by any DT Entity or a consolidated Subsidiary, (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.
“Net Liquidation Proceeds” means, with respect to a Charged-Off Contract, (i) proceeds from the disposition of the Financed Vehicle relating to such Charged-Off Contract, less reasonable

Servicer out-of-pocket costs, including, repossession and resale expenses not already deducted from such proceeds, and any amounts required by law to be remitted to the related Contract Debtor, (ii) any Insurance Proceeds relating to such Charged-Off Contract or (iii) other monies received from the related Contract Debtor or otherwise.
“Net Worth” means, at any time with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the aggregate amount of Approved Indebtedness at such time, minus (iii) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of the DT Entities at such time.
“Net Worth (Adjusted)” means, at any time with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the aggregate amount of Approved Indebtedness at such time, plus (iii) without duplication, the preference value of preferred shares of the DT Entities On A Consolidated Basis, plus (iv) all unrecognized income required to be deferred in accordance with GAAP, minus (v) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of the DT Entities at such time.

    “Non-Contract Collateral” has the meaning assigned thereto in Section 2.15(a)(ii)(K) hereof.
“Note” means a promissory grid note, in the form of Exhibit J, made payable to the order of the Lender.
“Notice of Exclusive Control” has the meaning specified in Section 2.20(h).
“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Optional Contract Debtor Insurance” means any insurance which insures a Financed Vehicle or a Contract Debtor’s obligations under a Contract, including but not limited to credit life, credit health, credit disability, unemployment insurance, and any service contract, mechanical breakdown coverage, warranty, or extended warranty for a Financed Vehicle.
“Origination Agreement” mean that certain Origination Agreement, dated as of March 19, 2003, between DTCS and DTAC, as amended, restated, supplemented or otherwise modified.
“Originator” means DTAC.
“Outstanding Loan Amount” means, at any time, the aggregate outstanding principal amount of all Loans hereunder.
“Outstanding Revolving Loan Amount” means zero.
“Outstanding Term Loan Amount” means, at any time, the aggregate outstanding principal amount of all Term Loans hereunder.

“Parent Company” means each of DTAG and DTAC.
“Participant” has the meaning specified in Section 10.03(f).
“Paying Agent” means Wells Fargo Bank, National Association or any other Person acceptable to the Lender.
“Paying Agent Fee” means, for any Accounting Period, $2,000.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Performance Guaranty” means that certain Performance Guaranty dated as of May 10, 2010 hereof by the Performance Guarantors in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.
“Performance Guarantor” means each of DTAG and DTAC, and “Performance Guarantors” means both of the foregoing collectively.
“Permitted Distribution” means (i) if DTAC or DTAG (each a “Parent Company”) is a validly electing S corporation under §§ 1361 and 1362 of the Code or a limited liability company electing not to be taxed as a corporation, a quarterly dividend paid by a Parent Company to its shareholders or members in an amount not greater than the percentage of its Net Income (not including any Net Income that is a loss) (“S-Corp Net Income”) for such quarter equal to the highest combined federal, state and/or local tax rate (taking into account the deductibility of state and local taxes) applicable to any shareholder or member of such Parent Company (provided, however, that the payment by a Parent Company of a quarterly dividend that exceeds such percentage of its S-Corp Net Income for such quarter will not constitute a breach of this clause (i) if the aggregate amount of all Restricted Payments paid by such Parent Company during such calendar year as of the date of such dividend does not exceed such percentage of its S-Corp Net Income for such quarter and all previous quarters during such calendar year (the “S-Corp Permissible Dividend Amount”); (ii) any S-Corp Permissible Dividend Amount to the extent unpaid but declared within 135 days after the end of such quarter); (iii) any Restricted Payment by DTAC or DTAG to its shareholders or members (other than as permitted under clauses (i) or (ii) hereof) in an aggregate amount not in excess of fifty percent (50.0%) of the Net Income of the DT Entities On A Consolidated Basis during any fiscal quarter; or (iv) any Restricted Payment by DTAC or DTAG to its shareholders or members other than as permitted under clauses (i), (ii) or (iii) hereof in excess of the amount set forth in Section 7.01(k) hereto.
“Permitted Investments” shall mean:
(a)    direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, if such obligations are backed by the full faith and credit of the United States;
(b)    federal funds, certificates of deposit, time deposits, bankers’ acceptances (which shall each have an original maturity of not more than ninety (90) days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days) or demand deposits of any United States depository institution or trust company organized under the laws of the United States or any state and subject to supervision and examination by federal and or state banking authorities; provided that the short-term obligations of such depository institution or trust company are rated in one of the two highest available rating categories by the Rating Agencies on the date of acquisition thereof;
(c)    commercial paper (having original maturities of not more than thirty (30) days) of any corporation incorporated under the laws of the United States or any state thereof which is rated R-1 (mid) or better by DBRS, if rated by DBRS, and A-1 or better by S&P and P-1 by Moody’s on the date of acquisition thereof;
(d)    securities of money market funds rated AA or better by DBRS, if rated by DBRS, and S&P and Aa or better by Moody’s on the date of acquisition thereof; or
(e)    repurchase obligations secured by an investment described in clause (a) above with a market value greater than the repurchase obligation, provided that such security is held by a third party custodian which has a rating for its short-term, unsecured debt or commercial paper (other than such obligations the rating of which is based on the credit of a Person other than such custodian) of P-1 by Moody’s and at least A-1 by S&P and, if rated by DBRS, at least R-1 (mid) or better by DBRS on the date of acquisition thereof.
Each of the Permitted Investments may be purchased by the Paying Agent or through an Affiliate of the Paying Agent.
“Permitted Liens” means any of the following: (a) Liens for taxes and assessments (i) which are not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Borrower is maintaining adequate reserves in accordance with GAAP; (b) Liens in favor of the Lender or any Secured Party (but only in connection with this Agreement); and (c) Liens in favor of the Borrower arising pursuant to the Purchase Agreement.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.
“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Pledged Contract” means, at any date, each Contract owned by the Borrower on such date, whether or not such Contract is an Eligible Contract, excluding any Contract released from the Lien of this Agreement pursuant hereto, and any Terminated Contracts.

“Pre-Tax Net Income” means, for any period for the DT Entities On A Consolidated Basis, Net Income (not including any Net Income that is a loss) plus the amount of any income Taxes paid or currently payable by the DT Entities On A Consolidated Basis during such period.
“Predecessor Servicer Work Product” has the meaning specified in Section 6.14.
“Prime Rate” means, for any date of determination, (i) the highest rate of interest (or if a range is given, the highest prime rate) published in The Wall Street Journal on such date as constituting the “prime rate” or “base rate” in such publication’s Table of Money Rates on such date or (ii) if The Wall Street Journal is not published on such date, then in The Wall Street Journal most recently published, such rate to change as and when such designated rate changes.

“Principal Amount” means with respect to any Loan, the original principal amount of such Loan, as such principal amount may be reduced from time to time by (i) payments made in accordance with Section 2.06 and (ii) Collections received by the applicable Lender holding such Loan from distributions made pursuant to Section 2.07 or Section 2.08, as applicable, that have been applied to reduce the Principal Amount of such Loan; provided that if such Principal Amount shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Amount shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by the Lender.
“Principal Balance” means, with respect to any Contract as of any date, the Amount Financed minus the sum of the following amounts without duplication: (i) that portion of all Scheduled Payments actually received on or prior to such day allocable to principal using the Simple Interest Method; (ii) any payment of the Amount Financed with respect to the Contract allocable to principal; (iii) any Cram Down Loss in respect of such Contract; and (iv) any prepayment in full or any partial prepayments applied to reduce the Amount Financed.
“Principal Collections” means, for any Accounting Period, the aggregate amount of Contract Collections with respect to the aggregate Principal Balance due under the Pledged Contracts received or deemed received during such Accounting Period.
“Product Information” has the meaning specified in Section 10.11(a).
“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the IRC which is not exempt under Section 408 of ERISA or Section 4975(d) of the IRC.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Agreement” means that certain Purchase and Contribution Agreement dated as of May 10, 2010 hereof between the Originator and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Quarterly Measurement Date” means, for the DT Entities On A Consolidated Basis with respect to any fiscal year, the last day of the March, June, September and December Accounting Periods.
“Rating Agencies” means each of DBRS, S&P and Moody’s or their respective successors.
“Records” means all agreements, documents, instruments, books, records and other information (including, without limitation, financial statements, accounting records, customer lists, credit files, computer programs, electronic data print outs and other computer materials and records, tapes, discs, punch cards, data processing software and related property and rights) maintained by or on behalf of the Borrower or the Servicer with respect to the Pledged Contracts.
“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Release” has the meaning specified in Section 2.07(b)(ix).
“Release Request” has the meaning set forth in the Custodial Agreement.
“Reportable Event” has the meaning set forth in Section 4043 of ERISA.
“Required Term Principal Repayment Amount” means, dollar amount equal to the excess, if any, of the Outstanding Term Loan Amount over the Facility Limit (Term Loans).
“Required Standard of Care” has the meaning set forth in Section 6.07.
“Required Takeout Price” means, with respect to any Securitization Transaction or whole loan sale transaction, an amount equal to the sum of (i) the portion of the Outstanding Loan Amount required to be reduced at the time of such Securitization Transaction or whole loan sale transaction such that after giving effect to the sale of the related Pledged Contracts, no Term Borrowing Base Deficiency or Revolving Borrowing Base Deficiency would exist, plus (ii) all accrued and unpaid Interest and Fees at the time of such Securitization Transaction or whole loan sale transaction, plus (iii) if any other Borrower Obligations are then due and payable at the time of such Securitization Transaction or whole loan sale transaction, the aggregate amount of such other Borrower Obligations.
“Requirement of Law” means as to any Person, the certificate of incorporation and by- laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Residual Asset Conveyance Agreement” means a Residual Asset Conveyance Agreement in the form of Exhibit M hereto and, for clarity, shall include any residual interest conveyance agreement or any other agreement providing for the transfer of Residual Interests.

“Residual Collections” means all distributions with respect to a Residual Interest.
“Residual Debt” means the sum of the outstanding principal balances of any Warehouse Facility or any Securitization Transaction for which Residual Interests have been conveyed to Borrower.
“Residual Eligible Contract” means, on any date, any Contract or GFC Indirect Contract included in the borrowing base of, or otherwise advanced against under, the related Residual Warehouse Facility or Securitization Transaction or pledged hereunder.
“Residual Interest” means (i) with respect to any Residual Warehouse Facility, a Residual Interest described in a Residual Asset Conveyance Agreement or any other agreement acceptable to Lender in its reasonable discretion, (ii) with respect to any Securitization Transaction of a DT Entity prior to the DT Auto Owner Trust 2013-1 Securitization Transaction, a Residual Interest described in a Distribution Conveyance Agreement or any other agreement acceptable to Lender in its reasonable discretion, and (iii) with respect to the DT Auto Owner Trust 2013-1 Securitization Transaction and any Securitization Transaction thereafter means the residual interest evidenced by a certificate issued in connection with such Securitization Transaction and transferred to the Borrower.
“Residual Warehouse Facility” means a Warehouse Facility associated with a Residual Interest excluding any Warehouse Facility for which the applicable program agent or lender has taken action against its collateral pursuant to its rights under the applicable Warehouse Facility documents after the occurrence of a foreclosure event.
“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate or limited liability company resolution.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of the membership interests of the Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower.
“Restricted Payments” means with respect to any Person, (i) collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) or membership interest issued by such Person, whether such securities or interest are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly and (ii) any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, defeasance, retirement or other acquisition of any subordinate debt of any DT Entity, whether now or hereafter outstanding, or any other distributions in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any DT Entity.
“Revolving Borrowing Base Deficiency” means, (i) at any time prior to the Revolving Loan Commitment Termination Date, the excess, if any, of (i) the Outstanding Revolving Loan Amount over (ii) the lesser of (a) the Facility Limit (Revolving Loans) on such date and (b) the Borrowing Base (Revolving Loans) on such date, and (ii) on and after the Revolving Loan Commitment Termination Date, a Revolving Borrowing Base Deficiency cannot occur and all references to “Revolving Borrowing Base Deficiency” shall be disregarded for all purposes under this Agreement.
“Revolving Collateral Collections” means, (i) prior to the Revolving Loan Commitment Termination Date all Contract Collections from the Collateral identified by the Servicer on the Revolving Loan Commitment Termination Date as the portion of the Collateral used in the calculation of the Borrowing Base (Revolving Loans), and (ii) on and after the Revolving Loan Commitment Termination Date, no Collections shall be deemed to be Revolving Collateral Collections.
“Revolving Loan Commitment Termination Date” means the earliest to occur of (i) May 9, 2011, (ii) that Business Day which the Borrower designates as the Revolving Loan Commitment Termination Date by notice to the Lender at least five (5) Business Days prior to such Business Day, and (iii) the declaration or automatic occurrence of the Revolving Loan Commitment Termination Date pursuant to Section 7.02.
“Revolving Loan” means a Revolving Loan made to the Borrower pursuant to Article II.
“Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts”) means, as of any Measurement Date with respect to the Managed Portfolio Contracts, the average of the Charged-Off Losses Ratio for the Managed Portfolio Contracts for the DT Entities On A Consolidated Basis for the three (3) consecutive Accounting Periods most recently ended.
“Rolling Average Delinquency Ratio (Managed Portfolio Contracts”) means, as of any Measurement Date with respect to the Managed Portfolio Contracts, the average of the Delinquency Measurement Ratios for the Managed Portfolio Contracts for the DT Entities On A Consolidated Basis for the three (3) consecutive Accounting Periods most recently ended.
“Rolling Average Extension Rate” means, with respect to the Managed Portfolio Contracts for any Accounting Period, the percentage of Managed Portfolio Contracts for which an extension has been granted by the Servicer in accordance with the Credit and Collection Policy during such Accounting Period (computed as the number of whole months extended or fractions thereof, on a twelve (12) month rolling average basis and based on the number of Managed Portfolio Contracts at the beginning of each Accounting Period).
“S&P” means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, and its successors.
“Schedule of Payments” means the schedule of payments disclosed on a Contract.

“Scheduled Payments” means the periodic installment payment amount disclosed in the Schedule of Payments for the Contract.
“SCUSA” means Santander Consumer USA, Inc.
“Secured Parties” means, collectively, the Lender, the Custodian, the Backup Servicer and each other Indemnified Party.
“Securities Intermediary” has the meaning set forth in Section 2.20(b).
“Securitization Transaction” means any securitization or structured finance transaction entered into by any DT Entity or an Affiliate thereof from time to time secured in whole or in part by Contracts and/or Pledged Contracts.
“Senior Servicer Fee” means, if any DT Entity is the Servicer, with respect to each Accounting Period, a portion of the Servicer Fee equal to the product of (i) one-twelfth of a rate per annum equal to four percent (4.00%) and (ii) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period.
“Servicer” means, at any time, the Person then authorized pursuant to Article VI hereof to act hereunder in such capacity. As of the date hereof, DTCC is the Servicer.
“Servicer Default” means the occurrence of any of the following with respect to the Servicer:
(a)    the Servicer shall fail to make any payment or deposit required to be made by it hereunder when due, and such failure shall continue for one Business Day; or
(b)    the Servicer shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and such failure remains unremedied for five (5) days after it receives notice of such failure from any Affected Party or a Responsible Officer of the Servicer has knowledge thereof; or
(c)    any representation or warranty made or deemed to be made by the Servicer under this Agreement, any Monthly Report, any Borrowing Base Certificate, any Borrowing Request or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed made or delivered; or
(d)    an Event of Bankruptcy shall have occurred with respect to the Servicer; or
(e)    the occurrence of a Level Two Trigger Event pursuant to clause (a), (b), (d) or (f) of the definition thereof;
(f)    occurrence of any other Event of Termination relating to the Servicer (including, without limitation, breach of any applicable financial covenants);

(g)    Available Liquidity shall be less than $10,000,000; or
(h)    the Rolling Average Extension Rate shall exceed 5.50%.
“Servicer Fee” means a fee with respect to each Accounting Period, payable in arrears on each Settlement Date for the account of the Servicer, in an amount equal to the product of (i) one-twelfth of the Servicer Fee Rate and (ii) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period; provided that if the Servicer is not DTCC or an Affiliate of DTAC, the Servicer Fee shall be reflective of the market rate for servicing similar Contracts.
“Servicer Fee Rate” means a rate per annum equal to four percent (4.00%); provided that, from and after the Revolving Loan Commitment Termination Date, so long as no Event of Termination, Servicer Default, Incipient Event of Termination or Incipient Servicer Default shall have occurred and be continuing (other than an Event of Termination that arises solely as a result of the failure of the Borrower to repay all Borrower Obligations in full on the Revolving Loan Commitment Termination Date), the “Servicer Fee Rate” shall mean a rate per annum equal to seven percent (7.00%).
“Servicing Report” has the meaning set forth in Section 6.15(a).
“Servicing Transfer” has the meaning set forth in Section 6.01(c).
“Servicing Turnover Date” has the meaning set forth in Section 6.07.
“Settlement Date” means (i) the 15th day of each Accounting Period (or, if such day is not a Business Day, the next succeeding Business Day), provided that the first Settlement Date shall be June 15, 2010 or each other Business Day specified by the Lender at the request of Borrower (which, in the discretion of the Lender, may be as frequently as daily) in a written notice to the Borrower, the Paying Agent and the Servicer and (ii) on and after the occurrence of an Event of Termination, each other Business Day specified by the Lender (which, in the discretion of the Lender, may be as frequently as daily) in a written notice to the Borrower, the Paying Agent and the Servicer.
“Simple Interest Method” means the method of allocating a generally fixed level payment between principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and the actual number of days in the calendar year) elapsed since the date through which interest was last paid and the remainder of such payment is allocable to principal.
“Single Employer Plan” has the meaning set forth in Section 3(41) of ERISA.
“Subordinated Lender” means any Person party to the Subordinated Loan Agreement as a “lender”.
“Subordinated Loan Agreement” means that certain Junior Loan and Security Agreement, dated as of December 5, 2008 among DTAC, as borrower, the Persons party thereto as “Lenders”,

DTCC, as servicer and Wells Fargo Bank, National Association, as collateral agent, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Supporting Obligations” has the meaning given to such term in the UCC.
“Term Borrowing Base Deficiency” means, at any time, the excess, if any, of (i) the Outstanding Term Loan Amount over (ii) the lesser of (a) the Facility Limit (Term Loans) on such date and (b) the Borrowing Base (Term Loans) on such date.
“Term Collateral Collections” means all Residual Collections and all other Collections from the Collateral other than Revolving Collateral Collections.
“Term Loan Commitment Termination Date” means the earliest to occur of (i) December 31, 2019, (ii) that Business Day which the Borrower designates as the Commitment Termination Date by notice of prepayment in full to the Lender pursuant to Section 2.06(a)(ii), and (iii) the declaration or automatic occurrence of the Commitment Termination Date pursuant to Section 7.02.
“Term Loan” means a Term Loan made to the Borrower pursuant to Article II.
“Terminated Contract” has the meaning set forth in the Custodial Agreement.
“Termination Notice” has the meaning set forth in Section 6.01(c).
“Transaction” has the meaning specified in Section 10.11.
“Transition Expenses” means any documented expenses and allocated cost of personnel reasonably incurred by the Backup Servicer in connection with a Servicing Transfer.
“Trust Receipt Exhibit A” has the meaning set forth in the Custodial Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Warehouse Facility” means a committed revolving credit facility (other than the credit facilities evidenced by this Agreement and the Subordinated Loan Agreement) in favor of DTAC, DTAG and/or an Affiliate thereof pursuant to which one or more lenders, purchasers or other investors have agreed to provide financing to DTAC, DTAG and/or an Affiliate thereof secured by Contracts.

“Wells Fargo Warehouse Facility” means that certain Loan and Security Agreement dated as of December 23, 2011, among DT Warehouse V, LLC, as borrower, DTCC, as servicer, Wells Fargo Bank, National Association, a national banking association, as Lender, Backup Servicer, Paying Agent and Securities Intermediary, and Wells Fargo Securities, LLC, as Administrative Agent, as amended, modified, waived, restated, replaced or supplemented from time to time.
SECTION 1.02.    Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.
SECTION 1.03.    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
SECTION 1.04.    Consolidation. Whenever this Agreement requires a financial statement or measurement on a consolidated basis (including all references to “DT Entities On A Consolidated Basis”), it shall be deemed to require preparation of such financial statement or calculation of such measurement on a consolidated or combined basis as then-applicable for the reporting group.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
SECTION 2.01.    Term Loans.
(a)    On the terms and subject to the conditions hereof, on the date hereof, and thereafter from time to time prior to the Term Loan Commitment Termination Date, the Lender shall make Term Loans to the Borrower in an amount requested by the Borrower pursuant to Section 2.03; provided that the Lender shall not make any such Term Loan or portion thereof to the extent that, after giving effect to such Term Loan the Outstanding Term Loan Amount shall exceed the lesser of the Facility Limit (Term Loans) and the Borrowing Base (Term Loans). Each Borrowing shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof. Except as provided in clauses (c) and (d) below, amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
(b)    The first Borrowing of Term Loans hereunder shall occur on May 11, 2010.
(c)    The second Borrowing of Term Loans hereunder shall occur on December 31, 2012.
(d)    The third Borrowing of Term Loans hereunder shall occur on request of Borrower; provided third Borrowing shall be no later than January 7, 2013.
(e)    On the Maturity Date with respect to the Term Loans, all of the Term Loans, together with all other Borrower Obligations related to such Term Loans, shall mature and be due and payable.
SECTION 2.02.    Revolving Loans.
(a)    On the terms and subject to the conditions hereof, on the date hereof, and thereafter from time to time prior to the Revolving Loan Commitment Termination Date, the Lender shall make Revolving Loans to the Borrower in an amount requested by the Borrower pursuant to Section 2.03; provided that the Lender shall not make any such Revolving Loan or portion thereof to the extent that, after giving effect to such Revolving Loan the Outstanding Revolving Loan Amount shall exceed the lesser of the Facility Limit (Revolving Loans) and the Borrowing Base (Revolving Loans). Each Borrowing shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof. Subject to the foregoing and to the limitations set forth in Section 2.06, the Borrower may borrow, prepay and reborrow the Revolving Loans hereunder.
(b)    The first Borrowing of Revolving Loans hereunder shall occur on May 11, 2010.
(c)    On the Revolving Loan Commitment Termination Date, the Commitment (Revolving Loans) of the Lender will terminate automatically without any action required on the part of any Person.
(d)    On the Maturity Date with respect to the Revolving Loans, all of the Revolving Loans, together with all other Borrower Obligations related to such Revolving Loans, shall mature and be due and payable.
SECTION 2.03.    Borrowing Procedures for Loans.
(a)    Borrowing Requests. The Borrower shall request a Borrowing hereunder by submitting to the Lender prior written notice, substantially in the form of Exhibit B (each, a “Borrowing Request”) not later than thirty (30) days (or such lesser number of days agreed to by the Lender) prior to the date of the proposed Borrowing (each, a “Borrowing Date”); provided, however, that if after giving effect to a proposed Borrowing for a Revolving Loan the Outstanding Revolving Loan Amount would be less than $100,000,000, then the Borrower may request a Borrowing hereunder for a Revolving Loan by submitting to the Lender a Borrowing Request not later than 12:00 p.m. (New York City time) on or before two (2) Business Days prior to the date of the proposed Borrowing. Each Borrowing Request shall: (A) specify (1) whether the Borrowing

Request is for a Term Loan or Revolving Loan and the amount of the requested Borrowing, (2) the Outstanding Revolving Loan Amount and Outstanding Term Loan Amount after giving effect to such Borrowing, (3) the desired Borrowing Date, and (4) the account of the Borrower to which the proceeds of such Borrowing are to be remitted, (B) certify that, after giving effect to the proposed Borrowing, no Term Borrowing Base Deficiency or Revolving Borrowing Base Deficiency would exist, and (C) be accompanied by a duly completed Schedule I to such Borrowing Request which sets forth the required information regarding the Eligible Contracts that are the subject of such Borrowing.
(b)    Disbursement of Funds. On each Borrowing Date, the Lender shall remit the aggregate amount of the Loans requested by the Borrower by wire transfer of same day funds to the account of the Borrower specified in the related Borrowing Request by 3:00 p.m. (New York City time).
SECTION 2.04.    Reductions and Increases to the Facility Limit.
(a)    Reductions of the Facility Limit (Revolving Loans).
(i)    The Borrower may, from time to time upon at least three (3) Business Days’ prior written notice to the Lender (with a copy to the Paying Agent), elect to reduce the Commitment (Revolving Loans) in part, provided that after giving effect to any such reduction and any principal payments on such date, the Outstanding Revolving Loan Amount shall not exceed the Commitment (Revolving Loans) and the amount outstanding shall not be below the Base Revolving Loan Amount. Any such reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Once the Commitment (Revolving Loans) is reduced pursuant to this Section it may not subsequently be reinstated without the consent of the Lender.
(ii)    Except as set forth in Section 2.06(a)(ii) and (b), the Borrower may not reduce the Commitment (Term Loans) without the consent of the Lender.
(b)    Increases to the Facility Limit. Upon at least thirty (30) days (or such lesser number of days agreed to by the Lender) prior written notice, the Borrower may (i) [intentionally deleted] or (ii) from time to time prior to the Revolving Loan Commitment Termination Date, request one or more increases in the amount of the Commitment (Revolving Loans) (each such increase, a “Commitment (Revolving Loans) Increase”). Each such notice shall specify (i) the proposed date such increase shall become effective and (ii) the proposed amount of such increase (which amount shall be at least $25,000,000 or an integral multiple of $5,000,000 in excess thereof with respect to a Commitment (Revolving Loans) Increase), and shall otherwise be in form and substance satisfactory to the Lender. Such increase shall become effective, if, and only if, the Lender has approved such increase, by delivering a written confirmation of such approval to the Borrower (with a copy to the Paying Agent). Nothing contained herein shall constitute a commitment on the part of the Lender to agree to any such increase.

SECTION 2.05.    Interest and Fees. On each Settlement Date and on the Final Collection Date (Revolving Loans) and Final Collection Date (Term Loans), as applicable, the Borrower shall pay to the Lender all accrued and unpaid Interest with respect to the Loans for the preceding Interest Period pursuant to Section 2.07 or Section 2.08 of this Agreement. On or before each Settlement Date, the Lender shall furnish the Borrower with an invoice setting forth the amount of the accrued and unpaid Interest for the related Interest Period. All payments of Interest shall be made out of Collections, the proceeds of Loans or, if the Lender consents, such other funds available to the Borrower.
SECTION 2.06.    Principal Payments.
(a)    Optional Prepayments.
(i)    Except as set forth in clause (b) below, the Borrower may, at its option, prepay on any Business Day any portion of Outstanding Revolving Loan Amount over the Base Revolving Loan Amount upon prior written notice delivered to the Lender (with a copy to the Paying Agent) not later than 12:00 p.m. (New York City time) one (1) Business Day prior to the date of such payment. Each such notice shall be in the form attached as Exhibit H and shall specify (i) the aggregate amount of the prepayment to be made on the Revolving Loans, (ii) the Business Day on which the Borrower will make such prepayment and (iii) the outstanding principal balance of the Revolving Loans after giving effect to such prepayment (which shall not be less than the Base Revolving Loan Amount). Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof. At the request of the Lender, each such prepayment of the Revolving Loans must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any other amounts (including amounts payable under Section 2.13) due from the Borrower hereunder in respect of such prepayment.
(ii)    upon at least thirty (30) days prior written notice (or, in the case of in clause (b) below or as otherwise agreed to by the Lender) delivered to Lender, the Term Loans the Borrower may prepay on any Business Day all or any portion of the Term Loan. Each such notice shall be in the form attached as Exhibit H and shall specify (i) the aggregate amount of the prepayment to be made on the Loan and (ii) the Business Day on which the Borrower will make such prepayment. Except in the case of a prepayment in full, each such prepayment shall be in a minimum principal amount equal to $10,000,000 and in integral multiples of $100,000 in excess thereof.
(b)    Mandatory Prepayments and Collateral Pledges. Before 12:00 p.m. (New York City time) on each Business Day, the Borrower shall deliver to the Lender and the Paying Agent a Borrowing Base Certificate, the calculation in such certificate to be made as of the close of business on the prior Business Day. In the event that such Borrowing Base Certificate indicates or if at any time the Lender shall notify Borrower that (i) a Revolving Borrowing Base Deficiency exists, the Borrower shall no later than the close of business on the second Business Day following the day on which such Revolving Borrowing Base Deficiency exists, either prepay the Outstanding Revolving Loan Amount in part or in whole or pledge additional Contracts, in either case, such that after giving effect to such prepayment the Outstanding Revolving Loan Amount does not exceed the Borrowing Base (Revolving Loans), (ii) a Term Borrowing Base Deficiency exists, then no later than the close of business on the third Business Day following the day on which such Term Borrowing

Base Deficiency exists, the Borrower shall prepay the Outstanding Term Loan Amount, such that after giving effect to such prepayment the Term Borrowing Base Deficiency shall be cured. In addition, if with respect to any Pledged Contract, any of the events described in Section 2.2 of the Purchase Agreement occurs, the Borrower shall cause the Originator to repurchase from the Borrower, each such Pledged Contract. Not later than the Business Day following its receipt of the Purchase Amount from the Originator, the Borrower shall prepay the Revolving Loans in an aggregate amount equal to such Purchase Amount, and such Purchase Amount shall be deemed to constitute Contract Collections hereunder.
SECTION 2.07.    Application of Collections Prior to Revolving Loan Commitment Termination Date.
(a)    The Servicer shall cause all Collections received in the Depository Accounts and the Lockboxes to be remitted to the Collection Account not later than the third Business Day after receipt thereof. The Borrower shall cause all Residual Collections to be remitted to the Collection Account not later than the first Business Day after receipt thereof. Subject to Section 2.20, funds on deposit in the Collection Account from time to time may be invested in Permitted Investments. Each such Permitted Investment shall mature not later than the Business Day preceding the next Settlement Date and shall be held to maturity. Each investment instruction by the Borrower or the Servicer, which may be a standing instruction, shall designate specific types of Permitted Investments (and the terms thereof) and shall certify that such investments constitute Permitted Investments that will mature at the time specified in the preceding sentence. Absent the written instruction of the Borrower or the Servicer, the funds on deposit in the Collection Account shall remain uninvested. None of the Lender, the Paying Agent or Securities Intermediary shall be liable for any loss incurred in connection with an investment in the Collection Account, except for losses due to such Person’s failure to make payments on such Permitted Investments issued by such Person in its commercial capacity as principal obligor (and not as Lender, Paying Agent or Securities Intermediary).
(b)    On each Settlement Date prior to the Revolving Loan Commitment Termination Date, the Paying Agent shall, based on the information set forth in the related Monthly Report, apply all Collections on deposit in the Collection Account on such day in the following order and priority:
(i)    first, to the Paying Agent, the Securities Intermediary and the Custodian, pro rata, based on the amounts owing to them in respect of accrued (x) Paying Agent Fees and, (y) Custodial Fees, together with any costs, expenses or indemnities then due and payable to the Paying Agent, the Securities Intermediary or the Custodian;
(ii)    second, to the Backup Servicer, the Backup Servicing Fees together with any costs, expenses or indemnities then due and payable to the Backup Servicer, and any Transition Expenses then due and payable to the Backup Servicer if it becomes the successor Servicer; provided that in no event shall the amount payable to the Backup Servicer in respect of Transition Expenses pursuant to Sections 2.07(b)(i), 2.08(b)(i)(A) and 2.08(b)(ii)(A) exceed $200,000 in the aggregate;

(iii)    third, to the Servicer the accrued and unpaid Servicer Fee and, if not otherwise paid, at the direction of the Lender, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;
(iv)    fourth, to the Lender, an amount equal to the aggregate accrued and unpaid Interest then due and payable to the Lender with respect to Revolving Loans in respect of the preceding Interest Period, together with any accrued and unpaid Interest with respect to Revolving Loans from prior Interest Periods;
(v)    fifth; to the Lender, an amount equal to the aggregate accrued and unpaid Interest then due and payable to the Lender with respect to Term Loans in respect of the preceding Interest Period, together with any accrued and unpaid Interest with respect to Term Loans from prior Interest Periods;
(vi)    sixth, if a Revolving Borrowing Base Deficiency exists, or the Outstanding Revolving Loan Amount exceeds the Facility Limit (Revolving Loans), to the Lender, an amount equal to such Revolving Borrowing Base Deficiency or the amount necessary to cause the Outstanding Revolving Loan Amount to be less than or equal to the Facility Limit (Revolving Loans);
(vii)    seventh, if a Term Borrowing Base Deficiency exists, to the Lender, an amount equal to such Term Borrowing Base Deficiency or the amount necessary to cause the Outstanding Term Loan Amount to be less than or equal to the Facility Limit (Term Loans);
(viii)    eighth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (vii) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable; and
(ix)    ninth, remit any remaining Collections to the Borrower for application in accordance with Section 2.07(c) below (any such remittance, a “Release”); provided that, if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall retain such Collections into the Collection Account for application on the next Business Day in accordance with this Section 2.07.
(c)    Any Collections remitted to the Borrower pursuant to Section 2.07(b)(ix) shall be applied by the Servicer, on behalf of the Borrower: (i) first, if so requested by the Borrower, to pay or prepay (or set aside for the payment or prepayment of) Loans, (ii) second, at direction of the Borrower, to pay the purchase price for Eligible Contracts to be acquired by the Borrower from the Originator on such day under the Purchase Agreement, (iii) third, at direction of the Borrower and without any further action by Borrower, any remaining amounts to Borrower or its designee, and (iv) fourth, any remaining amounts to be retained in the Collection Account for application on the next Business Day in accordance with this Section 2.07.

SECTION 2.08.    Application of Collections On and After Revolving Loan Commitment Termination Date.
(a)    On the Revolving Loan Commitment Termination Date, each of the Servicer and the Paying Agent shall deposit to the Collection Account all Collections (for which it has good funds) held by it on such date and the Servicer shall identify (upon remittance thereof) such Collections as either Revolving Collateral Collections or Term Collateral Collections. On each Business Day thereafter, the Servicer shall deposit (or cause to be deposited) to the Collection Account, within three (3) Business Days of its receipt thereof, all Collections received by it that have not previously been deposited to the Collection Account (identifying each as either Revolving Collateral Collections or Term Collateral Collections) and the Borrower shall cause all Residual Collections to be remitted to the Collection Account not later than the first Business Day after receipt thereof (all such Residual Collections shall be Term Collateral Collections). Subject to Section 2.20, funds on deposit in the Collection Account from time to time may be invested in Permitted Investments. Each such Permitted Investment shall mature not later than the Business Day preceding the next Settlement Date and shall be held to maturity. Each investment instruction by the Borrower or the Servicer, which may be a standing instruction, shall designate specific types of Permitted Investments (and the terms thereof) and shall certify that such investments constitute Permitted Investments that will mature at the time specified in the preceding sentence. Absent the written instruction of the Borrower or the Servicer, the Paying Agent shall invest funds on deposit in the Collection Account in Permitted Investments described in clause (d) of the definition thereof. None of the Lender, the Paying Agent or Securities Intermediary shall be liable for any loss incurred in connection with an investment in the Collection Account, except for losses due to such Person’s failure to make payments on such Permitted Investments issued by such Person in its commercial capacity as principal obligor (and not as Lender, Paying Agent or Securities Intermediary).
(b)    On each Settlement Date from and after the Revolving Loan Commitment Termination Date, the Paying Agent shall, based on the information set forth in the related Monthly Report and the identification of such Collections as either Revolving Collateral Collections or Term Collateral Collections, apply all Collections received since the prior Settlement Date, and all funds, if any, on deposit in the Collection Account that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:
(i)    With respect to Revolving Collateral Collections:
(A)    first, to the Paying Agent, the Securities Intermediary, the Custodian and the Backup Servicer, pro rata, based on the amounts owing to them in respect of accrued (x) Paying Agent Fees, (y) Custodial Fees and (z) Backup Servicing Fees, together with any costs, expenses or indemnities then due and payable to the Paying Agent, the Securities Intermediary, the Custodian or the Backup Servicer, and any Transition Expenses then due and payable to the Backup Servicer if it becomes the successor Servicer; provided that in no event shall the amount payable to the Backup Servicer in respect of Transition Expenses pursuant to Sections 2.07(b)(i), 2.08(b)(i)(A) and 2.08(b)(ii)(A) exceed $200,000 in the aggregate;

(B)    second, to the Lender an amount equal to the Borrower Obligations owing to the Lender in respect of costs and expenses with respect to the Term Loans of the type described in Section 10.09 incurred by it in connection with the enforcement of any Facility Document or the collection of any amounts due thereunder;
(C)    third, to the Servicer the accrued and unpaid Servicer Fee, but not in excess of the Senior Servicer Fee for such Settlement Date, and, if not otherwise paid, at the direction of the Lender, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;
(D)    fourth, to the Lender an amount equal to the aggregate accrued and unpaid Interest with respect to Revolving Loans;
(E)    fifth, if a Revolving Borrowing Base Deficiency exists, to the Lender, an amount equal to such Revolving Borrowing Base Deficiency;
(F)    sixth, to the Lender an amount equal to the aggregate accrued and unpaid Interest with respect to Term Loans;
(G)    seventh, if a Term Borrowing Base Deficiency exists, to the Lender, an amount equal to such Term Borrowing Base Deficiency;
(H)    eighth, to the Servicer any accrued and unpaid Servicer Fee not paid pursuant to clause (C) above;
(I)    ninth, to the Lender an amount equal to the Outstanding Revolving Loan Amount; and
(J)    tenth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (A) through (I) above) in respect of the Revolving Loans are then due and payable by the Borrower to any Secured Party, to each such Secured Party;
(K)    eleventh, on the Final Collection Date and thereafter, remit any remaining Revolving Collateral Collections to the Borrower.
(ii)    With respect to Term Collateral Collections:
(A)    first, to the Paying Agent, the Securities Intermediary, the Custodian and the Backup Servicer, pro rata, based on the amounts owing to them in respect of accrued (x) Paying Agent Fees, (y) Custodial Fees and (z) Backup Servicing Fees, together with any costs, expenses or indemnities then due and payable to the Paying Agent, the Securities Intermediary, the Custodian or the Backup Servicer, and any Transition Expenses then due and payable to the Backup Servicer if it becomes the successor Servicer; provided that in no event shall the amount payable to the Backup Servicer in respect of Transition Expenses pursuant to Sections 2.07(b)(i), 2.08(b)(i)(A) and 2.08(b)(ii)(A) exceed $200,000 in the aggregate;

(B)    second, to the Lender an amount equal to the Borrower Obligations owing to the Lender in respect of costs and expenses with respect to the Term Loans of the type described in Section 10.09 incurred by it in connection with the enforcement of any Facility Document or the collection of any amounts due thereunder;
(C)    third, to the Servicer the accrued and unpaid Servicer Fee, but not in excess of the Senior Servicer Fee for such Settlement Date, and, if not otherwise paid, at the direction of the Lender, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;
(D)    fourth, to the Lender an amount equal to the aggregate accrued and unpaid Interest with respect to Term Loans;
(E)    fifth, to the Lender, up to an amount equal to the Required Term Principal Repayment Amount;
(F)    sixth, if a Term Borrowing Base Deficiency exists, to the Lender, an amount equal to such Term Borrowing Base Deficiency;
(G)    seventh, to the Lender an amount equal to the aggregate accrued and unpaid Interest with respect to Revolving Loans;
(H)    eighth, if a Revolving Borrowing Base Deficiency exists, to the Lender, an amount equal to such Revolving Borrowing Base Deficiency;
(I)    ninth, to the Servicer any accrued and unpaid Servicer Fee not paid pursuant to clause (C) above;
(J)    tenth, prior to the on the Final Collection Date, to the Borrower any remaining Term Collateral Collections.
(K)    eleventh, on the Final Collection Date: first, to the Lender an amount equal to all Borrower Obligations (other than the amounts paid pursuant to clauses (A) through (J) above) then due and payable by the Borrower to any Secured Party, to each such Secured Party; and second, any remaining Term Collateral Collections to the Borrower.
SECTION 2.09.    [Reserved].
SECTION 2.10.    Payments and Computations, Etc. All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account or such account as the Lender may designate prior to such payment from time to time in writing. The Borrower and the Servicer (only with respect to amounts payable pursuant to Section 8.02) shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when due hereunder at 2% per annum above the Base Rate from time to time in effect, payable on demand. All computations of Interest, Servicer Fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided that all computations of Interest calculated at the Base Rate shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.
SECTION 2.11.    Interest Protection.
(a)    If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes) after the date hereof or (ii) the compliance by the Lender the Lender with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to the Lender of funding or maintaining any Revolving Loan hereunder or of extending a commitment in respect thereof, or (2) the Lender shall be required to make a payment calculated by reference to any Revolving Loan funded by it or Interest received by it, then the Borrower shall, from time to time, within thirty (30) days after demand by the Lender, pay the Lender, that portion of such increased costs incurred, amounts not received or required payment made or to be made, which the Lender reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Revolving Loan hereunder.
(b)    The Lender will promptly notify the Borrower and the Lender of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to Section 2.11(a). The Lender will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lender, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In determining the amount of such compensation, the Lender may use any reasonable averaging and attribution methods. The Lender shall submit to the Borrower a certificate in reasonable detail describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.
(c)    Failure or delay on the part of the Lender to demand compensation pursuant to Section 2.11(a) shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased capital unless the Lender gives notice to the Borrower and the Lender to compensate the Lender pursuant to this Section within 180 days after the date the Lender knows an event has occurred pursuant to which the Lender will seek such compensation.
SECTION 2.12.    Increased Capital.
(a)    If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of the Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party, the Borrower shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than the Lender), as specified by such Affected Party, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Lender’s agreements hereunder.
(b)    Each Affected Party will promptly notify the Borrower and the Lender of any event of which it has knowledge, occurring after the date hereof, which will entitle any Affected Party to compensation pursuant to Section 2.12(a). In determining the amount of such compensation, such Affected Party may use any reasonable averaging and attribution methods. The applicable Affected Party shall submit to the Borrower and the Lender a certificate describing such compensation, which certificate shall be conclusive in the absence of manifest error.
(c)    Failure or delay on the part of any Affected Party to demand compensation pursuant to Section 2.12(a) shall not constitute a waiver of such Affected Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section for any increased capital unless such Affected Party gives notice to the Borrower and the Lender to compensate such Affected Party pursuant to this Section within 180 days after the date such Affected Party knows an event has occurred pursuant to which such Affected Party will seek such compensation.
SECTION 2.13.    Funding Losses. In the event that the Lender shall incur any loss, expense or Liquidation Fees (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender in order to fund or maintain any Loan or interest therein) as a result of (i) any reduction of the Principal Amount of any Loan at any time other than on a Settlement Date or (ii) the failure of the Borrower to accept the proceeds of any Loan in accordance with a request therefor under Section 2.03, then, upon demand from the Lender to Borrower, Borrower shall pay to the Lender, the amount of such loss, expense or Liquidation Fees. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrower.
SECTION 2.14.    Taxes.
(a)    Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in, or having its principal office or applicable lending office located in such jurisdiction; (b) any United States withholding tax imposed pursuant to any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Borrower is located; (c) any United States withholding tax imposed by reason of an Affected Party’s failure to provide to Borrower the documents set forth in Section 2.14(c), to maintain or update such documents, or to provide any other documents, such that Borrower is required to withhold United States withholding tax; (d) any taxes imposed pursuant to or as a result of FATCA). Except with respect to taxes included in the exclusion in the preceding sentence, if the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. As used herein, “FATCA” means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.
(b)    In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.
(c)    (1) Each Affected Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to complete and to deliver to the Borrower on or before the Effective Date (or, if later, on or prior to the date it becomes a party to this Agreement) a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Affected Party is a United States person that is not subject to U.S. backup withholding tax.
(2) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8BEN or W-8ECI (or any successor form) as applicable; and (ii) to the extent it may lawfully do so, such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party, to the extent it may lawfully do so, shall submit to the Borrower (with copies to the Lender) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.
(3) Each Affected Party shall deliver to the Borrower such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Affected Party under this Agreement and the Loans are exempt from any United States withholding tax imposed pursuant to FATCA or (y) to allow the Borrower to determine the amount to deduct or withhold under FATCA from a payment hereunder. Each Affected Party further agrees to complete and to deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.
(d)    If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.
SECTION 2.15.    Security Interest.
(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Facility Document, including the payment when due of all Borrower Obligations, the Borrower hereby grants to the Lender, for the benefit of the Secured Parties, a security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the “Collateral”):
(i)    each Contract owned by the Borrower and each of the following items with respect to such Contract:
(A)    the Contract Debtor Documents;
(B)    the Contract Rights;
(C)    any Supporting Obligations;
(D)    any payments from a bank account of, and any electronic funds transfers from, any Contract Debtor or Contract Rights Payor (subject to the terms and conditions of the Master Agency Agreement);
(E)    any associated chattel paper, lease, instrument, installment sale contract or installment loan contract;
(F)    any contract purchase discount;

(G)    any rights of the Borrower to dealer reserves or rate participation with respect to such Contract, if any;
(H)    any money, payments or proceeds of any insurance policies with respect to any or all Contracts or any Financed Vehicles with respect to which the Borrower is solely or jointly the owner or is insured or is the loss payee or is a beneficiary, including, without limitation, any Insurance Proceeds;
(I)    all accessions to, substitutions for and all replacements and products of, any of the foregoing property; and
(J)    all moneys, instruments and other proceeds of the foregoing (all of the foregoing items in this Section 2.15(a)(i) with respect to all Pledged Contracts being the “Contract Collateral”);
(ii)    all of the following items owned by the Borrower, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, except to the extent the same constitutes the Contract Collateral:
(A)    all chattel paper, accounts, goods, investment property, letters of credit, letter-of-credit rights, leases, instruments, installment sales contracts, installment payment contracts, general intangibles, payment intangibles, promissory notes, and Supporting Obligations relating thereto;
(B)    the Demand Note, all rights to payment thereunder and all rights to payments required to be made thereunder;
(C)    all deposit accounts and other bank accounts or securities accounts (subject to the terms and conditions of the Master Agency Agreement);
(D)    the Collection Account, together with all Permitted Investments and all money, investment property, instruments and other property on deposit from time to time in, credited to or related to the Collection Account (including any subaccounts of any such account), and in all interest, dividends, earnings, income and other distributions from time to time received, receivable or otherwise distributed or distributable thereto or in respect thereof (including any accrued discount realized on liquidation of any investment purchased at a discount);
(E)    each Interest Rate Hedge Agreement and all Hedge Receipts;
(F)    all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds, products, rents, receipts or profits of the conversion, voluntary or involuntary, into cash or other property, all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing;

(G)    all rights, remedies, powers, privileges and claims of the Borrower under or with respect to the Purchase Agreement and the Custodial Agreement (whether arising pursuant to the terms of the Purchase Agreement or the Custodial Agreement or otherwise available to the Borrower at law or in equity), including the rights of Borrower to enforce the Purchase Agreement and the Custodial Agreement, and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Purchase Agreement or the Custodial Agreement to the same extent as the Borrower could but for the assignment and security interest granted to the Lender for the benefit of the Secured Parties;
(H)    all monies, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) any of the foregoing; and
(I)    each Residual Interest;
(J)    all other property of the Borrower;
(K)    all proceeds of the foregoing (all of the foregoing items in this Section 2.15(a)(ii) being the “Non-Contract Collateral”).
(b)    The Borrower hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section. The Borrower authorizes the Lender to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pledged Contracts and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. This Agreement shall constitute a security agreement under applicable law.
(c)    The Borrower represents and warrants that each remittance of Collections to the Lender hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.
SECTION 2.16.    Demand Note.
(a)    On the date hereof, the Borrower will deliver the Demand Note to the Lender. The Borrower hereby authorizes the Lender to demand payment on the Demand Note at any time during the period commencing on the date hereof and ending on the Final Collection Date, and hereby acknowledges and agrees that the Lender may exercise any and all rights and remedies of the Borrower under or in connection with the Demand Note, including, without limitation, any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Demand Note; provided that notwithstanding the foregoing, the Lender agrees that it will not demand payment on the Demand Note after either the Revolving Loan Commitment Termination Date or Term Loan Commitment Termination Date, as applicable, so long as all of the following conditions are satisfied: (i) with respect to the Revolving Loan Commitment Termination Date, (a) the Revolving Loan Commitment Termination Date did not occur solely as a result of the declaration or automatic occurrence of the Revolving Loan Commitment Termination Date pursuant to either clause (i) or clause (ii) of the definition thereof, (b) at all times following the Revolving Loan Commitment Termination Date, the Outstanding Revolving Loan Amount is less than the Borrowing Base (Revolving Loans), and (c) no Event of Termination or Servicer Default has occurred and is continuing and (ii) with respect to the Term Loan Commitment Termination Date, (a) the Term Loan Commitment Termination Date did not occur solely as a result of the declaration or automatic occurrence of the Term Loan Commitment Termination Date pursuant to clause (i) of the definition thereof, (b) at all times following the Term Loan Commitment Termination Date, the Outstanding Term Loan Amount is less than the Borrowing Base (Term Loans), and (c) no Event of Termination or Servicer Default has occurred and is continuing. The Lender shall deposit all amounts received from DTAC under the Demand Note to the Collection Account and such amounts shall be treated as Collections for purposes of Sections 2.07 and 2.08 hereof, as determined by the Lender in its sole discretion.
(b)    The Borrower agrees (i) to instruct DTAC to comply with the instructions of the Lender as described in this Section, (ii) to instruct DTAC that no payment shall be made under the Demand Note other than at the direction of the Lender and (iii) if the Borrower shall receive any payment from DTAC under the Demand Note, it shall so notify the Lender and deposit such payments into the Collection Account or as otherwise directed by the Lender within one Business Day following receipt thereof. Any payment received by the Borrower under or in connection with the Demand Note shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Lender in the same form received (with any necessary endorsement). During the period from the date hereof until the Final Collection Date, the Borrower will not consent to any amendment or modification of the Demand Note without the prior written consent of the Lender.
(c)    The Borrower hereby irrevocably appoints the Lender as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time to take any action and to execute any instrument which the Lender may deem necessary or appropriate in order to exercise its remedies hereunder with respect to the Demand Note, including, without limitation, (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for money’s due and to become due under or in connection with the Demand Note, (ii) to receive, indorse and collect any drafts or other instruments, documents, security certificates and chattel paper in connection therewith, and (iii) to file any claims or take any action or institute proceeding which the Lender may deem necessary or desirable for the collection of the Demand Note or otherwise to enforce compliance with the terms, conditions or rights of the Lender with respect to the Demand Note.
(d)    The powers conferred on the Lender pursuant to this Section are solely to protect its interest in the Demand Note and shall not impose any duty upon it to exercise any such powers. Except for the accounting for moneys actually received by it hereunder, the Lender shall have no duty with respect to the Demand Note, as to ascertaining or taking any action with respect to matters relative to the Demand Note, whether or not the Lender is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to the Demand Note.
(e)    Release of Demand Note Guaranty. If both Ernest C. Garcia II and Verde Investments, Inc. shall have been released from all liability under all guaranties and other credit enhancements previously provided by either of them in connection with the other Warehouse Facilities (collectively, the “Subject Credit Enhancements”) to which any DT Entity is a party or the applicable lenders or program agents have agreed to release Ernest C. Garcia II and Verde Investments, Inc. subject only to the contingency that they be released from all other Subject Credit Enhancements, then, so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing, the Lender, upon certification to the Lender by Ernest C. Garcia II and Verde Investments, Inc. of such release, shall terminate the Demand Note Guaranty and shall execute and deliver such instruments and documents as Ernest C. Garcia II and Verde Investments, Inc. may reasonably request in order to evidence such termination. By executing below, the Borrower, the Servicer and the Lender each acknowledge that, on December 28, 2011, the Demand Note Guaranty (defined below) was terminated and released.
SECTION 2.17.    Notes. All Loans by the Lender shall be further evidenced by Notes, executed by the Borrower, with appropriate insertions, payable to the order of the Lender. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any of the Borrower Obligations or any payment thereon.
SECTION 2.18.    Collateral Dispositions. The Borrower may, but shall not be required to, from time to time enter into, or participate in, Contract Disposition Transactions pursuant to which the Borrower distributes or sells some or all of the Collateral as of a specified cut-off date if (i) either (A) with respect to a sale of Pledged Contracts, the net proceeds payable to the Borrower in connection with any such Contract Disposition Transaction are equal to or greater than the Required Takeout Price on the date of such sale or (B) with respect to a distribution of Collateral, such distribution shall meet all of the Distribution Conditions, (ii) the Collateral to be included in such Contract Disposition Transaction are selected by the Borrower, DTCC or DTAC in a manner not intended to, or that could be reasonably expected to, materially and adversely affect the interests of the Lender or the Secured Parties and (iii) with respect to a sale of Pledged Contracts, the Borrower has directed the buyer of the Pledged Contracts to be included in such Contract Disposition Transaction in writing (with a copy to the Lender) to remit all such net proceeds of its purchase of such Pledged Contracts directly to the Collection Account. With respect to any sale of Pledged Contracts, upon receipt by the Lender of confirmation that the net proceeds of the purchase price for the Pledged Contracts that are included in any Contract Disposition Transaction have been credited to the Collection Account, (x) the Lender shall apply such net proceeds to reduce the Outstanding Revolving Loan Amount and Outstanding Term Loan Amount and to pay any other Borrower Obligations included in the calculation of the Required Takeout Price and (y) the related Contract Delivery Documents shall be released to the buyer thereof. With respect to any distribution of Collateral together with a Borrowing Base Certificate, if applicable, the Collateral and/or related

Contract Delivery Documents shall be released from of the security interest of the Lender in the applicable Collateral and the Lender shall execute and deliver such instruments of release, prepared by and at the expense of the Borrower, in each case without recourse, representation or warranty, as shall be necessary to release the Lender’s security interest therein. In connection with any sale or distribution of Collateral by the Borrower in connection with a Contract Disposition Transaction, the Borrower shall deliver a Borrowing Base Certificate (calculated after giving effect to such Contract Disposition Transaction) to Lender and make appropriate entries in its general accounting records to reflect the sale of the applicable Collateral.
SECTION 2.19.    Release of Lien. In connection with (a) any repurchase of Pledged Contracts by the Originator from the Borrower pursuant to the Purchase Agreement, (b) any disposition of Collateral pursuant to Section 2.18, (c) prior to the Term Loan Commitment Termination Date, any disposition of Collateral used in the calculation of the Borrowing Base (Term Loans) identified by the Borrower (without employing any selection procedures intended to be adverse to Lender’s interest hereunder), in an amount not to exceed the Borrowing Base Surplus then in effect, or (d) promptly following the Final Collection Date, the Lender agrees, at the Borrower’s expense, and without recourse, representation or warranty, to execute, deliver, file and record any release, document or other instrument and take such action that may be necessary or that the Borrower may reasonably request, to evidence the release by the Lender of its security interest in the applicable Collateral.
SECTION 2.20.    The Collection Account.
(a)    On or prior to the date hereof, the Borrower shall establish and shall thereafter maintain an Eligible Account in the name of the Borrower for the purpose of receiving Collections (the “Collection Account”). The taxpayer identification number associated with the Collection Account shall be that of the Borrower and the Borrower will report for Federal, state and local income taxes, the income, if any, represented by the Collection Account.
(b)    The Collection Account shall initially be established at Wells Fargo Bank, National Association. Wells Fargo Bank, National Association hereby confirms that it is a national banking association and shall act as a “securities intermediary” (as defined in Section 8-102 of the UCC) and a “bank” (as defined in Section 9-102 of the UCC) hereunder (in such capacities, the “Securities Intermediary”) with respect to the Collection Account and that the account number of the Collection Account is 80369600.
(c)    The Collection Account shall be a “securities account” as defined in Section 8- 501 of the UCC and shall be maintained by the Securities Intermediary as a securities intermediary in the name of the Borrower, subject to the lien of the Lender, for the benefit of the Secured Parties. The Securities Intermediary shall treat the Lender as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Collection Account;
(d)    The Securities Intermediary hereby confirms and agrees that:
(i)    the Securities Intermediary shall not change the name or account number of the Collection Account without the prior written consent of the Lender;
(ii)    all securities or other property underlying any financial assets (as hereinafter defined) credited to the Collection Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or indorsed in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to the Collection Account be registered in the name of the Borrower or any other Person, payable to the order of the Borrower or specially indorsed to the Borrower or any other Person, except to the extent the foregoing have been specially indorsed to the Lender, for the benefit of the Secured Parties, or in blank;
(iii)    all property transferred or delivered to the Securities Intermediary pursuant to this Agreement will be promptly credited to the Collection Account;
(iv)    the Collection Account is an account to which financial assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat each of the Borrower and the Servicer as entitled to exercise the rights that comprise any financial asset credited to each such account;
(v)    the Securities Intermediary shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Collection Account and/or any financial assets credited thereto simultaneously to each of the Servicer (on behalf of the Borrower) and the Lender at the address for each set forth on Schedule II to this Agreement; and
(vi)    notwithstanding the intent of the parties hereto, to the extent that Collection Account shall be determined to constitute a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, the Collection Account shall be subject to the exclusive control of the Lender, for the benefit of the Secured Parties, and the Securities Intermediary will comply with instructions originated by the Lender directing disposition of the funds in the Collection Account without further consent by the Borrower or the Servicer; provided that, notwithstanding the foregoing, until such time as the Securities Intermediary receives a Notice of Exclusive Control (as defined below), the Lender hereby authorizes the Securities Intermediary to honor all withdrawal, payment, transfer or other instructions directing disposition of the funds in the Collection Account received from the Borrower or the Servicer, on its behalf.
(e)    The Securities Intermediary hereby agrees that each item of property (including, without limitation, any investment property, financial asset, security, instrument or cash) credited to the Collection Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
(f)    Except as otherwise set forth in Section 2.20(g) and (h), the Securities Intermediary will comply with “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) (“Entitlement Orders”) originated by the Borrower or by the Servicer.
(g)    If at any time the Securities Intermediary shall receive any Entitlement Order from the Lender (i.e., an order directing a transfer or redemption of any financial asset in the Collection Account), or any “instruction” (within the meaning of Section 9-104 of the UCC), originated by the Lender, the Securities Intermediary shall comply with such Entitlement Order or instruction without further consent by the Borrower, the Servicer or any other Person. Notwithstanding the foregoing, the parties hereto agree that the Securities Intermediary will comply with the following with respect to any Entitlement Order or instruction: (i) until its receipt of a Notice of Exclusive Control (as defined below) with respect to the financial assets in the Collection Account, any cash received into the Collection Account may be invested in Permitted Investments selected by the Borrower or by the Servicer; and (ii) from and after its receipt of a Notice of Exclusive Control (as defined below), with respect to the financial assets in the Collection Account and without further consent of the Borrower, the Servicer or any other Person, any cash received into the Collection Account, may be invested in Permitted Investments selected by the Lender, for the benefit of the Secured Parties.
(h)    Upon receipt by the Securities Intermediary of a written notice substantially in the form of Exhibit I hereto (a “Notice of Exclusive Control”), the Securities Intermediary will take all Entitlement Orders, instructions or other directions it receives from the Lender, on behalf of the Secured Parties, with respect to the Collection Account, without further consent by the Borrower, the Servicer or any other Person, and shall cease complying with Entitlement Orders, instructions or other directions concerning the Collection Account originated by the Borrower, the Servicer or any other Person.
(i)    In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any of the Collection Account or any financial assets, funds, cash or other property credited thereto or any security entitlement with respect thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Lender, for the benefit of the Secured Parties. Notwithstanding the preceding sentence, the financial assets, funds, cash or other property credited to any of the Collection Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Lender, for the benefit of the Secured Parties (except that the Securities Intermediary may set-off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account, and (ii) the face amount of any checks that have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds).
(j)    Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) and the “security intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC).
SECTION 2.21.    The Paying Agent.
(a)    The Borrower hereby appoints Wells Fargo Bank, National Association as the initial Paying Agent. All payments of amounts due and payable in respect of the Borrower Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Sections 2.07 or 2.08 shall be made on behalf of the Borrower by the Paying Agent. The Paying Agent hereby agrees that subject to the provisions of this Section, it shall:
(i)    hold any sums held by it for the payment of amounts due with respect to the Borrower Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii)    give the Lender notice of any default by the Borrower of which it has actual knowledge in the making of any payment required to be made with respect to the Borrower Obligations;
(iii)    at any time during the continuance of any such default, upon the written request of the Lender, forthwith pay to the Lender any sums so held in trust by such Paying Agent;
(iv)    immediately resign as a Paying Agent and forthwith pay to the Lender any sums held by it in trust for the payment of Notes if at any time it ceases to meet the requirements set forth in Section 2.20(b);
(v)    comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Borrower Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and
(vi)    provide to the Lender such information as is required to be delivered under the Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.
(b)    Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Borrower with the prior written consent of the Lender. The Borrower shall not appoint any Paying Agent which is not, at the time of such appointment, a depository institution or trust company that (i) is incorporated under the laws of the United States of America or any State thereof, (ii) is subject to supervision and examination by federal or state banking authorities and (iii) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated or R-1 (high) by DBRS or “A-1+” by S&P or “Prime-1” by Moody’s (or its equivalent).
(c)    The Lender shall furnish to the Paying Agent, no later than the second calendar day prior to each Settlement Date, wiring instructions for all payments to be made to Lender or on such Settlement Date.
(d)    On the Final Collection Date, all funds then held by any Paying Agent other than the Lender under this Agreement shall, upon demand of the Borrower, be paid to the Lender to be held and applied according to Section 2.08, and thereupon such Paying Agent shall be released from all further liability with respect to such funds.
(e)    The parties hereto acknowledge and agree that neither the Paying Agent nor the Securities Intermediary shall be required to act as a “commodity pool operator” or a “commodity trading advisor” or be required to undertake regulatory filing related to this Agreement in connection therewith.
(f)    Delivery of any reports, information and documents to the Paying Agent provided for herein is for informational purposes only and the Paying Agent’s receipt of such shall not constitute constructive knowledge of any information contained therein or determinable from information contained therein, including the Servicer’s or Borrower’s compliance with any of its representations, warranties or covenants hereunder. Notwithstanding anything to the contrary herein, the Paying Agent is not required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
SECTION 2.22.    Mutilated, Destroyed, Lost and Stolen Notes.
(a)    If any mutilated Note is mutilated, the Borrower shall execute and deliver in exchange therefor a new Note of like principal amount and bearing a number not contemporaneously outstanding.
(b)    If there shall be delivered to the Borrower prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.
(c)    Upon the issuance of any new Note under this Section, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.
(d)    Every new Note issued pursuant to this Section and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.
(e)    The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.
SECTION 2.23.    Persons Deemed Owners. The Borrower and the Servicer and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower or the Servicer and any such agent shall be affected by notice to the contrary.
SECTION 2.24.    Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly cancelled. The Borrower shall promptly cancel and deliver to the Lender any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Agreement.

SECTION 2.25.    Amendment of Net Worth Event of Termination. If the lenders on the Residual Warehouse Facilities have agreed to amend any covenants or events of termination related to the consolidated net worth of the DT Entities On A Consolidated Basis, subject only to the contingency that the other Residual Warehouse Facilities also amend and such covenants or events of termination then, so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing, the Lender, shall amend Section 7.01(k) (or any successor sections) to conform to the new net worth threshold.
ARTICLE III
CONDITIONS OF EFFECTIVENESS AND LOANS
SECTION 3.01.    Conditions Precedent to Effectiveness. As conditions precedent to the effectiveness of this Agreement, and the initial Borrowing made pursuant to this Agreement (i) the Lender shall have received each of the documents, instruments, legal opinions and other agreements listed on Exhibit G that are required to be delivered on or prior to the date hereof, together with all fees due and payable on the date hereof; (ii) since December 31, 2009, no event has occurred which would have resulted in a Material Adverse Change, (iii) the Lender shall have received the Fees that are required to be paid pursuant to the Fee Letter on or prior to the date hereof and (iv) the Lender shall have completed satisfactory due diligence and audits with respect to the Originator, the Borrower, the Servicer, the Performance Guarantors and the Contracts and the Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement.
SECTION 3.02.    Conditions Precedent to All Borrowings and Releases. Each Borrowing (including, without limitation, the initial Borrowing made pursuant to this Agreement) made by the Lender to the Borrower and each Release, shall be subject to the further conditions precedent that on the date of each Borrowing or Release, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing or Release, as applicable:
(a)    the Lender and Paying Agent shall have received from the Servicer the Monthly Report and most recently required to be delivered pursuant to Section 5.05(g) hereof.
(b)    the representations and warranties contained in Article IV shall be true and correct in all material respects on and as of such date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(c)    no event has occurred and is continuing, or would result from such Borrowing or Release which constitutes an Event of Termination, a Servicer Default (including, without limitation, a Material Adverse Change with respect to the Servicer), an Incipient Event of Termination or an Incipient Servicer Default;
(d)    the Revolving Loan Commitment Termination Date has not occurred; provided however this clause (d) shall not prohibit the second term borrowing set forth in Section 2.01(c) or any Release under Section 2.08(b)(ii)(G) provided that the other conditions under this Section are satisfied;

(e)    the Borrower shall have timely made all of the deliveries under Sections 2.01, 2.02 and 2.03 of the Custodial Agreement with respect to all Eligible Contracts;
(f)    the Custodian shall have timely made all deliveries under Sections 3.01, 3.02, 3.03 and 3.04 of the Custodial Agreement with respect to all Eligible Contracts;
(g)    not later than 10:00 a.m. (New York City time) on the applicable Borrowing Date, the Borrower shall have delivered to the Lender a Borrowing Base Certificate which reflects all Eligible Contracts as of the close of business on the day preceding the Borrowing Date;
(h)    before and after giving effect to such Borrowing, no Term Borrowing Base Deficiency or Revolving Borrowing Base Deficiency shall exist; and
(i)    before and after giving effect to such Release under Section 2.07(b)(ix), no Term Borrowing Base Deficiency or Revolving Borrowing Base Deficiency shall exist and before and after giving effect to such Release under Section 2.08(b)(ii)(G), no Term Borrowing Base Deficiency shall exist.
Each delivery of a Borrowing Request to the Lender, and the acceptance by the Borrower of the proceeds of any Borrowing or any Release, shall constitute a representation and warranty by the Borrower that, as of the date of such Borrowing or Release, both before and after giving effect thereto and the application of the proceeds thereof, each of the applicable statements set forth in clauses (a) through (f) above are true and correct to the extent set forth in such clauses.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof and on each date a Loan or a Release is made as follows:
(a)    Due Formation and Good Standing. The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.
(b)    Due Authorization and No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement and all other Facility Documents to which it is a party, and the transactions contemplated hereby and thereby, are within the Borrower’s powers, have been duly authorized by all necessary limited liability company action and do not contravene or constitute a default under, any provision of applicable law or of the Borrower’s certificate of formation or of the limited liability company agreement or of any agreement, judgment, injunction, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Adverse Claim on any asset of the Borrower. This Agreement, the Purchase Agreement and the other Facility Documents to which the Borrower is a party have been duly executed and delivered on behalf of the Borrower.

(c)    Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Purchase Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained, except for filings under the UCC required under Article III.
(d)    Enforceability of Facility Documents. Each of this Agreement, the Purchase Agreement and each other Facility Document to be delivered by the Borrower in connection herewith, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the Enforceability Exceptions.
(e)    No Litigation. There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower or the property of the Borrower, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority. The Borrower is not in default with respect to any order of any court, arbitrator or Governmental Authority.
(f)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest in the Borrower’s right, title and interest in, to and under the Collateral in favor of the Lender, which security interest is prior to all other Liens (other than Permitted Liens), and is enforceable against creditors of, and purchasers from, the Borrower;
(ii)    The Borrower has taken all steps necessary to perfect its security interest against the Contract Debtors in the Financed Vehicles and other property securing the Pledged Contracts;
(iii)    The Pledged Contracts constitute “tangible chattel paper” or “electronic chattel paper” within the meaning of UCC Section 9-102;
(iv)    Immediately prior to the grant by the Borrower of a security interest to the Lender hereunder, the Borrower owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Liens);
(v)    The Borrower has caused, or will have caused within ten (10) days after the date hereof or any applicable Borrowing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the Lender’s first priority security interest in the Collateral;
(vi)    Other than the security interest granted to the Lender for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted by this Agreement and the other Facility Documents. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Lender or (ii) that has been terminated. The Borrower is not aware of any judgment lien or tax lien filings against the Borrower;
(vii)    Immediately prior to the pledge hereunder, the Borrower or the Custodian has in its possession all original copies of the Contracts and related Contract Debtor Documents. None of the Contracts or related Contract Debtor Documents has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. All financing statements filed or to be filed against the Borrower in favor of the Lender in connection herewith describing the Collateral contain a statement to the effect that “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the secured party”;
(viii)    Notwithstanding any other provision of this Agreement or any other Facility Document, the representations contained in this Section 4.01(f) shall be continuing and remain in full force and effect.
(g)    Compliance with Laws. The Borrower has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
(h)    Accuracy of Information. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrower to the Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to result in a Material Adverse Change that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.
(i)    Location of Records; Organizational Identification Number. The locations of the offices where the Borrower keeps all the Records are listed on Exhibit E. The Borrower’s federal employer identification number is 27-2141842 and its organizational identification number is 4800899. The Borrower is organized solely under the laws of the State of Delaware.
(j)    Collection Information; Master Agency Agreement. The names and addresses of all the Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts to which Contract Debtors, Approved Sub-servicers or Lock-Box Processors remit Contract Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit L hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit L. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event. For clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
(k)    No Trade Names. The Borrower has no, and has not used any, trade names, fictitious names, assumed names or “doing business as” names.
(l)    Investments. The Borrower does not own or hold, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Facility Documents. The Borrower has no Subsidiaries.
(m)    Facility Documents. The Purchase Agreement is the only agreement pursuant to which the Borrower directly or indirectly purchases and receives capital contributions of Contracts from the Originator and the Facility Documents delivered to the Lender represent all agreements between the Originator and the Borrower relating to the transfer of the Contracts, except for other agreements related to the transactions that are permitted by Section 5.03(k).
(n)    Business. Since its formation, the Borrower has conducted no business other than entering into and performing it obligations under the Facility Documents to which it is a party, and such other activities as are incidental to the foregoing. The Facility Documents to which it is a party, and any agreements entered into in connection with the transactions that are permitted by Section 5.03(k), are the only agreements to which the Borrower is a party.
(o)    Taxes. The Borrower has filed or has received an extension of time for filing of, all United States Federal income tax returns (if any) and all other material tax returns which are required to be filed by it and has paid all taxes that are due and payable by it pursuant to such returns or pursuant to any assessment received by the Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the Borrower’s opinion, adequate.
(p)    Solvency. The Borrower: (i) is not “insolvent” (as such term is defined in § 101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they come due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.
(q)    Use of Proceeds. No proceeds of any Loan will be used by the Borrower to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(r)    Ownership. As of the date hereof, all of the membership interests in the Borrower are directly owned of record by the Originator, all of which are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire any membership interests in the Borrower other than the provisions relating to the special membership interest of the independent director.
(s)    Eligibility. Each Pledged Contract included as an Eligible Contract represented by the Borrower to be an “Eligible Contract” on any date hereunder, or included in the calculation of the Borrowing Base (Revolving Loans) on any date, satisfies the requirements of eligibility contained in the definition of “Eligible Contract” as of such date.
(t)    Payments to Originator. With respect to each Pledged Contract, the Borrower shall have (i) received such Pledged Contract as a contribution to the capital of the Borrower by the Originator or (ii) purchased such Pledged Contract from the Originator in exchange for payment (made by the Originator in accordance with the provisions of the Purchase Agreement) in an amount which constitutes fair consideration and reasonably equivalent value. No such sale shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(u)    Material Adverse Change. Since the date of formation of the Borrower, no Material Adverse Change has occurred.
(v)    Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Pledged Contract and has not made any change to such Credit and Collection Policy other than as permitted under Section 5.03(c).
(w)    Event of Termination. No Event of Termination or Incipient Termination Event has occurred or is continuing.
SECTION 4.02.    Representations and Warranties of the Servicer. The Servicer (so long as a DT Entity is the Servicer) represents and warrants as of the date hereof and on each date a Loan or a Release is made as follows:
(a)    Due Formation and Good Standing. The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has all limited liability company power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the nature of its business requires it to be so qualified except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change.
(b)    Due Authorization and No Conflict. The execution, delivery and performance by the Servicer of this Agreement are within the Servicer’s limited liability company powers, have been duly authorized by all necessary limited liability company action on the part of the Servicer and do not contravene or constitute a default under, any provision of applicable law or of the Servicer’s certificate or articles of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer that could result in a Material Adverse Change or result in the creation or imposition of any Adverse Claim on any asset of the Servicer upon or with respect to any of its properties. This Agreement and the other Facility Documents to which the Servicer is a party have been duly executed and delivered on behalf of the Servicer.
(c)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of this Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained.
(d)    Enforceability of Facility Documents. Each of this Agreement and each other Facility Document to be delivered by the Servicer in connection herewith constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to the Enforceability Exceptions.
(e)    No Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against, or to the knowledge of a Responsible Officer of the Servicer after due inquiry, threatened against the Servicer or any of its subsidiaries (i) that could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) that seeks to prevent the consummation of the transactions contemplated by this Agreement or the other Facility Documents. The Servicer is not in default with respect to any order of any court, arbitrator or other Governmental Authority, which default could reasonably be expected to result in a Material Adverse Change or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.
(f)    Compliance with Laws. The Servicer has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
(g)    Accuracy of Information. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Servicer to the Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Servicer to the Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to result in a Material Adverse Change that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

(h)    Collection Information; Master Agency Agreement. The names and addresses of all the Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts to which Contract Debtors, Approved Sub-servicers or Lock-Box Processors remit Contract Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit L hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit L. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event. For clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
(i)    Software. The Servicer has the right (whether by license, sublicense or assignment) to use all of the computer software used to account for the Pledged Contracts to the extent necessary to administer the Pledged Contracts.
(j)    Eligibility. Each Pledged Contract included as an Eligible Contract represented by the Borrower to be an “Eligible Contract” on any date hereunder, or included in the calculation of the Borrowing Base (Revolving Loans) on any date, satisfies the requirements of eligibility contained in the definition of “Eligible Contract” as of such date.
(k)    Material Adverse Change. Since December 31, 2009, no Material Adverse Change has occurred.
(l)    Compliance with Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to its servicing of each Pledged Contract.
(m)    Event of Termination. No Event of Termination or Incipient Termination Event has occurred or is continuing.
(n)    Financial Statements. The Servicer has heretofore furnished to the Lender a copy of the audited financial statements of the DT Entities On A Consolidated Basis for the fiscal year ended December 31, 2009. All such financial statements are and, upon delivery, all financial statements described in Section 5.02(b) hereof will be, materially complete and correct and fairly present the consolidated financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP applied on a consistent basis. Since December 31, 2009 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to result in a Material Adverse Change.

(o)    ERISA. Each Plan to which the Servicer makes direct contributions, and, to the knowledge of the Servicer, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrower or the Servicer on its behalf would be under an obligation to furnish a report to the Administrative under Section 5.02(d) hereof.
(p)    Taxes. The Servicer has filed all Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Servicer in respect of taxes and other governmental charges are adequate.
(q)    Principal Offices. The chief executive office of the Servicer as of the date hereof is located at 4020 East Indian School Road, Suite A, Phoenix, AZ 85018, and the chief operating office is located at the same address.
(r)    Licenses. The Lender will not be required as a result of financing or taking a pledge of the Contracts to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.
(s)    No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Servicer or any of its Subsidiaries constitutes, or could reasonably be expected to result in, a Material Adverse Change.
(t)    Selection of Contracts. Each Pledged Contract was selected in accordance with the Contract Selection Methodology, and was not selected in a manner intended to, or that could reasonably be expected to, adversely affect the interests of the Lender or any Secured Party.
ARTICLE V
GENERAL COVENANTS
SECTION 5.01.    Affirmative Covenants of the Borrower. Except as otherwise provided herein, from the date hereof until the latest of the Revolving Loan Termination Date, the Term Loan Commitment Termination Date and the Final Collection Date, the Borrower will, unless the Lender shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply in all material respects with all applicable laws, ordinances, orders, rules, regulations and requirements of Governmental Authorities.
(b)    Preservation of Existence. (i) Observe all procedures required by its certificate of formation and the limited liability company agreement and preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), the failure to be so qualified could reasonably be expected to result in a Material Adverse Change.
(c)    Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Lender or its agents or representatives; (i) to conduct periodic audits of the Pledged Contracts and the other Collateral and collection systems of the Borrower; (ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pledged Contracts and other Collateral, including, without limitation, the related Pledged Contracts; (iii) to visit the offices and properties of the Borrower for the purpose of examining the materials described in clause (ii) above; and (iv) to discuss matters relating to the Pledged Contracts, the other Collateral or the Borrower’s performance hereunder with any of the officers or employees of the Borrower having knowledge of such matters; provided that if no Event of Termination shall have occurred and be continuing, the Lender or its agents or representatives shall only be entitled to conduct two audits of the Borrower during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof and provided, further, that if an Event of Termination shall have occurred and be continuing, the Lender or its agents or representatives shall be entitled to conduct three audits of the Borrower during such period.
(d)    Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pledged Contracts in the event of the destruction of the originals thereof) and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pledged Contracts, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pledged Contract and all Contract Collections of and adjustments to each existing Pledged Contract. The Borrower shall promptly notify the Lender of any material conversion or substitution (excluding, in each case, version upgrades) of the computer software used by the Borrower (or the Servicer, as applicable) in its collection of Pledged Contracts.
(e)    Performance and Compliance with Pledged Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pledged Contracts.
(f)    Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pledged Contracts.
(g)    Collections.
(i)    Instruct all Contract Debtors to remit all payments made in respect of the Pledged Contract to a Lock-Box or a Depository Account; provided for clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts;

(ii)    Instruct all Lock-Box Processors to deposit all Contract Collections received thereby or remitted to any Lock-Box into a Depository Account within three (3) Business Days following receipt thereof;
(iii)    Instruct all Depository Account Banks to deposit all Contract Collections received thereby to a Depository Account within three (3) Business Days following receipt;
(iv)    Cause all Contract Collections to be remitted from the Depository Accounts to the Collection Account within three (3) Business Days following identification thereof;
(v)    Cause all Contract Collections received by the Borrower or the Servicer directly to be remitted to a Depository Account or the Collection Account within one (1) Business Day of receipt; and
(vi)    On and after the date hereof, cause each Depository Account and Lock- Box to be subject at all times to the Master Agency Agreement.
(h)    Posting of Collections and Pledged Contracts. Apply all Contract Collections to the Pledged Contracts owed by the applicable Contract Debtor in a timely manner in accordance with its business practices in existence as of the date hereof.
(i)    Separate Existence. Take all reasonable steps (including, without limitation, all steps that the Lender may from time to time reasonably request) to maintain the Borrower’s identity as a separate legal entity from each DT Entity and their Affiliates and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the DT Entities and each other Affiliate thereof. Without limiting the generality of the foregoing, the Borrower shall operate in such a manner and be constituted so that it would not be substantively consolidated in the bankruptcy trust estate of any DT Entity or Affiliate thereof, the separate existence of the Borrower and any DT Entity or Affiliate thereof would not be disregarded, and each of the following statements will be true and correct at all relevant times:
(i)    the Borrower maintains and shall maintain separate records, books of account and financial statements from those of DTAC and its Affiliates;
(ii)    except to the extent permitted pursuant to the Facility Documents and the Master Agency Agreement, the Borrower does not and shall not commingle any of its assets or funds with those of DTAC and its Affiliates;
(iii)    the Borrower maintains and shall maintain an office separate from that of any other entity and a separate board of directors with at least two (2) Independent Directors and observes all separate limited liability company formalities, and all decisions with respect to the Borrower’s business and daily operations have been and shall be independently made by the officers of the Borrower pursuant to resolutions of its board of directors;
(iv)    other than contributions of capital, payment of dividends and return of capital, no transactions have been or will be entered into between the Borrower and DTAC or between the

Borrower and any of Affiliates of DTAC except such transactions as are contemplated by this Agreement and the Facility Documents, or as permitted by the Borrower’s organizational documents, and the Borrower shall not enter into or permit to exist any transaction (including, without limitation, any purchase, lease or exchange of property or the rendering of any service) with any DT Entity or Affiliate thereof which is on terms that are less favorable to the Borrower than those that might be obtained in an arm’s length transaction at the time from Persons who are not Affiliates and which is not evidenced by or pursuant to a written agreement;
(v)    except for such administration and collection and functions as the Servicer may perform on behalf of the Borrower, the Borrower acts solely in its own name and through its own authorized officers and agents and the Borrower does not and will not act as agent of DTAC or any other Person in any capacity;
(vi)    except for any funds received from DTAC or its shareholders as a capital contribution or as otherwise permitted in this Agreement or any other Facility Document, the Borrower shall not accept for its own account funds from DTAC or its Affiliates; and the Borrower shall not allow DTAC or its Affiliates otherwise to supply funds to, or guarantee any obligation of, the Borrower;
(vii)    the Borrower shall not guarantee, or otherwise become liable with respect to, any obligation of DTAC or its Affiliates;
(viii)    the Borrower shall at all times hold itself out to the public under the Borrower’s own name as a legal entity separate and distinct from DTAC and its Affiliates, and not hold itself out as a “division” of DTAC or its Affiliates;
(ix)    the Borrower shall at all times maintain all of its liabilities and tangible and intangible assets, separate and readily identifiable, from those of DTAC and each and every Affiliate of DTAC or any Affiliate of such Affiliate;
(x)    the Borrower is a special purpose company and has not engaged, and does not presently engage and shall not engage, in any activity other than the activities undertaken pursuant to this Agreement and the Facility Documents and activities ancillary or incident thereto and transactions permitted pursuant to its organizational documents, and has no indebtedness other than as created by, or set forth in, this Agreement or the Facility Documents;
(xi)    the Borrower does not have any subsidiaries;
(xii)    the Borrower has complied in all material respects with all applicable laws, rules, regulations, and orders with respect to it, its business and properties;
(xiii)    all of the issued and outstanding membership interests of the Borrower are owned by DTAC, and all distributions by Borrower to DTAC shall be properly reflected as distributions on the books and records of DTAC;
(xiv)    the execution and delivery of this Agreement and the Facility Documents and the consummation of the transactions contemplated hereby and thereby were not made in contemplation of the insolvency of the Borrower or after the commission of any act of insolvency by the Borrower. The Borrower does not believe, nor does it have any reasonable cause to believe, that it cannot perform its covenants contained in this Agreement and the Facility Documents. The transactions contemplated by this Agreement and the Facility Documents are being consummated by the Borrower in furtherance of its ordinary business purposes, with no intent to hinder, delay or defraud any of its present or future creditors and with no view to preferring one creditor over another or to preventing the application of the Borrower’s assets in the manner required by applicable law or regulations;
(xv)    neither on the date of the transactions contemplated by this Agreement and the Facility Documents nor immediately before or after such transactions, nor as a result of the transactions, will the Borrower:
(A)    be insolvent such that the sum of its debts is greater than all of its respective property, at a fair valuation in the normal course of business operations;
(B)    be engaged in or about to engage in business or a transaction for which any property remaining with the Borrower will be an unreasonably small capital or the remaining assets of the Borrower will be unreasonably small in relation to its respective business or the transaction; or
(C)    have intended to incur, or believed it would incur, debts that would be beyond its respective ability to pay as such debts mature or become due. The Borrower’s assets and cash flow enable it to meet its present obligations in the ordinary course of business as they become due.
(xvi)    both immediately before and after the transactions contemplated by this Agreement and the Facility Documents (y) the present fair salable value of the Borrower’s assets in the normal course of business operations was and will be in excess of the amount that will be required to pay its probable liabilities as they then exist and as they become absolute and matured; and (z) the sum of the Borrower’s assets was and will be greater than the sum of its debts, valuing its assets at a fair salable value. This Agreement and the Facility Documents reflect bona fide transactions for legitimate business purposes;
(xvii)    the Borrower (x) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; (y) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business; and (z) is not in violation in any material respect of any term of any agreement, charter, bylaw or instrument to which it is a party or by which it may be bound and, in each case, such violation or failure to obtain would have a material adverse effect on the business or condition (financial or otherwise) of the Borrower;
(xviii)    all tax returns or extensions required to have been filed by the Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of the properties, income or franchises of the Borrower, shown to be due and payable on such returns have been, or will be, paid when due. All such tax returns are true and correct and the Borrower has no knowledge of any proposed additional tax assessment against it in any material amount nor of any basis therefor;

(xix)    the Borrower has no employees or “employee pension benefit plans” as such term is defined in Section 3 of ERISA; and
(xx)    the Borrower shall take all other actions reasonably necessary on its part to operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinions with respect to nonconsolidation and true sale matters of Snell & Wilmer L.L.P. delivered to the Lender pursuant to Section 3.01 hereof.
(j)    Rights under the Purchase Agreement. From and after the Term Loan Commitment Termination Date, direct, instruct, or request any lawful action under the Purchase Agreement, including without limitation, in connection with enforcement of its rights thereunder, as instructed by the Lender; provided, however, that both before and after the Term Loan Commitment Termination Date, the Borrower shall deliver any lawful notice as directed by the Lender, the delivery of which is a condition precedent to any “Purchase Termination Event” under (and as defined in) the Purchase Agreement.
(k)    Location of Records. Keep its chief place of business and chief executive office and the offices where it keeps the Records at (i) the address(es) of the Borrower referred to on Exhibit E or (ii) upon 30 days’ prior written notice to the Lender, at any other location in the United States where all actions reasonably requested by the Lender to protect and perfect the interests of the Lender in the Collateral have been taken and completed.
(l)    Taxes. File, cause to be filed or obtain an extension of the time to file, all material tax returns and reports required by law to be filed by it and will promptly pay or cause to be paid all taxes and governmental charges at any time owing, provided that the Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same so long as (i) adequate reserves have been established in accordance with GAAP, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to result in a Material Adverse Change, and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, and pay when due any taxes payable in connection with the Pledged Contracts, exclusive of taxes on or measured by income or gross receipts of the Lender.
(m)    Performance and Enforcement of Purchase Agreement. (i) Perform and require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Purchase Agreement; purchase Contracts thereunder in compliance with the terms thereof; (ii) enforce the rights and remedies accorded to the Borrower under the Purchase Agreement and (iii) take all actions to perfect and enforce its rights and interests (and the rights and interests of Lender as assignee of the Borrower) under the Purchase Agreement as the Lender may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Purchase Agreement.

(n)    Ownership. Take all necessary action to (i) vest legal and equitable title to the Pledged Contracts, the other Collateral and the Collections purchased under the Purchase Agreement or acquired under the Residual Asset Conveyance Agreements irrevocably in the Borrower, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Pledged Contracts, the other Collateral and Collections and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Lender may reasonably request), and (ii) establish and maintain, in favor of the Lender, for the benefit of the Secured Parties, a valid and perfected first priority perfected security interest in all Pledged Contracts, the other Collateral and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Lender’s (for the benefit of the Secured Parties) security interest in such Pledged Contracts, the other Collateral and Collections and such other action to perfect, protect or more fully evidence the interest of the Lender for the benefit of the Secured Parties as the Lender may reasonably request).
(o)    Hedging. If, as of any Monthly Reporting Date prior to the Revolving Loan Commitment Termination Date, the average of the Excess Spread Ratios for the three preceding Accounting Periods is less than 7.00%, the Borrower shall purchase, or cause the Servicer to purchase, an Interest Rate Hedge Agreement which shall provide suitable protection (in the Lender’s reasonable judgment) against an adverse change in interest rates with respect to at least 95% of the Outstanding Loan Amount.
(p)    Independent Directors. The Borrower will at all times have two Independent Directors and ensure that all actions relating to (x) the selection, maintenance or replacement of the Independent Directors, (y) the dissolution or liquidation of the Borrower or (z) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous consent of the Borrower’s directors, including the Independent Directors; and (i) at least two members or the board of directors of Borrower shall at all times be Independent Directors reasonably acceptable to the Lender (such acceptability of any Independent Director appointed after the date hereof must be evidenced in writing signed by the Lender) and (ii) none of the Borrower or the Originator, any of Borrower’s members or directors or any of their respective Affiliates shall remove any Independent Director or replace any Independent Director, in each case without the prior written consent of the Lender, which consent shall not be unreasonably withheld. The Borrower shall compensate each Independent Director in accordance with its agreement with such Independent Director (or the company employing such Independent Director as a part of its business of supplying director services to special purpose entities). No Independent Director shall at any time serve as a trustee in bankruptcy for the Borrower or the Originator or any of their respective Affiliates. The limited liability company agreement of the Borrower shall provide that the directors of the Borrower shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless each Independent Director shall approve the taking of such action in writing prior to the taking of such action. Without limiting the foregoing, the Borrower will promptly notify the

Lender in writing of the resignation or removal of any Independent Director or its receipt of any notice of intended resignation by any Independent Director.
(q)    Collateral Default Option. Upon the declaration of a Term Loan Commitment Termination Date pursuant to Section 7.02 as a result of the occurrence of an Event of Termination referred to in Section 7.01(o)(ii), so long as SCUSA is a Lender hereunder, upon request of SCUSA (in the sole discretion of SCUSA), the Borrower shall cooperate and use its best efforts to cause the assignment by the lenders under the applicable Warehouse Facility to SCUSA of all of their rights and obligations thereunder, including, without limitation, all loans thereunder, upon such terms and conditions as SCUSA may negotiate (in the sole discretion of SCUSA) with the lenders under the applicable Warehouse Facility (a “Collateral Default Option”.
(r)    In connection with any Residual Interest which is pledged hereunder, Borrower will not, and will cause the applicable parties not to, effect an optional repurchase of the entire trust estate for the applicable Securitization Transaction or comparable winding up of the applicable Securitization Transaction (a “clean up call”) unless Originator or Borrower provides Lender at least five (5) Business Days’ prior written notice of its intent to effect such clean up call together with a pro forma Borrowing Base Certificate which shows that, after giving effect to the clean up call, no Term Borrowing Base Deficiency will exist.
SECTION 5.02.    Reporting Requirements of the Borrower. From the date hereof until the latest of the Revolving Loan Termination Date, the Term Loan Commitment Termination Date and the Final Collection Date, the Borrower will, unless the Lender shall otherwise consent in writing, furnish or cause to be furnished to the Lender:
(a)    Event of Termination. As soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Borrower setting forth the details of such Event of Termination or Incipient Event of Termination and the action which the Borrower is taking or proposes to take with respect thereto.
(b)    Financial Statements.
(i)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, certified by the Borrower’s chief financial officer, chief accounting officer or other manager of the Borrower;
(ii)    within fifteen (15) days after the end of each month (other than a month that is the end of a quarterly fiscal period), the unaudited consolidated balance sheets of the DT Entities as at the end of such month and the related unaudited consolidated statements of income and, upon the request of the Lender, retained earnings and of cash flows for the DT Entities for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year end audit adjustments);
(iii)    within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTAC, the unaudited consolidated balance sheets of the DT Entities as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the DT Entities for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments); and
(iv)    within one hundred and five (105) days after the end of each fiscal year of DTAC, the audited consolidated balance sheets of the DT Entities as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the DT Entities On A Consolidated Basis for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than a qualification as to going concern based solely on the tenor of the commitments hereunder) and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that there is no Event of Termination.
(c)    Compliance Certificates. Concurrently with any delivery of information under clause (b) above, a certificate of a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether any Event of Termination set forth in Sections 7.01(k) through (n) has occurred and (ii) certifying that no Event of Termination or Incipient Event of Termination exists on the date of such certificate and, if an Event of Termination or Incipient Event of Termination then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
(d)    ERISA Events. As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which any DT Entity or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such DT Entity setting forth details respecting such event or condition and the action, if any, that any DT Entity or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such DT Entity or an ERISA Affiliate with respect to such event or condition):

(i)    any Reportable Event with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
(ii)    the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by such DT Entity or an ERISA Affiliate to terminate any Plan;
(iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such DT Entity or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(iv)    the complete or partial withdrawal from a Multiemployer Plan by such DT Entity or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such DT Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
(v)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against such DT Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and
(vi)    the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if such DT Entity or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
(e)    Reporting on Adverse Effects. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any matter or the occurrence of any event concerning the Borrower, the Servicer, the Originator or the Performance Guarantor which would reasonably be expected to result in a Material Adverse Change, notice thereof.
(f)    Defaults. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any default by the Borrower under any agreement other than the Facility Documents to which the Borrower is a party which could reasonably be expected to result in a Material Adverse Change, the statement of a Responsible Officer of the Borrower setting forth the details of such default and the action which the Borrower is taking or proposes to take with respect thereto.

(g)    Ratings. Promptly and in no event more than one Business Day after any Responsible Officer of the Borrower obtains knowledge of any downgrade or withdrawal of the Debt Rating of any DT Entity, notice of such downgrade or withdrawal of such Debt Rating.
(h)    Copies of Notices. Promptly after receipt thereof, copies of any notice, request for consent, or certification delivered to it by the Originator, the Custodian, the Backup Servicer or any Performance Guarantor under any Facility Document, or any Person under the Master Agency Agreement.
(i)    Credit and Collection Policy. Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any amendment, modification, supplement or other change to the Credit and Collection Policy that could have a material adverse effect on the collectibility of the Pledged Contracts, the statement of a Responsible Officer of the Borrower setting forth the details of such amendment, modification or supplement.
(j)    Other Facilities. Promptly and in no event more than ten (10) days after the effectiveness thereof, copies of (i) any documents, agreements or instruments evidencing a Warehouse Facility, (ii) any amendment, restatement, supplement or other modification to a Warehouse Facility, the Subordinated Loan Agreement, the Inventory Facility, or any document, agreement or instrument executed in connection therewith, including, without limitation, any fee letter, waiver, consent and any other document, agreement or instrument executed in connection with any of the foregoing.
(k)    Prepayments of Indebtedness. At least five (5) Business Days prior to any prepayment or redemption of all or any part of any Indebtedness issued pursuant to, or governed by, the Subordinated Loan Agreement or Subordinated Note Purchase Agreement dated on or about April 25, 2008 among DTAC, DTAG and Verde Investments, Inc., the statement of a Responsible Officer of the Borrower setting forth (i) the Indebtedness to be so prepaid or redeemed, (ii) the amount of such prepayment or redemption and (iii) the date of such prepayment or redemption.
(l)    Notice of Default or Acceleration. Promptly and in no event more than two (2) Business Days after receipt by any DT Entity, copies of any notice of breach, default, acceleration or mandatory prepayment (or similar notice) received by any DT Entity from any holder of any Indebtedness (or agent on behalf of one or more such holders) under the Subordinated Loan Agreement, any Warehouse Facility or the Inventory Facility and promptly and in no event more than two (2) Business Days after delivery by any DT Entity, copies of any notice of breach or default delivered by any DT Entity thereunder.
(m)    Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Pledged Contracts or the conditions or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.
SECTION 5.03.    Negative Covenants of the Borrower. From the date hereof until the Final Collection Date, the Borrower will not, without the written consent of the Lender:

(a)    Sales, Liens, Etc. Against Collateral. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral or assign any right to receive income in respect thereof except in each case as contemplated or provided hereunder.
(b)    Extension or Amendment of Pledged Contracts. Extend, amend, waive or otherwise modify, the terms of any Pledged Contract, except (i) in accordance with the Credit and Collection Policy or (ii) as otherwise permitted hereunder (including, without limitation, any such action permitted to be taken by the Servicer).
(c)    Change in Business or Credit and Collection Policy. Make any change in the Credit and Collection Policy which could be reasonably expected to result in a Material Adverse Change, or make any change in the character of its business.
(d)    Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Lock-Box or Depository Account; provided for clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
(e)    Changes to Lock-Boxes, Depository Accounts or Master Agency Agreement. Add any account as a Depository Account, any bank as a Depository Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Lender shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of a Control Agreement (in the case of each new Depository Account), executed by each Account Bank, the Borrower, the Servicer, and the Lender, (y) copies of all material agreements signed by the Borrower, the Originator or the respective Account Bank or Lock-Box Processor, as applicable, with respect to any new Depository Account, Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Borrower shall provide the Lender with prompt written notice of any termination of any bank as a Depository Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto; provided for clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
(f)    Merger, Consolidation, Etc. Sell any equity interest to any Person (other than DTAC) or consolidate with or merge into or with any Person, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or from any Subsidiary, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, except as expressly provided or permitted under the terms of this Agreement or as consented to by the Lender.

(g)    Change in Name; Jurisdiction of Organization. (i) Make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) indicated on its certificate of incorporation (or equivalent organizational document), or (ii) change its form of organization or its jurisdiction of organization, unless, in either case, prior to the effective date of such change, it delivers to the Lender such financing statements or amendments to financing statements (Form UCC-1 or Form UCC-3, respectively) authorized by it which the Lender may request to reflect such name change or change in form or jurisdiction of organization, together with such other documents, legal opinions and instruments that the Lender may reasonably request in connection with the transaction giving rise thereto.
(h)    ERISA Matters. Establish or be a party to any Plan or Multiemployer Plan other than any such plan established by an Affiliate of the Borrower.
(i)    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for (i) Indebtedness to the Lender, any Affected Party or the Servicer expressly contemplated hereunder or (ii) Indebtedness to the Originator pursuant to the Purchase Agreement.
(j)    Guarantees. Guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement and indemnification obligations in favor of the Lender or any Affected Party as provided for under this Agreement.
(k)    Limitation on Transactions with Affiliates. Enter into, or be a party to any transaction with any Affiliate of the Borrower, except for: (i) the transactions contemplated hereby, by the Purchase Agreement and by the other Facility Documents; (ii) capital contributions by DTAC to the Borrower which are in compliance with Section 5.01(i); (iii) Restricted Junior Payments which are in compliance with Section 5.03(o); and (iv) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ or manager’s fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.
(l)    Facility Documents. Terminate, amend or otherwise modify any Facility Document or the Master Agency Agreement, or grant any waiver or consent thereunder, except in accordance with the terms thereof.
(m)    Limitation on Investments. Make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for Permitted Investments and the purchase and receipt of capital contributions of Contracts and related assets pursuant to the terms of the Purchase Agreement.
(o)    Organizational Documents. (i) Change, amend, alter or otherwise modify its limited liability company agreement in any fashion that could reasonably be expected to result in a Material

Adverse Change or (ii) change, amend, alter or otherwise modify its certificate of formation in any fashion that would cause the Borrower to cease to be a Financing SPC.
(p)    Restricted Junior Payments. Make any Restricted Junior Payment; provided that prior to the Term Loan Commitment Termination Date, the Borrower may make Restricted Junior Payments so long as (i) no Event of Termination or Incipient Event of Termination shall then exist or would result therefrom and (ii) such Restricted Junior Payments have been approved by all necessary action on the part of the Borrower and in compliance with all applicable laws.
(q)    Treatment as Sales. Other than for tax and accounting purposes under GAAP, not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as the sale and/or absolute conveyance of Contracts and related assets by the Originator to the Borrower.
(r)    Acquisition of Contracts. Acquire any Contracts directly or indirectly from any Person other than the Originator pursuant to the terms of the Purchase Agreement.
SECTION 5.04.    Affirmative Covenants of the Servicer. From the date hereof until the Final Collection Date, the Servicer will, unless the Lender shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply in all respects with all applicable laws, rules, ordinances, regulations, requirements and orders of Governmental Authorities with respect to the Pledged Contracts, the servicing thereof and the agreements and documents related thereto, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
(b)    Preservation of Existence. (i) Observe all procedures required by its certificate or articles of incorporation and by-laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (ii), failure to be so qualified could reasonably be expected to result in a Material Adverse Change.
(c)    Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Lender or its agents or representatives: (i) to conduct periodic audits of the Pledged Contracts and the related Records and collection systems of the Servicer; (ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Pledged Contracts; (iii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (ii) above; and (iv) to discuss matters relating to the Pledged Contracts or the Servicer’s performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters provided that if no Event of Termination shall have occurred and be continuing, the Lender or its agents or representatives shall only be entitled to conduct two audits of the Servicer during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof and provided, further, that if an Event of

Termination shall have occurred and be continuing, the Lender or its agents or representatives shall be entitled to conduct three audits of the Servicer during such period.
(d)    Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pledged Contracts in the event of the destruction of the originals thereof) and keep and maintain (or cause the Originator to keep and maintain) all documents, books, records and other information reasonably necessary for the collection of all Pledged Contracts, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pledged Contracts and all Contract Collections of and adjustments to each existing Pledged Contracts. The Servicer shall promptly notify the Lender of any material conversion or substitution (excluding in each case, version upgrades) of the computer software used by the Servicer in its collection of the Pledged Contract.
(e)    Performance and Compliance with Pledged Contracts. At its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pledged Contracts.
(f)    Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Pledged Contracts.
(g)    Collections. Comply with the provisions of Section 5.01(g) as if the obligations of the Borrower pursuant to Section 5.01(g) were the obligations of the Servicer.
(h)    Posting of Collections. Apply all Contract Collections to the Pledged Contracts owed by the applicable Contract Debtor in a timely manner in accordance with the servicing practices of the Originator in existence as of the date of this Agreement.
SECTION 5.05.    Reporting Requirements of the Servicer. From the date hereof until the Final Collection Date, the Servicer will, unless the Lender shall otherwise consent in writing, furnish to the Lender:
(a)    Financial Statements. If DTCC or any Affiliate thereof is the Servicer,
(i)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, certified by the Borrower’s chief financial officer, chief accounting officer or other manager of the Borrower;
(ii)    within fifteen (15) days after the end of each month (other than a month that is the end of a quarterly fiscal period), the unaudited consolidated balance sheets of the DT Entities as at the end of such month and the related unaudited consolidated statements of income and, upon the request of the Lender, retained earnings and of cash flows for the DT Entities for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year end audit adjustments);
(iii)    within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTAC, the unaudited consolidated balance sheets of the DT Entities as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the DT Entities for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year end audit adjustments); and
(iv)    within one hundred and five (105) days after the end of each fiscal year of DTAC, the audited consolidated balance sheets of the DT Entities as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the DT Entities On A Consolidated Basis for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than a qualification as to going concern based solely on the tenor of the commitments hereunder) and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of the DT Entities On A Consolidated Basis at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that there is no Event of Termination.
(b)    if DTCC or any Affiliate thereof is the Servicer, as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which any DT Entity or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such DT Entity setting forth details respecting such event or condition and the action, if any, that any DT Entity or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such DT Entity or an ERISA Affiliate with respect to such event or condition):
(i)    any Reportable Event with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)    the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by such DT Entity or an ERISA Affiliate to terminate any Plan;
(iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such DT Entity or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(iv)    the complete or partial withdrawal from a Multiemployer Plan by such DT Entity or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by such DT Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
(v)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against such DT Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or
(vi)    the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if such DT Entity or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
(c)    as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination (if such Incipient Event of Termination is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Event of Termination or Incipient Event of Termination;
(d)    as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer of the Servicer obtains knowledge of the occurrence of each event described in the definition of “Servicer Default” or each event which, with the giving of notice or lapse of time or both, would constitute a Servicer Default (if such event is continuing on the date of such notice), the statement of a Responsible Officer of the Servicer setting forth the details of such Servicer Default or event and the action which the Servicer proposes to take with respect thereto;
(e)    not later than 105 days after the end of each fiscal year of the Servicer, beginning with the fiscal year ending in 2010, the Servicer (if DTCC or an Affiliate thereof is the Servicer) shall cause a firm of nationally recognized provider of accounting and/or due diligence services (who may also render other services to the Servicer ) to furnish a report with respect to the prior fiscal year to the Lender, to the effect that such firm has applied certain procedures agreed upon by the Servicer and the Lender, including performance of certain accounting procedures performed by the Servicer and examination of certain documents and records related to the Contracts and this

Agreement and that, on the basis of such agreed-upon procedures, such accountants are of the opinion that the servicing (including the allocation of Contract Collections) has been conducted in compliance with the terms and conditions set forth in this Agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement;
(f)    as soon as reasonably practicable, from time to time, such other information, documents, records or reports within its possession respecting the Pledged Contracts or the conditions or operations, financial or otherwise, of the Servicer as the Lender may from time to time reasonably request;
(g)    on each Monthly Reporting Date, a Monthly Report; and
(h)    on each Business Day, through a secured website that can be accessed by the DT Entities, the Lender, the Custodian and the Backup Servicer, or their respective agents, a list that separately identifies, by loan number or other distinctively identifying notation, each Pledged Contract; provided that each Person requesting or requiring access to the secured website referred to in this Section 5.05(h) shall provide notice of its name, telephone number and electronic mail address to a designated representative of the Servicer.
SECTION 5.06.    Negative Covenants of the Servicer. From the date hereof until the Final Collection Date, the Servicer will not, without the written consent of the Lender:
(a)    Extension or Amendment of Pledged Contracts. Extend, amend, waive or otherwise modify, the terms of any Pledged Contract, except (i) in accordance with the Credit and Collection Policy as it deems appropriate to maximize collections thereof or (ii) as otherwise permitted hereunder.
(b)    Change in Business or Credit and Collection Policy. Make any change in the character of its servicing practices or in the Credit and Collection Policy, which change would, in either case, be reasonably expected to result in a Material Adverse Change.
(c)    Change in Payment Instructions to Contract Debtors. Make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Lock-Box or Depository Account; provided for clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
(d)    Changes to Lock-Boxes, Depository Accounts or Master Agency Agreement. Add any account as a Depository Account, any bank as a Depository Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Collateral, in each case other than those then listed in Exhibit F, unless the Lender shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) prior to the effective date of such addition, (x) executed copies of a Control Agreement (in the case of each new Depository Account), executed by each Account Bank, the Borrower, the Servicer, and the Lender, (y) copies of all material agreements signed by the Borrower, the Originator or the respective Account Bank or Lock-Box Processor, as applicable, with respect to any new Depository Account, Account Bank, Lock-Box or Lock-Box Processor, and (z) a revised Exhibit F hereto. The Servicer shall provide the Lender with prompt written notice of any termination of any bank as a Depository Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit F hereto. The Servicer shall provide the Lender with prompt written notice of any addition or termination of any together with a revised Exhibit F hereto; provided for clarity, it is expressly acknowledged and agreed that, notwithstanding anything herein to the contrary, the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.
ARTICLE VI
ADMINISTRATION OF CONTRACTS
SECTION 6.01.    Designation of Servicer.
(a)    The servicing, administering and collection of the Pledged Contracts shall be conducted by the Person so designated from time to time in accordance with this Section. Until the Lender gives notice to the Borrower and the Servicer of the designation of a new Servicer as provided in Section 6.01(c) below, DTCC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Pledged Contract or other Collateral.
(b)    The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that (x) the performance of its duties hereunder is no longer permissible under applicable law and (y) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Lender.
(c)    If a Servicer Default has occurred and is continuing the Lender may, by notice in writing to the Servicer (a copy of which shall also be delivered to the Backup Servicer), terminate the Servicer’s management, administrative, servicing, custodial and collection functions (such termination being herein called a “Servicing Transfer”). On receipt of such notice (a “Termination Notice”) (or, if later, on a date designated therein), all authority and power of the Servicer under this Agreement, whether with respect to the Pledged Contracts, the other Collateral or otherwise shall pass to and be vested in the Lender or its designee pursuant to and under this Section 6.01(c); and, without limitation, the Lender is authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do any and all acts or things necessary or appropriate to effect the purpose of such Termination Notice. The Servicer agrees to cooperate with the Lender in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Lender or its designee on behalf of the Lender for administration by it of all Contract Collections which shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer in the Collection Account, or for its own account in connection with its services hereafter or thereafter received with respect to the Pledged Contracts and to assist the Backup Servicer in enforcing all rights under the Pledged Contracts. All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transferring the Contract Files to the Backup Servicer, to reflect such succession as the Servicer pursuant to this Section, shall be paid by the replaced Servicer upon presentation of reasonable documentation of such costs and expenses; provided, however, that if the replaced Servicer fails to pay such costs and expenses promptly, the Backup Servicer shall be entitled to recover such amounts in accordance with Section 2.07 or 2.08, as applicable. Upon such termination, any servicing compensation relating to periods prior to the date of termination of the replaced Servicer (including all amounts expended by the replaced Servicer that would otherwise have been reimbursable to it hereunder) shall be paid to the replaced Servicer.
(d)    In the event of the Servicer’s termination hereunder, the Lender shall appoint the Backup Servicer as successor Servicer, and the Backup Servicer shall accept its appointment by a written assumption in form acceptable to the Lender. Upon appointment, the Backup Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer, and shall be entitled to all of the rights granted to the predecessor Servicer, by the terms and provisions of this Agreement; provided, however, that the Backup Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the Backup Servicer becomes the Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer, (iii) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the original servicer. The indemnification obligations of the Backup Servicer, upon becoming a Backup Servicer are expressly limited to those instances of negligence or willful misconduct of the Backup Servicer in its role as Backup Servicer. The Lender and such Backup Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.
(e)    After a Servicing Transfer, the Backup Servicer as successor Servicer may, at the direction of the Lender, notify the Contract Debtors with respect to the Pledged Contracts of the interests of the Secured Parties in the Pledged Contracts and other Collateral and instruct such Contract Debtors to make payments that are due under the Pledged Contracts to the Backup Servicer (or to the Lender or such other Person or account as the Lender shall designate) after the effective date of a Servicing Transfer. After a Servicing Transfer, the replaced Servicer shall have no future obligations with respect to the management, administration, servicing, custody or collection of the Pledged Contracts and the Backup Servicer shall have all of such obligations, except that the replaced Servicer will transmit or cause to be transmitted directly to the Backup Servicer for its own account, promptly upon receipt (but no later than two (2) Business Days thereafter), any amounts for which it has good funds (properly endorsed where required for the Backup Servicer to collect them) received as payments upon or otherwise in connection with the Pledged Contracts and the replaced Servicer shall continue to do any and all things necessary to transfer the Contract Files and all books and records with respect to the Pledged Contracts hereunder. A Servicing Transfer shall not affect the rights and duties of the parties hereunder, other than those relating to the management, administration, servicing, custody or collection of the Pledged Contracts.
(f)    DTCC and any other Servicer agrees that, upon its resignation or replacement as Servicer pursuant to Section 6.01(b) or (c) above, it will cooperate with the Borrower, the Lender and the Backup Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation, (i) assisting the Backup Servicer in enforcing all rights under the Pledged Contracts and other Collateral, (ii) transferring, promptly upon receipt, to the Backup Servicer, any Collections or other amounts related to the Pledged Contracts or other Collateral received by such Servicer, (iii) transferring to the Backup Servicer all Records held by or under the control of such Servicer and (iv) permitting the Backup Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Pledged Contracts and other Collateral and the Records and taking all actions necessary in its control to permit the Backup Servicer to use all computer software that may facilitate the Servicer’s access to and use of such information and acting as data processing agent for such Backup Servicer if requested. Upon the resignation or replacement of DTCC as Servicer, DTCC shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.
(g)    Without the consent of the Lender, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (x) an Approved Sub-servicer and (y) except with respect to certain Charged-Off Contracts, to outside collection agencies in accordance with its customary practices. Notwithstanding the delegation by the Servicer of any of its duties or responsibilities as Servicer to any Person or the appointment of any Approved Sub-servicer pursuant to this Section 6.01(g), (i) the Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Lender, to perform the servicing functions described herein, and (iii) any sub-servicing agreement that may be entered into and any other transactions or services relating to the Pledged Contracts involving an Approved Sub-servicer shall be deemed to be between such sub-servicer and the Servicer alone, and none of the Lender or the Lender shall be deemed parties thereto or shall have any obligations, duties or liabilities with respect to any Approved Sub-servicer.
(h)    Notwithstanding anything to the contrary contained herein, neither Lender nor Backup Servicer shall appoint or otherwise transfer servicing functions described herein to any Person other than the Backup Servicer without the prior written consent of Borrower and DT Credit Company, LLC (or any successor in interest).
SECTION 6.02.    Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Pledged Contract from time to time, all in accordance, in all material respects, with applicable laws, rules, regulations and the Credit and Collection Policy. Each of the Borrower, the Lender and the Lender hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pledged Contracts and the other Collateral.

(b)    Without limiting the foregoing, the Servicer shall perform all aspects of servicing, administering, collecting, liquidating, accounting for and managing (collectively, “administering”, “administer”, or “administration”) the Pledged Contracts it customarily performs in accordance with the Accepted Servicing Practices, which practices are in accordance with applicable law and have been disclosed to the Lender prior to the date hereof. The administration provided by the Servicer shall include but not be limited to all servicing currently provided by the Servicer, Financed Vehicle titling and lien perfection, customer service, insurance claim tracking and collection, insurance maintenance, Contract enforcement, Contract billing, payment processing, portfolio and Contract accounting, portfolio management, delinquency collection, repossession, foreclosure, resale, and maintaining current Contract Debtor and Financed Vehicle location information (name, address and phone number). The Servicer shall maintain current, accurate, and complete records of activity and comments regarding collection, insurance, payments, and other material events. The records regarding collection history, payments, Contract accounting, customer service notes, Contract Debtor names and addresses and Principal Balance shall be computerized. The Servicer shall administer and otherwise deal with the Contracts in compliance with all applicable laws. The Servicer shall conduct foreclosure sales in a commercially reasonable manner and take the steps necessary to preserve the deficiency liability of the Contract Debtors.
(c)    The Servicer (so long as it is DTCC) will at all times apply the same standards and follow the same procedures with respect to the decision to commence litigation with respect to the Pledged Contracts, and in prosecuting and litigating with respect to Pledged Contracts, as it applies and follows with respect to retail installment or conditional sales contracts for the purchase of new or used Motor Vehicles serviced by it which are not Pledged Contracts; provided, however, that from and after the Term Loan Commitment Termination Date and until the Final Collection Date, the Servicer shall commence or settle any legal action to enforce collection of any Charged-Off Contract or to foreclose upon or repossess any Financed Vehicle with respect thereto as directed by the Lender. In no event shall the Servicer be entitled to make the Lender a party to any litigation without the such Person’s express prior written consent.
(d)    The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Pledged Contracts as and when the same shall become due and shall follow such collection procedures as it follows with respect to all comparable automotive receivables that it services for itself or others. The Servicer shall allocate Contract Collections between principal and interest in accordance with its customary servicing procedures. The Servicer shall apply all Contract Collections to the Pledged Contracts owed by the applicable Contract Debtors in a timely manner in accordance with the business practices of DTCC in existence as of the date hereof. In the event the Servicer receives any Collections or other proceeds of the Collateral, it shall hold such Collections and other proceeds on behalf of the Borrower for application and remittance in accordance with Section 2.07 or 2.08, as applicable, and it shall remit the same to the Collection Account to the extent required hereunder. To the extent the Servicer receives a payment from a Contract Debtor with respect to a Pledged Contract with respect to which such Contract Debtor has not identified the Pledged Contract to which such payment should be applied (a payment in the exact amount of an outstanding invoice being sufficient identification), the Servicer shall use its best efforts to contact such Contract Debtor to confirm the Pledged Contract to which such Contract

Debtor intended that such payment be applied in accordance with the Servicer’s customary practices and procedures.
(e)    The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto collections in respect of any Contract which is not a Pledged Contract less, to the extent the Servicer performed any collection or enforcement actions which it was authorized by such Person to perform, all reasonable and appropriate out of pocket costs and expenses of such Servicer incurred in collecting and enforcing such receivable.
(f)    The Servicer may, in accordance with its Credit and Collection Policy grant extensions, rebates or adjustments on a Pledged Contract. The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing a Pledged Contract. The Servicer shall not voluntarily agree to any alteration of the interest rate on any Pledged Contract.
(g)    On behalf of the Borrower and the Lender, the Servicer shall use its best efforts, consistent with its customary servicing procedures, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Pledged Contract as to which the Servicer shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Pledged Contract, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of Contracts, which may include reasonable efforts to realize proceeds from the repossession of the related Financed Vehicle. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Net Liquidation Proceeds by an amount greater than the amount of such expenses.
(h)    In the event of a loss or claim under a physical damages insurance policy or comprehensive and collision insurance policy, the Servicer shall, in accordance with its customary servicing procedures take all necessary action to enforce all available rights and claims under such insurance policy.
(i)    The Servicer shall, in accordance with its customary servicing procedures, take such steps as are necessary to maintain perfection of the security interest created by each Pledged Contract in the related Financed Vehicle in favor of the Borrower. The Servicer is hereby authorized to take such steps as are necessary to re-perfect such security interest on behalf of the Borrower in the event of the relocation of a Financed Vehicle or for any other reason.
(j)    Upon the occurrence of Servicer Default or a Event of Termination, and subject to the other provisions of this Agreement, the Lender may instruct the Servicer to take or cause to be taken, such action as may, in the opinion of counsel to the Lender, be necessary to perfect or reperfect the security interests in the Financed Vehicles securing the Pledged Contracts in the name of the Lender by such reasonable means as may, in the opinion of counsel to the Lender, be reasonably necessary or prudent. The Servicer hereby agrees to pay all expenses related to such perfection or reperfection and to take all action reasonably necessary therefor.
(k)    The Borrower shall deliver to the Servicer, and the Servicer shall hold in trust for the Borrower and the Lender in accordance with their respective interests, all Records.
SECTION 6.03.    Servicing Fee; Servicer Expenses. On each Settlement Date, the Servicer shall be entitled to receive the Servicing Fee as set forth in Section 2.07 or Section 2.08 of this Agreement. The Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Servicer and expenses incurred in connection with distributions and reports to the Lender.
SECTION 6.04.    Rights of the Lender.
(a)    Upon the occurrence and during the continuation of a Servicer Default or an Event of Termination, the Lender shall have the right at any time to assume exclusive control over the Collection Account by delivering a Notice of Exclusive Control to the Securities Intermediary, and the Securities Intermediary, upon receipt of such Notice of Exclusive Control, will take all Entitlement Orders, instructions or other directions it receives from the Lender, on behalf of the Secured Parties, with respect to the Collection Account, without further consent by the Borrower, the Servicer or any other Person, and shall cease complying with Entitlement Orders, instructions or other directions concerning the Collection Account originated by the Borrower, the Servicer or any other Person.
(b)    At any time and from time to time following a Servicer Default, the Borrower (or the Servicer) shall, upon the Lender’s request, upon no less than five (5) days’ notice, (i) make available all Records (other than any data processing software licensed to the Servicer, the sale, assignment or other disposition of which is prohibited by the terms of the license relating thereto) which the Lender reasonably believes are necessary or appropriate for the administration and enforcement of the Pledged Contracts, and shall make the same available to the Lender at the location(s) where the Records are ordinarily kept or a place convenient to the Servicer, and (ii) promptly, and in any event not later than two Business Days after identification thereof, remit all Collections for which it has good funds to the Lender or its designee.
SECTION 6.05.    Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations with respect to the Pledged Contracts to the same extent as if a security interest in the Pledged Contracts had not been granted hereunder and the exercise by the Lender of its rights hereunder shall not relieve Borrower from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable by it in connection with the Pledged Contracts. The Lender shall not have any obligation or liability with respect to any Pledged Contracts or other Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
SECTION 6.06.    Further Action Evidencing Lender’s Interest. Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Lender may reasonably request in order to perfect, protect or more fully evidence the interest of the Lender or the Secured

Parties granted hereunder or to enable the Lender to exercise or enforce any of its or the Secured Parties’ rights hereunder. Without limiting the generality of the foregoing, each of the Borrower and the Servicer will (i) code its master data processing records evidencing such Pledged Contracts to evidence that a security interest therein has been granted to the Lender under this Agreement, and (ii) upon the request of the Lender, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Lender may reasonably request. If after the occurrence and during the continuation of any Event of Termination, either the Borrower or the Servicer fails to perform any of its respective agreements or obligations under this Agreement, the Lender may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Lender incurred in connection therewith shall be payable by the Borrower or the Servicer, as applicable, upon the Lender’s demand therefor.
SECTION 6.07.    Duties of Backup Servicer. Effective as of the Servicing Turnover Date (as used herein, “Servicing Turnover Date” means the date on which Lender delivers a Termination Notice to the Servicer and the Backup Servicer pursuant to Section 6.01(c) hereof), the Backup Servicer shall, pursuant to Section 6.01(d), be appointed as the successor Servicer and, except as otherwise expressly set forth herein, be the successor in all respects to the predecessor Servicer. The Backup Servicer, as successor Servicer, shall perform the duties and obligations of the Servicer set forth in Section 6.02 in accordance with all applicable federal, state or local laws and regulations and with the degree of skill, care and diligence as is customary and usual in the industry for third party servicers who service comparable assets (the “Required Standard of Care”).
SECTION 6.08.    Collection and Allocation of Contract Payments; Modifications of Pledged Contracts.
(a)    From and after the Servicing Turnover Date, the successor Servicer shall make its best efforts to collect all Scheduled Payments as and when the same shall become due consistent with the standards, policies and procedures required by this Agreement and in accordance with the Required Standard of Care.
(b)    From and after the Servicing Turnover Date, the successor Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other similar fees that may be collected in the ordinary course of servicing any Pledged Contract. The successor Servicer shall allocate Contract Collections relating to principal and interest in accordance with the terms of the related Pledged Contracts and this Agreement.
(c)    From and after the Servicing Turnover Date, the successor Servicer may grant payment extensions on, or other modifications or amendments to, a Pledged Contract in accordance with the Required Standard of Care if the successor Servicer believes in its best business judgment that such extension, modification or amendment will maximize the amount to be received with respect to such Pledged Contract. In doing so, the successor Servicer may at any time agree to (i) a modification or amendment of a Pledged Contract in order to change the Contract Debtor’s regular due date to a date within thirty (30) days in which such due date occurs, or (ii) a modification or amendment of a Pledged Contract in order to re-amortize the Scheduled Payments on the Pledged Contract. Notwithstanding anything in the foregoing to the contrary, the successor Servicer shall not agree to any extension, amendment or deferral with respect to any Pledged Contract in respect of which payments are scheduled to be made on other than a monthly (or more frequent payment schedule, as applicable) basis.
SECTION 6.09.    Realization upon Pledged Contracts. From and after the Servicing Turnover Date, consistent with the Required Standard of Care, the successor Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Financed Vehicle securing a Pledged Contract with respect to which the successor Servicer has determined that payments thereunder are not likely to be resumed, as soon as is practicable after default on such Pledged Contract (other than in the case of Financed Vehicles where neither the Financed Vehicle nor the Contract Debtor can be physically located by the successor Servicer using procedures consistent with the Required Standard of Care) and other than in the case of a Contract Debtor who is subject to a bankruptcy proceeding. All amounts received upon liquidation of a Financed Vehicle shall be remitted by the successor Servicer to the Collection Account as soon as practicable. The successor Servicer shall be entitled to recover all reasonable expenses incurred by it in the course of repossessing and liquidating a Financed Vehicle.
SECTION 6.10.    Backup Servicing Fee; Backup Servicing Expenses.
(a)    Prior to the Servicing Turnover Date, Borrower shall pay Backup Servicer the following fees: (i) a fee with respect to each Accounting Period, payable in arrears on each Settlement Date for the account of the Backup Servicer, in an amount equal to the greater of (a) the product of (I) one-twelfth of .05% and (II) the aggregate Principal Balances of all Pledged Contracts as of the last day of such Accounting Period and (b) $2,000; and (ii) each time that Backup Servicer test loads its system file and simulates a conversion of data, as provided in Section 6.15(a) hereof, a fee of $4,850.00 plus an additional $0.25 per account; provided that so long as no Incipient Servicer Default, Incipient Event of Termination, Servicer Default or Event of Termination has occurred and is continuing, Backup Servicer will not be required to test load its system file more than once in each 12 month period.
(b)    From and after the Servicing Turnover Date and in lieu of the other fees provided in this Section 6.10, the successor Servicer will be entitled to receive the Servicer Fee at such times and in the manner described in Sections 2.07 and 2.08 hereof.
SECTION 6.11.    Access to Certain Documentation and Information Regarding Pledged Contracts. The Backup Servicer shall provide to representatives of the Borrower and the Lender reasonable access to the documentation (including any computer tapes or files) regarding the Pledged Contracts. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Backup Servicer where it has notified the Borrower and the Lender it is administering its obligations hereunder.
SECTION 6.12.    Disposition of Financed Vehicle. In the event that any Financed Vehicle is repossessed by the successor Servicer, the disposition of any such Financed Vehicle shall be carried out by the successor Servicer at such price and upon such terms and conditions as the successor Servicer shall determine in accordance with the Required Standard of Care and with a view to maximizing the net present value recovery from such disposition. The successor Servicer shall post the proceeds of any such disposition to the customer’s account and remit such amount into the Collection Account as part of Contract Collections.
SECTION 6.13.    Application of Collections. The successor Servicer shall apply all Contract Collections with respect to each Pledged Contract for each Accounting Period to interest and principal in accordance with the terms of such Pledged Contract and this Agreement.
SECTION 6.14.    Predecessor Work Product. Notwithstanding anything contained in this Agreement to the contrary, the successor Servicer, is authorized to accept and rely on all of the accounting records (including computer records) and work of the prior servicer relating to the Pledged Contracts (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the successor Servicer, shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the successor Servicer, making or continuing any Errors (collectively, “Continued Errors”), the successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Lender use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The successor Servicer shall be entitled to recover its reasonable costs thereby expended from the Borrower.
SECTION 6.15.    Duties of Backup Servicer Prior to Servicing Turnover Date.
(a)    The Servicer and the Borrower agree to deliver to Backup Servicer on or before the 10th day of each month a computer tape or disk (the “Servicing Report”) with respect to all Pledged Contracts and containing the information fields set forth on Exhibit C hereto and in a format acceptable to the Backup Servicer (in the event as of the close of business on the last Business Day of the preceding month before the month of such delivery) and such other information as the Backup Servicer may reasonably request as necessary to permit the Backup Servicer to assume the substitute servicing functions. In addition, on or about July 1 of each year or at such other date as Lender may request during a calendar year upon at least ten (10) days notice to the Servicer and the Backup Servicer, based on the most recent Servicing Report, the Backup Servicer will determine whether it has received the information adequate to assume all servicing functions and perform a test conversion by loading the electronic information provided by the Borrower and the Servicer, in order to ensure the information is compatible with the Backup Servicer’s computer systems and adequate for fulfilling the Backup Servicer’s obligations under the Facility Documents.
(b)    In addition to the information and materials provided by the Servicer and the Borrower pursuant to Section 6.15(a), promptly and in no event more than five (5) Business Days after the Servicing Turnover Date, the Servicer and the Borrower will provide the documents and information reasonably necessary for the Backup Servicer to carry out the servicing functions. The Servicer and the Borrower will make arrangements with the Backup Servicer for the prompt and safe transfer of, and the Servicer and the Borrower will provide to the Backup Servicer, all necessary servicing files and records, including (as deemed necessary by the Backup Servicer at such time): (i) documentation relating to the Pledged Contracts (to the extent in the possession of the Borrower or the Servicer); (ii) servicing systems tapes and diskettes relating to the Pledged Contracts (in a format acceptable to the Backup Servicer); (iii) payments and collections histories relating to the Pledged Contracts; (iv) reconciliations of amounts on deposit from time to time in the Depository Accounts and the Collection Account, including, without limitation, amounts constituting Collections; and (v) all other servicing related information and materials as may be necessary to allow the Backup Servicer to perform the backup servicing functions.
(c)    It is expressly understood that the Backup Servicer (i) will not be responsible for delays attributable to the Servicer or the Borrower’s failure to deliver information (in a format acceptable to the Backup Servicer), defects in the information supplied by the Servicer or the Borrower, or other circumstances beyond the control of the Backup Servicer; and (ii) will not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default, and shall incur no liability (x) for any act or failure to act by any third party, including, without limitation, the Servicer or the Borrower, or for any inaccuracy or omission in a notice or communication received by the Backup Servicer from any Person; or (y) which is due to or results from the invalidity or unenforceability of any Contract under applicable law or the breach or the inaccuracy of any representation or warranty made with respect to any Contract, provided, however, that this provision shall not protect the Backup Servicer against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement. The Backup Servicer shall only be liable for direct damages caused by its failure to comply with this Agreement or willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement and shall not be liable for indirect or consequential damages.
(d)    The Borrower will be responsible for providing complete and accurate information and documentation to the Backup Servicer as provided herein, but the Borrower shall not otherwise be responsible or directly or indirectly liable for the performance of the Backup Servicer’s obligations pursuant to this Agreement.
(e)    Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations, including without limitation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer.
(f)    The Backup Servicer shall be permitted to delegate any of its duties or responsibilities as Backup Servicer to any Person; provided that notwithstanding any such delegation by the Backup Servicer, (i) the Backup Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Backup Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Lender, to perform its duties and obligations described herein, and (iii) any sub-servicing agreement that may be entered into by the Backup Servicer pursuant to this Section 6.15(f) shall be deemed to be between such sub-servicer and the Backup Servicer alone, and the Lender shall not be deemed party thereto and shall have any obligations, duties or liabilities with respect to any sub-servicer engaged by the Backup Servicer.
SECTION 6.16.    Remittances to the Collection Account. From and after the Servicing Turnover Date, on a weekly basis, the successor Servicer shall identify Contract Collections received by the successor Servicer and remit the amounts, to the Collection Account as provided for herein and pending such remittance, such funds shall be held by the successor Servicer in trust for the benefit of the Lender.
SECTION 6.17.    Reports. On each Monthly Reporting Date from and after the Servicing Turnover Date, the successor Servicer shall provide Lender and the Paying Agent with a Monthly Report.
SECTION 6.18.    Representations and Warranties of Backup Servicer. The Backup Servicer, represents and warrants to each party hereto that:
(a)    The Backup Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    The Backup Servicer has all requisite corporate or other power and has all governmental licenses, authorizations, consents, and approvals necessary to own its assets, carry on its business as now being or as proposed to be conducted and to perform the servicing obligations required pursuant to this Agreement.
(c)    The Backup Servicer is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it make such qualification necessary.
(d)    The Backup Servicer is in compliance in all material respects with all Requirements of Law.
(e)    There are no actions, suits, arbitrations, investigations or proceedings pending or to its knowledge threatened against the Backup Servicer which would materially and adversely affect its business and operations or the ability of the Backup Servicer to perform the obligations hereunder.
(f)    No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person are necessary for the execution, delivery and performance by the Backup Servicer of this Agreement or for the legality, validity, or enforceability thereof against the Backup Servicer.
(g)    The execution and delivery of this Agreement will not conflict with or result in a breach of the charter or bylaws of the Backup Servicer, or any applicable law, rule or regulation, or any order, writ, injunction, or decree of any governmental authority, or any other material agreement or instrument to which the Backup Servicer is a party or by which it or its property is bound or affected.
(h)    The Backup Servicer is experienced in servicing subprime automobile retail installment contracts and has the ability to handle biweekly and/or irregular payments.
SECTION 6.19.    Backup Servicer Resignation/Replacement. The Backup Servicer may not resign from the obligations and duties hereby imposed on it as Backup Servicer under this Agreement except (a) upon determination that by reason of a change in legal requirements the performance of its duties under this Agreement would cause it to be in violation of such legal requirements in a manner which would result in a material adverse effect on the Backup Servicer; (b) the fees set forth in Section 6.10 are not paid in a timely manner; or (c) upon the prior written consent of the Lender and the Borrower (provided that such consent of Borrower shall not be required during the continuance of an Incipient Event of Termination or Event of Termination). Notice of any such determination referred to in clause (a) permitting the resignation of the Backup Servicer shall be communicated to the Lender at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time). Unless required by applicable law, the resignation of the Backup Servicer shall not be effective unless and until a substitute Backup Servicer shall have been approved by the Lender. If (i) the Backup Servicer fails to perform any of its obligations hereunder within thirty (30) days after written notice by the Lender or the Borrower, (ii) the Backup Servicer shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (iii) the Backup Servicer makes a general assignment for the benefit of its creditors, (iv) the Backup Servicer files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, (v) Backup Servicer takes any corporate or other action for the purpose of effecting any of the foregoing or (vi) the Lender, in its reasonable discretion, determines that Backup Servicer is no longer able to perform the services required hereunder (including by reason of changes in the nature of Backup Servicer’s business), then and in any such event, Lender or Borrower (so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing) may terminate all rights of Backup Servicer hereunder in which case Borrower shall obtain a substitute backup servicer within sixty (60) days of such termination, which backup servicer shall be satisfactory to Lender in Lender’s reasonable discretion. In all other events, the obligations of Backup Servicer hereunder shall continue until all of the obligations have been paid and performed in full.
SECTION 6.20.    Backup Servicer Successor. Any person (a) into which the Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Backup Servicer is a party or (c) which may succeed to the property and assets of the Backup Servicer substantially as a whole, shall be the successor to the Backup Servicer hereunder without any further act; provided, however, that if the Backup Servicer is not the surviving entity, the surviving entity shall execute an agreement of assumption to perform the obligations of the Backup Servicer hereunder.

ARTICLE VII
EVENTS OF TERMINATION
SECTION 7.01.    Events of Termination. If any of the following events (each, an “Event of Termination”) shall occur:
(a)    The Borrower shall fail to make any payment of principal in respect of the Loans when due (whether at stated maturity, upon acceleration or at mandatory prepayment);
(b)    The Borrower shall fail to make any payment of Interest on the Loans when due;
(c)    The Borrower, the Originator, the Servicer or any Performance Guarantor shall fail to make any payment or deposit required to be made by it hereunder (other than as described in clause (a) or (b) above) or under any other Facility Document when due and such failure shall continue unremedied for three (3) Business Days;
(d)    The Borrower, the Originator, the Servicer or any Performance Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for five (5) Business Days after any Affected Party gives notice thereof to a Responsible Officer of the Borrower, the Originator, the Servicer or any Performance Guarantor, as applicable, or the Borrower, the Originator, the Servicer or any Performance Guarantor, as applicable, otherwise obtains knowledge thereof;
(e)    Any representation or warranty made or deemed to be made by the Borrower, the Originator, the Servicer or any Performance Guarantor under or in connection with this Agreement or any other Facility Document (including any Monthly Report, any Borrowing Base Certificate, any Borrowing Request, or other information or report delivered pursuant hereto) shall prove to have been materially false or incorrect (except that the materiality standard in this clause (e) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) when made or deemed made or delivered;
(f)    The Lender, on behalf of the Secured Parties, shall cease to have a valid and perfected first priority security interest in the Pledged Contracts and Collections with respect thereto or any other Collateral;
(g)    An Event of Bankruptcy shall occur with respect to any Transaction Party;
(h)    A Servicer Default shall occur (other than pursuant to clause (g) of the definition thereof);
(i)    A “Purchase Termination Event” shall occur under (and as defined in) the Purchase Agreement;
(j)    A Level Two Trigger Event shall occur;
(k)    At any time, the Net Worth of the DT Entities On A Consolidated Basis shall be less than $325,000,000, plus 50% of positive net income earned after December 31, 2009;

(l)    As of any Quarterly Measurement Date, the Leverage Ratio shall be greater than 5.0:1.0;
(m)    As of the last day of any Accounting Period, Available Cash shall be less than $15,000,000;
(n)    As of the close of business on any date and after giving effect to any increases or reductions to the Outstanding Loan Amount on such date, (i) any Revolving Borrowing Base Deficiency shall exist and such Revolving Borrowing Base Deficiency shall continue unremedied for two (2) Business Days or (ii) any Term Borrowing Base Deficiency shall exist and such Term Borrowing Base Deficiency shall continue unremedied for three (3) Business Days, or (iii) the Outstanding Loan Amount exceeds the Facility Limit and such excess shall continue unremedied for two (2) Business Days or (iv) the Outstanding Revolving Loan Amount exceeds the Facility Limit (Revolving Loans) and such excess shall continue unremedied for two (2) Business Days or (v) the Outstanding Term Loan Amount exceeds the Facility Limit (Term Loans) and such excess shall continue unremedied for two (2) Business Days;
(o)    (i) The Borrower shall fail to make any payment in respect of any Indebtedness in an aggregate principal amount exceeding $25,000 when and as the same shall become due and payable or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which the Borrower has outstanding Indebtedness or (ii) (A) any DT Entity (other than the Borrower) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness with a principal amount in excess of $1,000,000, when and as the same shall become due and payable (subject to any applicable grace period) or (B) any event or condition occurs and, while continuing, results in any Indebtedness of a DT Entity (other than the Borrower) with a principal amount in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (iii) any creditor of a DT Entity takes any action against its collateral;
(p)    (i) One or more final judgments, decrees or orders for the payment of money shall be rendered against the Borrower in the aggregate amount of $25,000 or more (other than (x) a judgment which is fully discharged within 30 days after its entry, or (y) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or (ii) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 and not covered by insurance shall be rendered against any DT Entity, any Subsidiary of any DT Entity (other than the Borrower) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of any DT Entity or any Subsidiary of any DT Entity (other than the Borrower) to enforce one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000;

(q)    (i) Any of this Agreement, the Purchase Agreement or any other Facility Document shall cease to be in full force and effect (other than in accordance with its terms) or any of the Borrower, the Originator, the Servicer or any Performance Guarantor shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any such Facility Document at any time following the execution thereof;
(r)    A Change of Control shall have occurred;
(s)    Any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any DT Entity or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any DT Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Change;
(t)    Any Transaction Party receives notice or becomes aware that a notice of federal tax lien has been filed against any Transaction Party;
(u)    A Material Adverse Change shall occur;
(v)    Any DT Entity shall pay any bonus or make any Restricted Payment (other than a Permitted Distribution) to Ernest C. Garcia II without the Lender’s prior approval in its sole discretion; or
(w)    (i) Any representation or warranty made or deemed made by Ernest C. Garcia II or Verde Investments, Inc. in the Demand Note Guaranty shall be false or incorrect; (ii) Ernest C. Garcia II or Verde Investments, Inc. shall fail to perform or observe any term, covenant or agreement contained in the Demand Note Guaranty and such failure shall continue unremedied for three (3) Business Days or (iii) the Demand Note Guaranty shall cease to be in full force and effect (other than in accordance with its terms or in accordance with Section 2.16(e)) or Ernest C. Garcia II or Verde Investments, Inc. shall so assert in writing or otherwise seek to terminate or disaffirm his or its obligations under the Demand Note Guaranty at any time following the execution thereof.
(x)    As of the last day of any Accounting Period, Available Liquidity shall be less than $20,000,000.
SECTION 7.02.    Remedies.

(a)    If an Event of Termination shall occur and be continuing, the Lender shall, at the request, or may with the consent, of the Lender by notice to the Borrower, declare both the Revolving Loan Commitment Termination Date and Term Loan Commitment Termination Date to have occurred; provided, however, that, in the case of any event described in subsection (g) above, each of the Revolving Loan Commitment Termination Date and Term Loan Commitment Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Lender and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, but subject to the following sentence, the limitations set forth in this Article VII and Section 10.09 hereof, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Upon the declaration or automatic occurrence of the Revolving Loan Commitment Termination Date and Term Loan Commitment Termination Date in accordance with this Section 7.02, all obligations hereunder shall be immediately due and payable and all Loans shall be immediately due and payable. The Lender is also irrevocably authorized to, at any time, following the Revolving Loan Commitment Termination Date and Term Loan Commitment Termination Date which arises by virtue of this Section 7.02, demand payment of the full unpaid principal amount of the Demand Note.
(b)    Without limiting the generality of the foregoing, during the continuation of a Foreclosure Event, the Lender on behalf of the Secured Parties without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower, the Servicer or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, auction or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Borrower Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9 504(1)(c) of the UCC, need the Lender account for the surplus, if any, to the Borrower.
(c)    During the continuation of a Foreclosure Event, each of the Borrower and the Servicer further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s or the Servicer’s premises or elsewhere.
(d)    To the extent permitted by applicable law, the Borrower and the Servicer waive all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by any of the Secured Parties of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of such Secured Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 Business Days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Borrower Obligations and the reasonable fees and disbursements of any attorneys employed by any of the Secured Parties to collect such deficiency.
SECTION 7.03.    Appointment as Attorney in Fact.
(a)    Each of the Borrower and the Servicer hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, effective during the continuation of any Event of Termination, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Borrower and the Servicer and in the name of the Borrower and the Servicer or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each of the Borrower and the Servicer hereby gives the Lender the power and right, on behalf of the Borrower and the Servicer, without assent by, but with notice to, the Borrower, if an Event of Termination shall have occurred and be continuing, to do the following:
(i)    in the name of the Borrower and the Servicer or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Optional Contract Debtor Insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such Optional Contract Debtor Insurance or with respect to any other Collateral whenever payable;
(ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and
(iii)    (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the

Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) following a Foreclosure Event, generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s and the Servicer’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lien of the Lender for the benefit of the Secured Parties thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower or the Servicer might do.
Each of the Borrower and the Servicer hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until payment in full of all Borrower Obligations.
(b)    Each of the Borrower and the Servicer also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 7.02 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
(c)    The powers conferred on the Lender are solely to protect the Lender’s (for the benefit of the Secured Parties) interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower or the Servicer for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
SECTION 7.04.    Performance of Borrower’s or Servicer’s Obligations. If the Borrower or the Servicer fails to perform or comply with any of its material agreements contained in the Facility Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out of pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Base Rate plus 2.0%, shall be payable by the Borrower to the Lender on demand and shall constitute Borrower Obligations.
SECTION 7.05.    Proceeds. If an Event of Termination shall occur and be continuing, subject to the Master Agency Agreement, all proceeds of Collateral received by the Borrower or the Servicer consisting of cash, checks and other near cash items shall be held by the Borrower or the Servicer in trust for the Secured Parties, segregated from other funds of the Borrower or the Servicer, and shall forthwith upon receipt by the Borrower or the Servicer be deposited to the Collection Account in accordance with this Agreement and applied against the Borrower Obligations pursuant to Section 2.08 hereof. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, sale proceeds, and any other income and all other amounts received with respect to the Collateral.

SECTION 7.06.    Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
ARTICLE VIII
INDEMNIFICATION
SECTION 8.01.    Indemnities by the Borrower. Without limiting any other rights which any Affected Party may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), the Borrower hereby agrees to indemnify the Lender, the Servicer (if not an Affiliate of the Borrower), the Backup Servicer, the Securities Intermediary, and the Paying Agent, and their respective directors, officers and employees (the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the funding or maintenance of Loans made by a Lender hereunder subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts to the extent relating to or resulting from any of the following:
(i)    the failure of any Pledged Contract represented by the Borrower to be an Eligible Contract hereunder to be an “Eligible Contract” at the time of such representation;
(ii)    reliance on any representation or warranty made or deemed made by the Borrower under this Agreement or any other Facility Document to which it is a party which shall have been false or incorrect when made or deemed made;
(iii)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any other Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Pledged Contract or other Collateral, or the nonconformity of any Pledged Contract or other Collateral with any such applicable law, rule or regulation;
(iv)    any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Financed Vehicle or other goods or services, the sale or provision of which gave rise to or are the subject of any Pledged Contract;
(v)    the failure to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable by the Borrower in connection with the Collateral;
(vi)    the payment by such Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Borrower’s actions or failure to act in breach of this Agreement;

(vii)    the failure to vest and maintain vested in the Lender, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Lien except a Lien in favor of the Lender, whether existing at the time such Collateral arose or at any time thereafter;
(vii)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Borrower as “Debtor” with respect to any Collateral;
(ix)    any dispute, claim, offset or defense (other than as a result of the bankruptcy or insolvency of the related Contract Debtor) of a Contract Debtor to the payment of any Pledged Contract (including, without limitation, a defense based on such Pledged Contract not being a legal, valid and binding obligation of such Contract Debtor enforceable against it in accordance with its terms), or any other claim resulting from the sale or financing of the Financed Vehicle related to such Pledged Contract (other than as a result of the bankruptcy or insolvency of the related Contract Debtor);
(x)    the commingling of Collections with any other funds;
(xi)    any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Pledged Contract, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision or the Bankruptcy Code;
(xii)    the failure of any Depository Account Bank to remit any amounts or items of payment held in a Depository Account or in a Lock-Box pursuant to the instructions of the Lender given in accordance with this Agreement, the Master Agency Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise;
(xiii)    any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans made pursuant to this Agreement or any other Facility Document delivered hereunder or in respect of any of the Collateral;
(xiv)    any claim brought by any Person arising from any activity by the Borrower in servicing, administering or collecting any Pledged Contract; or
(xv)    the grant by the Borrower of a security interest in any Pledged Contract in violation of any applicable law, rule or regulation;
provided, however, that the Borrower shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of a Contract Debtor to pay a Pledged Contract, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower to the related Indemnified Party within 10 Business Days following written demand therefor.
SECTION 8.02.    Indemnities by the Servicer. The Servicer agrees to indemnify each Indemnified Party for Indemnified Amounts to the extent arising out of or resulting from any of the following:
(i)    the failure of any Pledged Contract represented by the Servicer to be an Eligible Contract hereunder to be an “Eligible Contract” at the time of such representation;
(ii)    reliance on any representation or warranty made or deemed made by the Servicer under this Agreement or any other Facility Document to which it is a party, which shall have been false or incorrect when made or deemed made;
(iii)    the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, the Purchase Agreement or any Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Pledged Contract or other Collateral;
(iv)    any action or omission by the Servicer which reduces or impairs the rights or interests of the Lender with respect to any Collateral or the value of any Collateral;
(v)    any claim brought by any Person arising from any activity by the Servicer in servicing, administering or collecting any Pledged Contract;
(vi)    the failure of the Servicer to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Contract Debtor;
(vii)    the commingling of Collections with other funds;
(viii)    any Material Adverse Change with respect to the Servicer which causes any Pledged Contract to cease to be an Eligible Contract or hinders the Servicer’s ability to carry out its obligations under this Agreement;
provided, however, that the Servicer shall not be required to indemnify any Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Indemnified Party, or (y) constituting credit recourse for the failure of a Contract Debtor to pay a Pledged Contract, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Indemnified Party by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section shall be paid by the Servicer to the related Indemnified Party within 10 Business Days following written demand therefor.
SECTION 8.03.    Limited Liability of Parties. No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower, the Originator or the Servicer or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or breach of its obligations under this Agreement or any Facility Document.
ARTICLE IX
[RESERVED]
ARTICLE X
MISCELLANEOUS
SECTION 10.01.    Amendments, Etc.
(a)    No waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(i)    No amendment to this Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Servicer and the Lender, provided, however, that, without the written consent of the Paying Agent, the Backup Servicer and/or the Custodian, as applicable, no such amendment shall adversely affect the Paying Agent, the Backup Servicer or the Custodian; provided, further, that if this Agreement is amended without the consent of the Paying Agent, the Backup Servicer or the Custodian, the Borrower shall provide the Paying Agent, the Backup Servicer and the Custodian with a copy of the related amendment promptly following execution thereof.
(ii)
SECTION 10.02.    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile, to each party hereto, at its address set forth on Schedule II hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.
SECTION 10.03.    Assignability.
(a)    The Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person; provided, however, that the consent of the Borrower shall not be required in connection with any assignment by a Lender after the occurrence and during the continuance of an Event of Termination.
(b)    The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided that following the sale of a participation under this Agreement (i) the obligations of the Lender shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Servicer shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Facility Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Lender (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that the Lender’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.12 or 2.14 and the other terms and provisions of this Agreement and the other Facility Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lender shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.12 or 2.14 for an amount in excess of that which would be payable to the applicable Lender under such sections.
(c)    Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender and the Lender.
(d)    Notwithstanding any other provision of this Agreement to the contrary, the Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of the Lender to a Federal Reserve Bank, without notice to or consent of the Borrower; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for the Lender as a party hereto.
SECTION 10.04.    [Reserved].
SECTION 10.05.    Consent to Jurisdiction.
(a)    Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the Borrower and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section shall affect the right of the Lender to serve legal process in any other manner permitted by law.
SECTION 10.06.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.
SECTION 10.07.    [Reserved].
SECTION 10.08.    Limitation of Liability. No claim may be made by any Transaction Party or any other party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Facility Document, or any act, omission or event occurring in connection herewith or therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
SECTION 10.09.    Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification under Article VIII hereof, the Borrower agrees to pay to the Lender promptly after written demand thereof (i) all reasonable costs and expenses incurred in connection with the periodic auditing of the Borrower and the Servicer pursuant to Section 5.01(c) or 5.04(c) of this Agreement and the agreed upon procedures reports contemplated by Section 5.05(e) of this Agreement, provided that the Borrower shall only be responsible for the reasonable costs and expenses incurred in connection with one audit of the Borrower, the Originator, and the Servicer, in each case during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof, and in each case, so long as (x) no Event of Termination shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Lender, and (ii) all reasonable costs and expenses of the Lender in connection with the preparation, execution and delivery (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered hereunder, including, without limitation, all pre-closing due diligence expenses and the reasonable fees and out-of- pocket expenses of special counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and remedies under this Agreement, and the other agreements executed pursuant hereto and (iii) all costs and out-of-pocket expenses (including fees and expenses of outside counsel), incurred by the Lender in connection with any amendment to any of the Facility Documents after the date hereof and the enforcement of this Agreement and the other agreements and documents to be delivered hereunder after the occurrence of an Event of Termination.
(b)    In addition, the Borrower shall pay any and all stamp, sales, transfer and other taxes and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Lender against any liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes and fees.
SECTION 10.10.    [Reserved].
SECTION 10.11.    Confidentiality.
(a)    By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the existence of this Agreement or the Facility Documents or the terms hereof or thereof (including, without limitation, any specific pricing information provided by the Lender or the amount or terms of any fees payable to the Lender in connection with the transaction contemplated by this Agreement, the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Lender for the Borrower, the existence or status of any ongoing negotiations between the Borrower and the Lender concerning the Transaction (collectively, the “Product Information”), except (i) to its and its affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation, subpoena or other legal process, (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the Originator or any Borrower Representative or (v) to existing or prospective lenders to, or investors in, any DT Entity or any Affiliate thereof, any monoline insurance company that has issued or may issue a financial guaranty insurance policy or surety bond in connection with a Securitization Transaction, or any Rating Agency in connection with a Securitization Transaction; provided, in each case, such recipients agree to be bound by the provisions of this section applicable to the Borrower. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).
(b)    The Lender will not disclose to any person or entity the confidential or proprietary information of the Borrower or the Originator furnished to the Lender in connection with the Transaction (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions in this section applicable to the Lender, (ii) to the extent required by applicable law, regulation, subpoena or other legal process, or (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Lender. The Lender will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).
(c)    The Lender will (i) not disclose to any person or entity the confidential or proprietary information of Contract Debtors relating to the Pledged Contracts (if any) obtained pursuant to this

Agreement (the “Contract Debtor Information”), and (ii) comply with all applicable laws (including Graham-Leach-Bliley Act) with respect to Contract Debtor Information.
SECTION 10.12.    No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 10.13.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 10.14.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in a “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.15.    Integration; Binding Effect; Survival of Termination. This Agreement and the other Facility Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of 2.10, 2.11, 2.12, 2.13 and Article VIII, and the provisions of Sections 10.06, 10.08, 10.09, 10.10 and 10.11 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first above written.
DT WAREHOUSE II, LLC
By:
Name:
Title:
DT CREDIT COMPANY, LLC
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Paying Agent and Securities Intermediary
By:
Name:
Title:
SANTANDER CONSUMER USA INC.
as Lender and Backup Servicer
By:
Name:
Title:

Signature Page to Amended and Restated Loan and Servicing Agreement

EXHIBIT A
FORM OF CREDIT AND COLLECTION POLICY
Attached

EXHIBIT B
FORM OF BORROWING REQUEST
[DATE]
To:    Santander Consumer USA Inc. (“SCUSA”), as Lender
From:    DT Warehouse II, LLC (the “Borrower”)

Re:
Loan and Servicing Agreement, dated as of May 10, 2010 among the Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Paying Agent and Securities Intermediary, and SCUSA, as Lender and Backup Servicer (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

A.	(i) Pursuant to Section 2.01 of the Agreement, the Borrowing of
Term Loans in an amount equal to the following:            $
(ii)    Pursuant to Section 2.02 of the Agreement, the Borrowing of
Revolving Loans in an amount equal to the following:        $

B.	(i) Pursuant to Sections 2.02 and 2.03(a) of the Agreement, the undersigned hereby requests a Borrowing from the Lender in an aggregate amount equal to the following: $

(ii)    The requested Borrowing Date is:                    $
(iii)    The Outstanding Revolving Loan Amount under the Agreement
after giving effect to the requested Borrowing under
(i) above will equal:                            $

(iv)    The proceeds of the requested Borrowing are requested to be
    remitted to the following account of the Borrower:            $
C.    As of the date hereof and the Borrowing Date of such Borrowing:

(i)    The representations and warranties contained in Article IV of the
        Agreement are true and correct in all material respects on and as of such Borrowing Date unless such representation and warranties by their terms refer to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date;
(ii)    No event has occurred and is continuing, or would result from the Borrowing requested hereunder, that constitutes an Event of Termination or an Incipient
        Event of Termination; and
(iii)    After giving effect to the requested Borrowing, no Revolving Borrowing Base
        Deficiency shall exist.
(iv)    All other conditions precedent set forth in Section 3.02 of the Agreement have been satisfied.
In accordance with Section 2.03(a) of the Agreement, the Borrower hereby certifies that the Contracts that are subject to this Borrowing Request are set forth on Schedule I attached hereto and such Contracts are Eligible Contracts. The undersigned further represents and warrants that (1) the documents constituting the Contract Delivery Documents with respect to the Contracts that are the subject of the Borrowing requested herein and more specifically identified on the Contract Delivery Schedule delivered to the Lender and the Custodian in connection herewith have been delivered to Custodian and such Contract Delivery Documents are to be held by the Custodian subject to the Lender’s (for the benefit of the Secured Parties) first priority security interest thereon, and (2) all other documents related to such Contracts (including, but not limited to, insurance policies, loan applications and appraisals) have been or will be created and held by the Borrower in trust for the Secured Parties.
The undersigned certifies that this Borrowing Request is correct in all material respects as of the date furnished.
DT WAREHOUSE II, LLC,
as Borrower
By:
Name:
Title:

SCHEDULE I
LIST OF CONTRACTS

EXHIBIT C

FORM OF MONTHLY REPORT
Attached

EXHIBIT D
FORM OF CONTRACT
Attached

EXHIBIT E
LIST OF OFFICES OF BORROWER WHERE RECORDS ARE KEPT
4020 East Indian School Road, Phoenix, Arizona 85018
7300 East Hampton Boulevard, Mesa, Arizona 85029

EXHIBIT F
LIST OF LOCK-BOXES, LOCK-BOX PROCESSORS; DEPOSITORY ACCOUNTS;
AND DEPOSITORY ACCOUNT BANKS
HOME OFFICE
4020 East Indian School Road, Phoenix, AZ 85018
MESA OFFICE
7300 East Hampton Boulevard, Mesa, AZ 85029
Lock-Box
DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072-3087
P.O. BOXES
DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072
DEPOSITORY ACCOUNTS
Wells Fargo Bank, 100 West Washington Street, Phoenix, AZ 85003
Attn: Mr. John Helms, (602) 378-6633
Acct: 4123125981 (Collections)
Acct: 4945082576 (Concentration)

EXHIBIT G

LIST OF CLOSING DOCUMENTS

PRINCIPAL DOCUMENTS
1
Second Amended and Restated Loan and Servicing Agreement, among DT Warehouse II, LLC, as Borrower, DT Credit Company, as Servicer, Wells Fargo Bank, National Association, as Paying Agent and Securities Intermediary, and Santander Consumer USA Inc., as Lender and Backup Servicer

2	Third Amended and Restated Fee Letter among the Borrower and the Lender
3	Second Amended and Restated Demand Note in the amount of $5,000,000 of DTAC in favor of the Borrower
4	Irrevocable Payment Instruction, in form and substance satisfactory to Lender, with respect each pledged Warehouse Facility.

EXHIBIT H
FORM OF PREPAYMENT NOTICE
[Date]
To:    Santander Consumer USA Inc. (“SCUSA”), as Lender,
        Wells Fargo Bank, National Association, as Paying Agent
From: DT Warehouse II, LLC (the “Borrower”)

Re:
Second Amended and Restated Loan and Servicing Agreement, dated as of November 15, 2013, among the Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Paying Agent and Securities Intermediary, and SCUSA, as Lender and Backup Servicer (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

Pursuant to Section 2.06 of the Agreement, the undersigned hereby notifies the Lender of its intent to make certain prepayments. This notice must be received no later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date of such payment.

1.	The aggregate amount (which shall be at least $10,000,000, or integral multiples of $100,000 in excess thereof) of the prepayment is: $

2.	The Business Day upon which the undersigned shall make such prepayment is: .
The undersigned hereby certifies that this prepayment notice is correct in all material respects as of the date so furnished.
DT WAREHOUSE II, LLC,
as Borrower
By:
Name:
Title:

EXHIBIT I
FORM OF NOTICE OF EXCLUSIVE CONTROL
[to be placed on Lender letterhead]
NOTICE OF EXCLUSIVE CONTROL
[Date]
Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services –
        Asset-Backed Administration

Re:
Second Amended and Restated Loan and Servicing Agreement, dated as of November 15, 2013 (the “Agreement”) by and among DT Warehouse II, LLC, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, National Association, as paying agent and securities intermediary, and Santander Consumer USA Inc., as lender and backup servicer

Ladies and Gentlemen:
This constitutes a Notice of Exclusive Control as referred to in paragraph 2.19(h) of the Agreement, a copy of which is attached hereto. Pursuant to such paragraph 2.19(h), we hereby notify you that we are exercising our rights to assume and exercise exclusive control of account number [•] maintained with you. [Available funds deposited in such accounts should be sent at the end of each day to [ ].
SANTANDER CONSUMER USA INC., as Lender
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT J
FORM OF NOTE

EXHIBIT K
FORM OF BORROWING BASE CERTIFICATE

EXHIBIT L
MASTER AGENCY AGREEMENT

EXHIBIT M
RESIDUAL ASSET CONVEYANCE AGREEMENT

EXHIBIT N
FORM OF DISTRIBUTION CONVEYANCE AGREEMENT

This Distribution Conveyance Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [________], 20____ (the “Effective Date”), is entered into by and among [DT Receivables Company ____], LLC, a Delaware limited liability company (the “SPE”), DT Acceptance Corporation, an Arizona corporation, as originator (the “Originator”), DT Warehouse II, LLC, a Delaware limited liability company (the “Borrower”), Santander Consumer USA Inc., as Lender under the Loan and Servicing Agreement (the “Lender”).
RECITALS
WHEREAS, the Originator owns the Residual Interest (as defined below);
WHEREAS, the Originator desires to contribute the Residual Interest to the Borrower as a capital contribution and the Borrower desires to accept the contribution of the Residual Interest from the Originator as a capital contribution;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.

CERTAIN DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):
“Agreement” has the meaning given to such term in the Preamble.
“Borrower” has the meaning given to such term in the Preamble.
“Contribution” has the meaning given such term in Section 2.01(b).
“Effective Date” has the meaning give such term in the Preamble.
“Loan and Servicing Agreement” means that certain Loan and Servicing Agreement, dated as of [________], 2010, among the SPE, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, National Association, a national banking association as Paying Agent and Securities Intermediary, and the Lender and Backup Servicer.
“Originator” has the meaning given to such term in the Preamble.

“Residual Interest” means, with respect to the SPE, all right, title and interest to receive all amounts distributed pursuant to the outstanding equity interests in the SPE. For the avoidance of doubt, the Residual Interest (i) is not an equity interest in the SPE, (ii) does not include any interest in any other assets of the SPE, including, without limitation, any installment sale contracts owned by the SPE, (iii) does not include any right to enforce any rights of the SPE under the [ Securitization Documents ] and (iv) does not make the SPE liable to any party hereto or give any party hereto any rights or remedies against the SPE.
“SPE” has the meaning given to such term in the Preamble.
1.2    Other Definitions. Capitalized terms not defined herein shall have the meaning given such terms in the Loan and Servicing Agreement.
1.3    Interpretation. In each Transaction Document, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in a Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document; (ix) references contained in any Transaction Document to a Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in such Transaction Document unless otherwise specified; (x) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.
SECTION 2.
CONVEYANCE OF THE RESIDUAL INTEREST
2.1    Conveyance.
On or prior to the date hereof, the managers or board of directors of the SPE have delivered a duly adopted standing resolution pursuant to which all distributions of the SPE will be made pursuant to the terms and conditions of this Agreement (collectively, the “Distributions”).
Pursuant to the terms and conditions of this Agreement, the Originator, as a capital contribution, hereby contributes, transfers, assigns and conveys to the Borrower a 100% interest in and to all right, title and interest of the Originator and the SPE in, to and under the Residual Interest and the Borrower hereby accepts, as a capital contribution, such contribution, transfer, assignment and conveyance (the “Contribution”).
2.2    Intention of the Parties.
It is the intention of the parties hereto that the Distributions and the standing resolutions with respect to the same are made without recourse to the SPE and that the conveyance of the rights to receive such Distributions does not constitute, and is not intended to result in, an assumption by the Originator or any assignee thereof of any obligation of the SPE or any other Person arising in connection with the Residual Interest, the [____ Securitization Transaction] or any other obligations of the SPE.
It is the intention of the parties hereto that the Contribution constitute an absolute conveyance which is irrevocable and provides the Borrower with the full benefits of ownership of the Residual Interest. The Contribution is made without recourse to the Originator; provided, however, that (i) the Originator shall be liable to the Borrower and each of its assigns for all representations, warranties, covenants and indemnities made by the Originator pursuant to the terms of this Agreement, and (ii) such absolute conveyance does not constitute, and is not intended to result in, an assumption by the Borrower or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Residual Interest or the related Warehouse Agreement or any other obligations of the Originator.
SECTION 3.

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Originator. The Originator hereby represents and warrants to the SPE and the Borrower as of the date of this Agreement that:
Organization and Good Standing. The Originator is a corporation duly organized under the laws of the State of Arizona and is validly existing as a corporation and is in good standing under the laws of the State of.
Power and Authority. The Originator has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
Due Qualification. The Originator is duly qualified to do business as a foreign business entity in good standing and has obtained all required licenses and approvals, if any, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications except those jurisdictions in which failure to be so qualified would not have a material adverse effect on the business or operations of the Originator or the Originator’s performance hereunder.

Chief Executive Office. The Originator’s chief executive office and principal place of business is located in the State of Arizona at the address set forth in Section 4.3 hereof.
Due Authorization, etc. The execution, delivery and performance by the Originator of this Agreement has been duly authorized by all necessary action by the Originator, does not require any approval or consent of any governmental agency or authority, does not and will not conflict with any provision of its Organization Documents, and does not and will not conflict with or result in a breach which would constitute a material default under any agreement for borrowed money binding upon or applicable to it or such of its property which is material to it, or any law or governmental regulation or court decree applicable to it or such material property.
Enforceability. This Agreement is the legal, valid and binding obligation of the Originator enforceable in accordance with its terms except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
Title to Residual Interest. After the Distribution and prior to the Contribution, the Originator will have good and valid title to the Residual Interest free and clear of any and all Liens (other than Liens to be released on the Effective Date).
No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Originator or any indenture, contract, agreement, mortgage, deed of trust, or other material instrument to which the Originator is a party or by which it or any of its properties are bound.
No Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending, or to the knowledge of the Originator threatened, against the Originator or its properties or with respect to this Agreement which, if adversely determined would, in the opinion of the Originator, have a material adverse effect on the transactions contemplated by this Agreement.
All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Agreement, the performance by the Originator of the transactions contemplated by this Agreement and the fulfillment by the Originator of the terms hereof have been obtained.
Solvency. The Distribution and the Contribution are not being made with any intent to hinder, delay or defraud any of the Originator’s creditors.

The representations and warranties set forth in this Section 3.1 shall survive the Effective Date. Upon discovery by the Originator of a breach of any of the foregoing representations and warranties, the Originator shall give prompt written notice to the SPE and the Borrower.
3.2    Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Originator as of the date of this Agreement that:
Organization and Good Standing. The Borrower is a limited liability company duly organized under the laws of the State of Delaware and is validly existing as a limited liability company and is in good standing under the laws of the State of Delaware.
Power and Authority. The Borrower has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
Due Qualification. The Borrower is duly qualified to do business as a foreign business entity in good standing and has obtained all required licenses and approvals, if any, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications except those jurisdictions in which failure to be so qualified would not have a material adverse effect on the business or operations of the Borrower or the Borrower’s performance hereunder.
Chief Executive Office. The Borrower’s chief executive office and principal place of business is located in the State of Arizona at the address set forth in Section 4.3.
Due Authorization, etc. The execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary action by the Borrower, does not require any approval or consent of any governmental agency or authority, does not and will not conflict with any provision of its Organization Documents, and does not and will not conflict with or result in a breach which would constitute a material default under any agreement for borrowed money binding upon or applicable to it or such of its property which is material to it, or any law or governmental regulation or court decree applicable to it or such material property.
Enforceability. This Agreement is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Borrower or any indenture, contract, agreement, mortgage, deed of trust, or other material instrument to which the Borrower is a party or by which it or any of its properties are bound.

No Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending, or to the knowledge of the Borrower threatened, against the Borrower or its properties or with respect to this Agreement which, if adversely determined would, in the opinion of the Borrower, have a material adverse effect on the transactions contemplated by this Agreement.
All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Agreement, the performance by the Borrower of the transactions contemplated by this Agreement and the fulfillment by the Borrower of the terms hereof have been obtained.
The representations and warranties set forth in this Section 3.03 shall survive the Effective Date. Upon discovery by the Borrower of a breach of any of the foregoing representations and warranties, the Borrower shall give prompt written notice to the Originator.
SECTION 4.

COVENANTS
4.1    Collections. In the event the Originator receives any Collections related to the Residual Interest, it covenants that it shall promptly upon receipt, but in no event later than one Business Day from receipt, turn over such Collections to the Borrower and the Borrower shall deposit such Collections into the Collection Account in accordance with the Loan and Servicing Agreement.
4.2    No Impairment. The Originator covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Borrower in and to the Residual Interest.
SECTION 5.

OTHER PROVISIONS
5.1    Amendment. This Agreement may be amended from time to time only with the prior written consent of the Administrative Agent by a written amendment duly executed and delivered by the parties hereto.
5.2    Waivers. No failure or delay on the part of any party hereto or the Administrative Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
5.3    Notices. All communications and notices pursuant hereto to any party shall be in writing or by overnight courier, facsimile, telegraph or telex and addressed or delivered to it at its address indicated below (or in case of facsimile or telex, at its facsimile or telex number at such address as indicated below), or at such other address as may be designated by it by notice to the other party and, if mailed or sent by facsimile telegraph or telex, shall be deemed given when mailed, communicated to the telegraph office or transmitted by facsimile or telex.
If to the SPE:
[DT Receivables Company ___], LLC
4020 East Indian School Road
Phoenix, Arizona 85018
Telephone: ________________
Facsimile: ________________
If to the Originator:
DT Acceptance Corporation
4020 East Indian School Road
Phoenix, Arizona 85018
Telephone: ________________
Facsimile: ________________
If to the Borrower:
DT Warehouse II, LLC
4020 East Indian School Road
Phoenix, Arizona 85018
Telephone: ________________
Facsimile: ________________
If to the Lender:
Santander Consumer USA Inc.
8585 North Stemmons Freeway
Suite 1100‑N
Dallas, Texas 75247
Telephone: (214) 237-3530
Facsimile: (214) 688-0686
5.4    Costs and Expenses. Each party hereto will pay all expenses incidental to the performance of its obligations under this Agreement.
5.5    Survival. The respective agreements, representations, warranties and other statements by the parties hereto set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the Effective Date.
5.6    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

5.7    Counterparts. This Agreement may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.
5.8    Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and except as provided in Section 5.10 hereof no other person will have any right or obligation hereunder. No party to this Agreement shall assign its rights or obligations under this Agreement (other than as contemplated in the Loan and Servicing Agreement) without the prior written consent of the Administrative Agent. The SPE and the Originator hereby consent to the assignment by the Borrower to the Administrative Agent of the Borrower’s rights under this Agreement pursuant to the Loan and Servicing Agreement.
5.9    Further Assurances. Each of the parties hereto agrees to (a) to furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement.
5.10    Third Party Beneficiaries. The Administrative Agent and the Secured Parties are express third party beneficiaries of this Agreement.
5.11    Non-Petition Covenant. Until the expiration of one year and one day following the Facility Termination Date, the SPE and the Originator each agrees that it will not file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law against the Borrower.
[REST OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT O
[RESERVED]

SCHEDULE I
[RESERVED]

SCHEDULE II
NOTICE ADDRESSES
DT Warehouse II, LLC
4020 East Indian School Road, Suite 655
Phoenix, AZ 85018
Telephone: (602) 667-2431
Attention: Secretary
DT Credit Company, LLC
4020 East Indian School Road
Phoenix, AZ 85018
Telephone: (602) 852-6600
Attention: Secretary
Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Telephone: (612) 667-3464
Facsimile: (612) 667-8058
Attention: Corporate Trust Services – Asset-Backed Administration
Santander Consumer USA Inc.
8585 North Stemmons Freeway, Suite 1100-N
Dallas, Texas 75247

Telephone:
Facsimile:
Attention:

SCHEDULE III
APPROVED SUB-SERVICERS
None

SCHEDULE IV
CONTRACT DEBTOR DOCUMENTS
Each of the following documents constitute the Contract Debtor Documents:
1.    The Contract Delivery Documents;
2.    The dealer invoice and invoices for any additional equipment included in the Contract, if applicable;
3.    Each of the following: (a) the original signed completed credit application, (b) the credit bureau reports, (c) the completed credit investigation form, (d) the completed verification of employment and income forms, and (e) Contract Debtor references;
4.    The Originator’s funds disbursement listing, if applicable;
5.    A certificate for each type of Optional Contract Debtor Insurance purchased by Contract Debtor;
6.    The Originator’s “deal structure” sheet;
7.    The military pay allotment form if the Contract Debtor is in military service and if such allotment has been made; and
8.    The payment history and accounting for the Contract.